Exhibit 2.1

Execution Version

SECURITIES PURCHASE AGREEMENT

dated as of October 20, 2025,

by and between

CenterPoint Energy Resources Corp.,

as Seller,

and

National Fuel Gas Company, as Buyer

APPENDICES

Appendix A	Adjustment Amount
Appendix B	Sample Calculation of Adjustment Amount
Appendix C	Accounting Principles

EXHIBITS

Exhibit A	Seller Note
Exhibit B	Transition Services Agreement
Exhibit C	Assignment Agreement
Exhibit D	Subcontract During Pending Novation Agreement

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement, dated as of October 20, 2025 (this “Agreement”), is made by and between CenterPoint Energy Resources Corp., a Delaware corporation (“Seller”), and National Fuel Gas Company, a New Jersey corporation (“Buyer”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding equity interests (the “LLC Interests”) of Vectren Energy Delivery of Ohio, LLC, an Ohio limited liability company (the “Acquired Company”); and

WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the LLC Interests.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. For the purposes of this Agreement, the following words and phrases shall have the following meanings:

“Accounting Principles” means:

(i) the accounting principles, policies, procedures, and methodologies set forth on Appendix C;

(ii) to the extent not inconsistent with GAAP, the accounting principles, practices, policies, and methodologies applied in the preparation of the Financial Statements as of June 30, 2025; and

(iii) the extent not addressed in clauses (i) or (ii), GAAP.

For the avoidance of doubt, in event of any conflict, clause (i) above shall take precedence over clauses (ii) and (iii), and clause (ii) shall take precedence over clause (iii).

“Acquired Company” has the meaning set forth in the Recitals.

“Acquired Company Benefit Plan” has the meaning set forth in Section 4.13(a).

“Acquired Company Employees” means all persons who are employed by the Acquired Company on the Closing Date, including any such persons who are on vacation or other approved leave of absence.

“Acquisition Proposal” means any proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to any acquisition or purchase in one or more related transactions involving all or any material portion of the assets or equity interests of the Acquired Company, in each case, other than such transactions that are permitted by Section 6.1 or otherwise consented to by Buyer, the consummation of which would reasonably be expected to prevent the Transactions.

“Action” means any claim, action, suit, litigation, arbitration or other proceeding, in each case that is brought by or before any Governmental Entity.

“Adjusted Bonus Amount” has the meaning set forth in Schedule 6.9(i)(ii)(A).

“Adjustment Amount” means the amount calculated in accordance with and set forth on Appendix A.

“Adjustment Dispute Notice” has the meaning set forth in Section 2.2(c).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of the foregoing, “control,” with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Agreement Proceedings” has the meaning set forth in Section 11.9.

“Alternative Financing” has the meaning set forth in Section 6.22(d).

“Alternative Subcontracting Agreement” has the meaning set forth in Section 6.15(b)(iii).

“Ancillary Agreements” means, collectively, the Seller Note, Transition Services Agreement, Assignment Agreement, and each other agreement, certificate or document contemplated to be executed and delivered by any Party pursuant to this Agreement.

“Anti-Corruption Laws” means any Laws relating to anti-bribery or anti-corruption (governmental or commercial), including all Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, government employee or commercial entity to obtain a business advantage; including the U.S. Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, any Laws of similar effect.

“Assignable Shared Contract” has the meaning set forth in Section 6.16(a).

“Base Purchase Price” has the meaning set forth in Section 2.1(b).

“Benefit Plan” means each employee benefit plan (as such term is defined in Section 3(3) of ERISA) and each other material benefit, incentive, paid time off, fringe benefit, or deferred compensation plan, program, agreement, or arrangement, including employment, retention, and change in control agreements, that is maintained by, contributed to, or required to be contributed to by the Acquired Company or any Affiliate, for the benefit of any Acquired Company Employee (or any of their respective beneficiaries).

“Business Confidential Information” means confidential information, proprietary information and trade secrets, if any, used or held for use exclusively in connection with the business or operation of the Acquired Company, excluding any such information that relates to current or former Acquired Company Employees or other current or former employees of Seller and its Affiliates.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banking institutions in Houston, Texas are authorized or required by Law to be closed.

“Business Intellectual Property” means the Intellectual Property owned or purported to be owned by the Acquired Company.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Disclosure Schedules” has the meaning set forth in Article V.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 5.1, Section 5.2 and Section 5.5.

“Buyer Material Adverse Effect” means any event, change, condition, development, circumstance, or effect that, individually or in the aggregate, has a material and adverse effect on the ability of Buyer to perform its obligations under this Agreement and timely consummate the Transactions, or that otherwise would reasonably be expected to prevent or materially impair or materially delay the ability of Buyer to timely consummate the Transactions.

“Buyer Plans” has the meaning set forth in Schedule 6.9(e).

“Buyer Related Party” has the meaning set forth in Section 9.3(b).

“Buyer Releasers” has the meaning set forth in Section 10.3(a).

“Buyer Termination Fee” means $131,000,000.

“Buyer’s 401(k) Plan” has the meaning set forth in Schedule 6.9(g).

“Buyer’s Cafeteria Plan” has the meaning set forth in Schedule 6.9(h).

“Cafeteria Plan Participants” has the meaning set forth in Schedule 6.9(h).

“Cash Purchase Price” means as applicable, the Purchase Price minus the Seller Note Amount.

“CBA” means the Agreement made and entered into on June 1, 2024, by and between Vectren Energy Delivery of Ohio (d/b/a CenterPoint Energy Ohio), on behalf of itself or its successors, and Local 175, Utility Workers Union of America of the AFL-CIO.

“Claim Notice” has the meaning set forth in Section 10.7(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Indebtedness” means the amount of all Indebtedness of the Acquired Company outstanding as of the Measurement Time, without duplication, including, without limitation, all prepayment premiums, penalties, costs, or expenses payable in connection with the retirement or repayment of any Indebtedness at Closing.

“CNP Non-Solicit Parties” has the meaning set forth in Section 6.5(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Compliant” means, with respect to the Required Information, that such Required Information does not, taken as a whole, contain any untrue statement of material fact regarding the Acquired Company, or, taken as a whole, omit to state any material fact regarding the Acquired Company necessary to make such Required Information not materially misleading under the circumstances and in the form under which such Required Information has been provided to Buyer.

“Confidentiality Agreement” means that certain letter agreement regarding confidentiality, dated as of June 6, 2025, between CenterPoint Energy, Inc. and National Fuel Gas Company.

“Continuation Period” has the meaning set forth in Schedule 6.9(c).

“Contract” means any contract, agreement, or other legally binding arrangement with any Person, but excluding: (i) non-binding supplements or addenda (including those amendments for administerial purposes) and (ii) any Franchise, Lease, assignment, Easement, Permit, license (including any railroad license), or other instrument creating or evidencing an interest in the assets or any real or immovable property.

“COVID-19” means SARS-CoV-2 or COVID-19, and any natural evolutions thereof or related or associated epidemics, pandemics or disease outbreaks thereof.

“COVID-19 Measures” means any reasonable actions taken or not taken to respond to any impact or probable impact on the Acquired Company or its business due to the COVID-19 Pandemic or measures taken to comply with Laws, Orders, recommendations, guidelines, and directives issued by any applicable Governmental Entity or industry group relating to COVID-19, in each case, including reasonable changes in relationships with employees, customers, and suppliers.

“Credit Support” means, collectively, all obligations and Liabilities relating to, arising out of or in connection with any guaranties, letters of credit, comfort letters, surety bonds, support agreements and other credit support of a comparable nature provided by Seller or any of its Affiliates (other than the Acquired Company) for the benefit of the Acquired Company or its business, in each case, (i) as set forth on Schedule 6.21, or (ii) entered into in the Ordinary Course of Business during the period beginning on the date hereof and ending on the tenth (10th) Business Day prior to the Closing Date (with respect to which, on or prior to the tenth (10th) Business Day prior to the Closing Date, Seller shall have delivered a supplement to Schedule 6.21 describing any additional Credit Support in reasonable detail).

“Customary Post-Closing Consents” means consents and approvals from Governmental Entities or other third parties that are customarily obtained after the Closing, including, for the avoidance of doubt, the consents and approvals listed on Schedule 1.1(e), Government Contract novations, consents and approvals related to crossing agreements (including railroad, highway, and pipeline crossings and rights of way), and consents and approvals related to instruments or Easements on property owned or managed by Governmental Entities.

“Damages” means all losses, damages, Liabilities, obligations, charges, fines, penalties, judgments, settlements, awards, payments (including those arising out of any settlement, judgement, award or compromise), Taxes, deficiencies, fees, costs and expenses (including out-of-pocket costs and expenses and documented attorneys’ and other professional advisors’ fees and disbursements and other amounts paid in investigation, defense or settlement of any of the foregoing).

“Data Room” has the meaning set forth in Section 1.2(m).

“Debt Financing” has the meaning set forth in Section 5.4(a).

“Debt Financing Agreements” has the meaning set forth in Section 6.22(a).

“Debt Financing Commitment Letters” has the meaning set forth in Section 5.4(a).

“Debt Financing Failure Event” has the meaning set forth in Section 6.22(b).

“Debt Financing Sources” means, solely in their respective capacities as such, the entities that have committed to provide or arrange all or any part of the Debt Financing pursuant to the Debt Financing Commitment Letters (as amended, supplemented, modified or replaced in accordance with the terms hereof) in connection with the transactions contemplated by this Agreement, including the parties to any joinder agreements thereto.

“Delivery Date” has the meaning set forth in Schedule 6.9(a).

“Designated Entity” has the meaning set forth in Section 6.15(a).

“Easements” means all servitudes, easements, crossing agreements (including railroad, highway, and pipeline crossings and rights of way), rights of way, leases for rights of way, licenses, permits, and similar use and access rights related to the Acquired Company.

“Environment” means all or any of the following media: soil, land surface and subsurface strata, surface or subsurface waters, groundwater, sediments, ambient air, plant and animal life, and any other natural resource.

“Environmental Claims” means any and all Actions arising pursuant to any Environmental Laws or Environmental Permits, or arising from the presence, Release or threatened Release into the Environment of any Hazardous Materials, including any and all Actions for enforcement, cleanup, remediation, removal, response, or other actions or damages, contribution, indemnification, cost recovery, compensation, or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means all Laws relating to pollution or the protection of human health or safety (as it relates to the handling of, or exposure to, Hazardous Materials) or the environment or natural resources, including Laws relating to the exposure to, or Release, threatened Release or presence of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, import, registration, labeling, use, treatment, storage, transport, disposal, or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Cash Purchase Price” has the meaning set forth in Section 2.2(a).

“Estimated Purchase Price” has the meaning set forth in Section 2.2(a).

“Federal Regulators” has the meaning set forth in Section 6.7(a).

“Fee Letters” has the meaning set forth in Section 5.4(a).

“Final Bonus Determination Date” has the meaning set forth in Schedule 6.9(i)(ii)(B).

“Financial Statements” has the meaning set forth in Section 4.4.

“Financing Sources” shall mean the agents, arrangers, lenders and other entities (other than the Buyer or any of its Affiliates) that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or an Alternative Financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures, note purchase agreements or credit agreements entered into in connection therewith, together with their respective Affiliates and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns. In no event shall Seller or any of its Affiliates be a Financing Source by virtue of the Seller Note.

“Franchise” means each franchise, agreement, ordinance, statutory right or other grant by any municipality, town, county or other state or local Governmental Entity that provides the Acquired Company the non-exclusive right to operate a natural gas utility system in such jurisdiction and the right to access and utilize the municipal rights of way in such jurisdiction.

“Fraud” means, solely with respect to a Party, an intentional misrepresentation or omission of a material fact by such Party with respect to the making of a specific representation or warranty expressly set forth in Article IV or Article V with the actual (as opposed to imputed or constructive) knowledge that such representation and warranty was false when made and which was made with the specific intention to induce the Party to whom such representation and warranty was made to take action and upon which the Party to whom such representation and warranty was made has reasonably relied to its detriment (excluding, for the avoidance of doubt, any theory of fraud premised upon constructive knowledge, recklessness or negligence or similar theory); provided, that Fraud shall only be deemed to exist with respect to Seller if any of the individuals listed on Schedule 1.1(b) had actual conscious awareness (as opposed to imputed, implied, or constructive knowledge, and without any duty or obligation of inquiry) of such misrepresentation or omission of a material fact.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Gibson Dunn” has the meaning set forth in Section 11.15.

“Governing Documents” means the articles of organization and limited liability company operating agreement of the Acquired Company (including any amendments thereto).

“Governmental Entity” means the United States of America and any other federal, state, county, city, municipal, local or foreign government or political subdivision or regulatory authority, department, agency, commission, body, court, tribunal, legislature, executive, or other governmental entity.

“Government Contract” means any Contract for the acquisition of products or services arising out of the operation of the business of the Acquired Company, including any teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter agreement or other similar arrangement of any kind, between the Acquired Company on the one hand, and (i) the U.S. Government, (ii) any prime contractor to the U.S. Government in its capacity as a prime contractor, or (iii) any subcontractor with respect to any Contract described in clause (i) or clause (ii) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Government Official” means (a) any representative, officer or employee of any Governmental Entity, (b) any person acting in an official capacity on behalf of a Governmental Entity, (c) any representative, officer or employee of a Person that is controlled by a Governmental Entity, (d) any representative, officer or employee of a political party or any Person acting in an official capacity on behalf of a political party or (e) any candidate for political office.

“GSA Contract” means Contract No. 47PA0723D0019 by and between CenterPoint Energy Resources Corp. and the Government Services Administration, dated July 25, 2023.

“Hazardous Material” means (i) any chemicals, materials, substances, or wastes which are now or hereafter defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic substance,” “extremely hazardous substance,” “pollutant,” “contaminant,” or words of similar import under any applicable Environmental Laws; and (ii) any petroleum, petroleum products (including crude oil or any fraction thereof), natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel (or mixtures of natural gas and such synthetic gas), or oil and gas exploration or production waste, polychlorinated biphenyls, asbestos-containing materials, mercury, and lead based paints.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Approval” has the meaning set forth in Section 6.7(c).

“Income Tax” means any Tax imposed on or measured by reference (in whole or in part) to gross or net income, profits, receipts, revenue, capital gains, and similar Taxes (including franchise Taxes, alternative minimum, and net worth Taxes).

“Indebtedness” means, with respect to any Person, without duplication, (a) any indebtedness or obligation for borrowed money, whether current, short-term or long-term, or secured or unsecured, (b) obligations evidenced by bonds, debentures, notes or similar instruments, (c) any net Liabilities or obligations owing or payable with respect to interest rate swaps, currency swaps, forward currency or interest rate contracts, collars, caps and similar hedging obligations or other financial agreements or arrangements entered into for the purpose of limiting or managing interest rate or commodity risks (calculated at the termination value thereof as if terminated as of the relevant time), (d) any deferred and unpaid purchase price for assets (including equity or other securities), property, securities or services (including any earn-out, holdback, contribution, investment, seller notes, post-closing true-up obligations, or similar payments), whether contingent or otherwise, calculated as the maximum amount payable under or pursuant to such obligation, other than ordinary course trade payables incurred in the Ordinary Course of Business (to the extent included in Closing Net Working Capital), (e) any performance bonds, letters of credit or similar instruments or facilities, in each case, solely to the extent drawn or called, (f) the Unpaid Income Tax Amount; (g) all obligations of the Acquired Company as lessee under leases that have been recorded as capital or finance leases in the Financial Statements or which are required to be recognized as capital or finance leases in accordance with GAAP, (h) all interest, whether accrued for or not, prepayment premiums or penalties or breakage fees related to any of the foregoing, (i) all severance obligations arising out of terminations occurring prior to the Closing that remain unpaid as of the Closing (including the employer portion of any applicable payroll taxes), (j) declared and unpaid dividends or distributions or amounts owed to the Seller and its Affiliates, and (k) any guarantees of obligations of any other Person of the type described in the foregoing clauses (a)-(h). Notwithstanding the foregoing, “Indebtedness” shall not include (i) any Liabilities or obligations included in Closing Net Working Capital or Transaction Expenses, (ii) any undrawn and uncalled letters of credit or unutilized commitments thereunder, (iii) any Credit Support to the extent not called upon or drawn.

“Indemnified Third Party Claim” has the meaning set forth in Section 10.7(a).

“Indemnified Party” has the meaning set forth in Section 10.7(a).

“Indemnifying Party” has the meaning set forth in Section 10.7(a).

“Independent Accounting Firm” means Ernst & Young LLP, but if such firm refuses or is otherwise unable to accept the appointment, then any other independent accounting firm of national reputation that is mutually acceptable to Buyer and Seller; provided that, if the Parties are unable to so agree, each Party shall select an accounting firm of national reputation, and such accounting firms shall mutually agree upon and appoint a third independent accounting firm of national reputation, which third firm shall be the Independent Accounting Firm.

“Inside Date” means October 1, 2026.

“Intellectual Property” means all of the following, whether registered or unregistered, existing in the United States, any other country, or under any treaty or similar arrangement: (a) patents and patent applications, (b) trademarks, service marks, tradenames, domain names, other source identifiers, any goodwill embodied in the foregoing and any applications to registered any of the foregoing, (c) copyrights and copyright applications, (d) proprietary software, data and database rights, inventions, rights in know-how, trade secrets and other proprietary intangible items, (e) any other similar intangible rights, (f) any and all embodiments of the foregoing Intellectual Property, including operations manuals, maintenance and support manuals, specifications, design documentation, flowcharts, requirements documents, supplier lists and customer lists, and (g) rights to present, future, or past damages, restitution, or other remedies, including without limitation injunctive relief, for infringement, misappropriation, violation, or misuse of any of the foregoing.

“Interim Period” has the meaning set forth in Section 6.1(a).

“IT Assets” means all information technology, communications equipment, software, and data storage of the Acquired Company.

“Knowledge” or words to such effect, mean, (i) with respect to Seller, the actual knowledge of the persons listed on Schedule 1.1(b), after reasonable inquiry, and (ii) with respect to Buyer, the actual knowledge of the persons listed on Schedule 1.1(c), after reasonable inquiry.

“Latest Balance Sheet” has the meaning set forth in Section 4.4.

“Law” means any and all applicable federal, state, provincial, municipal, local or similar United States or foreign laws, statutes, constitutions, rules, regulations, judgments, decrees, ordinances, Orders and rulings (including without limitation applicable common law) of any Governmental Entity.

“Lease” means any leasehold interest in real property located in the state of Ohio that is held by the Acquired Company and the leasehold interests in real property under the leases generally described on Schedule 1.1(g).

“Leased Real Property” means all real property which the Acquired Company holds as an active leasehold interest under a Lease.

“Liabilities” means all liabilities, risks, commitments, and obligations of whatever kind and nature, primary or secondary, direct or indirect, asserted or unasserted, absolute or contingent, known or unknown, whether or not accrued.

“Liens” means any mortgage, security interest, pledge, lien, hypothecation, encroachment, or easement.

“LLC Interests” has the meaning set forth in the Recitals.

“Material Adverse Effect” means any event, change, condition, development, circumstance or effect (each, an “Effect”) that, individually or in the aggregate, has a material adverse effect on the business, assets, results of operations or the financial condition of the Acquired Company, taken as a whole; provided, however, that no Effect resulting from, arising out of or related to any of the following shall constitute a Material Adverse Effect or be considered in determining whether a Material Adverse Effect has occurred: (i) any changes, circumstances or effects resulting from or relating to changes or developments in the economy, financial markets, interest rates, securities markets or commodity markets, (ii) any changes or effects resulting from or relating to changes in applicable Laws (including, without limitation, changes in Laws affecting owners or providers of gas production, gathering, transmission or distribution as a group), (iii) any changes in conditions or developments generally applicable to the industries in which the Acquired Company operates, (iv) any changes resulting from or associated with acts of war (including the war in Ukraine and conflict in the Middle East (including involving Israel)) or terrorism or changes imposed by a Governmental Entity associated with additional security to address concerns of terrorism, (v) earthquakes, hurricanes, tornados, epidemics and pandemics declared by the World Health Organization or any other reputable third-party organization (including the COVID-19 virus) or other natural or man-made disasters, (vi) changes or proposed changes in GAAP (or any interpretation thereof), (vii) changes or effects resulting from the public announcement or pendency of the transactions contemplated by this Agreement or the performance of this Agreement or any Ancillary Agreement and the Transactions, including any adverse change in customer, supplier, governmental, landlord, employee or similar relationships resulting therefrom or with respect thereto, (viii) the effects of any PUC Transaction Order, rate or cost recovery proceeding concluded by the Acquired Company, (ix) any matter that is cured (including by the payment of money) or otherwise no longer exists by the earlier of the Closing and the termination of this Agreement pursuant to Article IX, (x) any failure to meet any projections, business plans, forecasts, estimates, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, including forecasted natural gas demand (provided that the underlying causes of such failure (unless otherwise excluded by the other clauses of this proviso) shall not be excluded by this clause (x)), (xi) any action taken or omitted to be taken by, or at the written request of, Buyer, or any actions or omissions required by Law (including COVID-19 Measures), (xii) seasonal fluctuations, and (xiii) any action taken or omitted to be taken as expressly permitted or required under this Agreement; provided, however, that any items set forth in the foregoing clauses (i) through (vi) shall not be excluded in determining whether a Material Adverse Effect has occurred if and solely to the extent such items have a substantially disproportionate impact on the Acquired Company relative to other natural gas utility businesses operating in the midwestern region of the United States.

“Material Contracts” has the meaning set forth in Section 4.7(a).

“Material Permits” means all Permits that are material to the Acquired Company or the use or operation of the assets or properties of the Acquired Company.

“Measurement Time” means 12:01 a.m. (Central Time) on the Closing Date.

“Money Laundering Laws” has the meaning set forth in Section 4.19.

“New GSA Contract” has the meaning set forth in Section 6.17.

“Non-Financial Action” means an undertaking, term, remedy, condition, Liabilities, obligation, commitment, sanction, or other measure that cannot be satisfied through financial payment or reimbursement.

“Non-Party Affiliates” has the meaning set forth in Section 10.2.

“Novating Government Contract” has the meaning set forth in Section 6.15(a).

“Novation Effective Date” has the meaning set forth in Section 6.15(a).

“Novation Period” has the meaning set forth in Section 6.15(b).

“Order” means any order, decision, judgment, writ, injunction, decree, directive, or award of a court, administrative judge, or other Governmental Entity acting in an adjudicative, administrative, or regulatory capacity, or of an arbitrator with applicable jurisdiction over the subject matter.

“Ordinary Course of Business” means the ordinary course of business of the Acquired Company consistent with past practices in all material respects, including COVID-19 Measures and any other action taken, or omitted to be taken, in response to present volatility in the industries in which the Acquired Company operates.

“Outside Date” has the meaning set forth in Section 9.1(b).

“Owned Real Property” means all real property owned in fee simple by the Acquired Company generally described on Schedule 1.1(h), together with all buildings, structures, fixtures and improvements of any kind located thereon and all appurtenances thereto, in each case that are owned by the Acquired Company.

“Parties” means Buyer and Seller and “Party” means Buyer or Seller, as applicable.

“Permits” means all permits, certifications, licenses, registrations, exemptions, approvals, consents, waivers, or other authorizations of Governmental Entities issued under or with respect to applicable Laws and used or held by the Acquired Company. For the avoidance of doubt, “Permits” excludes Franchises and Real Property.

“Permitted Liens” means (i) those Liens set forth on Schedule 1.1(d); (ii) Permitted Tax Liens; (iii) construction, mechanics’, materialmen’s, carriers’, workers’, repairers’, landlords’, and other similar liens arising or incurred in the Ordinary Course of Business, or pledges, deposits, or other liens securing the performance of bids, trade Contracts, leases, or statutory obligations (including workers’ compensation, unemployment insurance, or other social security legislation), in each case, not yet delinquent or the validity or amount of which is being contested in good faith by (if then appropriate) appropriate proceedings and for which adequate reserves have been established on the Latest Balance Sheet in accordance with GAAP; (iv) zoning, entitlement, restriction, and other land use and environmental regulations by Governmental Entities; (v) all rights of condemnation, eminent domain, or other similar rights of any Person that are not individually or in the aggregate, material to the business of the Acquired Company, and not yet delinquent; (vi) all Liens arising under approvals by any Governmental Entities; (vii) with respect to Real Property, any encroachments that would not reasonably be expected to materially impair the current use or occupancy of any Real Property subject thereto; (viii) with respect to Leased Real Property: (a) Liens existing under or as a result of any Leases or (b) the interests and rights of the respective lessors with respect thereto and all Liens to which such lessors’ interests and rights in such Leased Real Property are subject; (ix) Liens created by or through Buyer as of the Closing; (x) covenants, conditions, restrictions, servitudes, easements, rights of way, declarations, reservations, defects, or irregularities (including gaps) in the chain of title and encroachments (and other such Liens affecting title to real property that are of public record) that would not reasonably be expected to materially impair the current use or occupancy of any Real Property subject thereto; (xi) matters which would be disclosed by a current, accurate survey or inspection of any land, buildings, improvements, and fixtures erected thereon and all appurtenances related thereto, or that are otherwise disclosed in any real property files that have been made available to Buyer; (xii) non-exclusive licenses to Intellectual Property granted in the Ordinary Course of Business; (xiii) statutory or contractual liens of lessors or liens on the lessor’s or prior lessor’s interest; (xiv) options, preferential rights to purchase, consents to assignment, and other similar restrictions and any required notices to, or filings with, Governmental Entities in connection with the consummation of the transactions contemplated by this Agreement; (xv) all defects or irregularities resulting from the failure to record any instrument relating to the Real Property covering federal, tribal, or state lands in the records of any county; (xvi) any Lien that is discharged by Seller at or prior to Closing; (xvii) all matters disclosed in any title report or survey provided to Buyer, if any, prior to the date of this Agreement; (xviii) the terms and conditions of any Material Contracts or of any Order or Permit; (xix) any Lien reflected in the Latest Balance Sheet; and (xx) such other Liens, imperfections in title, Easements, Permits, restrictions, activity and use limitations as do not materially impair the title to, access to, possession of, occupancy of, operation of and use of such property for its intended purpose in the conduct of the Acquired Company.

“Permitted Tax Liens” has the meaning set forth in Section 4.11(d).

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or other similar entity or Governmental Entity.

“Pipelines and Facilities” means (a) any pipelines of the Acquired Company and (b) all material above-ground facilities of the Acquired Company.

“Post-Closing Adjustment Statement” has the meaning set forth in Section 2.2(c).

“Post-Closing Provisions” has the meaning set forth in Section 10.1.

“Pre-Closing Claims” has the meaning set forth in Section 6.25(a).

“Pre-Closing Straddle Period” shall mean the portion of the Straddle Period ending on the Closing Date.

“Pre-Closing Tax Period” shall mean any Tax period (or a portion thereof) ending before or on the Closing Date and shall include the Pre-Closing Straddle Period.

“Preliminary Adjustment Statement” has the meaning set forth in Section 2.2(a).

“Prime Rate” means, for any day, the prime rate as published in The Wall Street Journal, Eastern Edition.

“Privileged Communications” has the meaning set forth in Section 11.15.

“PUC Transaction Notice” means a filing made with the State Regulator notifying the State Regulator of the Sale Transaction.

“PUC Transaction Order” means an Order issued by the State Regulator indicating one of the following: (a) acceptance or approval of the PUC Transaction Notice; (b) approval of the Sale Transaction (but shall not require State Regulator approval of any Debt Financing or Alternative Financing), or (c) a determination that the State Regulator’s review of the Sale Transaction is not required.

“Purchase Price” has the meaning set forth in Section 2.1(b).

“R&W Insurance Policy” has the meaning set forth in Section 6.10.

“R&W Insurer” means, collectively, the insurers identified in the R&W Insurance Policy and their respective affiliates.

“R&W Subrogation Waiver” has the meaning set forth in Section 6.10.

“Real Property” means, other than any Pipelines and Facilities, the Easements, Owned Real Property and the Leased Real Property.

“Refund” means a refund of Taxes (including any credit in lieu of a refund offsetting cash Taxes otherwise due and payable and any interest paid by the relevant Governmental Entity with respect to those Taxes) that is actually received in cash (or as that actually offsets cash Taxes otherwise due and payable).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials on, into, or through the Environment.

“Remedial Action” has the meaning set forth in Section 6.7(c).

“Remedy Exceptions” has the meaning set forth in Section 4.2.

“Replacement Benefit Plans” has the meaning set forth in Schedule 6.9(d).

“Representatives” means, with respect to a particular Person, any Affiliate thereof, and such Person’s and such Person’s Affiliates’ respective controlling shareholders, general partners, managing members, directors, managers, officers, employees, consultants, advisors, agents and other representatives, including legal counsel, accountants and financial advisors.

“Required Information” means the following financial statements and other information and data with respect to the Acquired Company of the type that would be required in a registration statement on Form S-1 by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of debt securities at such time, and of the type (and with usual and customary exceptions, including the exclusion of information required by Sections 3-05, 3-09, 3-10 or 3-16 of Regulation S-X (or their successor provisions), the Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K or the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and the preparation of pro forma financial statements in accordance with Section 11 of Regulation S-X) customarily included in offering memoranda, private placement memoranda, prospectuses and similar documents (other than the portions thereof that are customarily provided by financing sources, including a description of the securities), to consummate an offering of senior notes by Buyer or an Affiliate of Buyer (other than the Acquired Company or any other Affiliate of Buyer that is regulated by or subject to the jurisdiction of the State Regulator or another state’s public utility commission or subject to the jurisdiction of the Federal Energy Regulatory Commission), including (a) the audited balance sheets and statements of income and cash flows of the Acquired Company, together with all related notes and schedules thereto, accompanied by the audit reports thereon of Deloitte & Touche LLP (“Annual Financial Statements”) for the fiscal years ended December 31, 2024 and December 31, 2025; (b) the unaudited interim balance sheets and related statements of income and cash flows of the business of the Acquired Company, together with all related notes and schedules thereto (“Interim Financial Statements”), for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, and for the comparable periods of the prior fiscal year; (c) Interim Financial Statements for each fiscal quarter ending after September 30, 2025, and at least forty (40) days prior to the Closing (other than any fourth fiscal quarter of any year), and for the comparable periods of the prior fiscal year; and (d) if the Closing Date occurs at least sixty (60) days after December 31, 2026, Annual Financial Statements for the fiscal year ending December 31, 2026, in each case, prepared in accordance with GAAP and Regulation S-X and delivered at such times as set forth in Section 6.23 (it being understood and agreed that the preparation of pro forma financial statements shall be at the sole cost and responsibility of Buyer).

“Responsible Contracting Officer” has the meaning set forth in Section 6.15(a).

“Restraint” has the meaning set forth in Section 9.1(c).

“Sale Transaction” means the purchase and sale of the LLC Interests.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller’s 401(k) Plan” has the meaning set forth in Schedule 6.9(g).

“Seller Assumption Notice” has the meaning set forth in Section 6.18(c).

“Seller Bonus Plan” has the meaning set forth in Schedule 6.9(i)(ii).

“Seller’s Cafeteria Plan” has the meaning set forth in Schedule 6.9(h).

“Seller Disclosure Schedules” has the meaning set forth in Article IV.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 4.1(a), Section 4.1(b), Section 4.2, Section 4.15, and Section 4.16.

“Seller Indemnitees” has the meaning set forth in Section 10.6.

“Seller Insurance Policies” has the meaning set forth in Section 6.25(a).

“Seller Marks” has the meaning set forth in Section 6.11(a).

“Seller Note” means, collectively, (a) that certain Seller Note Agreement, to be entered into on the Closing Date by and between Buyer, as borrower party thereto, and Seller, as lender party thereto, and (b) the Promissory Note, as defined in such Seller Note Agreement, in an aggregate initial stated principal amount equal to the Seller Note Amount, to be issued by Buyer and payable to Seller, each in the form attached hereto as Exhibit A.

“Seller Note Amount” means $1,200,000,000.

“Seller Related Party” has the meaning set forth in Section 10.1.

“Seller Releasers” has the meaning set forth in Section 10.3(b).

“Seller Tax Group” means any consolidated, combined, unitary or other Tax group that includes both (a) on the one hand, the Acquired Company and (b) on the other hand, the Seller and/or any of the Seller’s Affiliates (other than the Acquired Company).

“Severance Pay” has the meaning set forth in Schedule 6.9(l).

“Shared Contract” means any Contract between Seller and/or any of its Affiliates, on the one hand, and an unaffiliated third party, on the other hand, that relates, on one hand, to the business of the Acquired Company and, on the other hand, to any business conducted by Seller or any of its Affiliates (other than the Acquired Company), in each case, as generally described on Schedule 1.1(i) (which may be supplemented from time to time following the date hereof by written notice of Seller with additional Shared Contracts entered into after the date hereof in accordance with this Agreement), excluding, for the avoidance of doubt, the GSA Contract, Transferred Contracts and all Contracts related to the Benefit Plans and Transferred Assets.

“State Regulator” means the Public Utilities Commission of Ohio.

“Straddle Period” shall mean any Tax period beginning before or on, and ending after, the Closing Date.

“Subcontract During Pending Novation Agreement” means the Subcontract During Pending Novation Agreement, to be dated as of the Closing Date, entered into between Buyer and Seller, substantially in the form of Exhibit D.

“Target Bonus Amount” has the meaning set forth in Schedule 6.9(i)(ii).

“Tax” or “Taxes” means all taxes, charges, fees, levies, penalties, or other assessments imposed by any foreign or United States federal, state, or local taxing authority, including income, excise, property, unclaimed property, escheat, sales, transfer, franchise, license, payroll, withholding, social security, or other taxes, including any interest, penalties, or additions attributable thereto.

“Tax Contest” has the meaning set forth in Section 6.8(d)(i).

“Tax Return” means any return, declaration, report, statement, election, claim for refund or other written document, together with all attachments, amendments and supplements thereto, filed with or provided to, or required to be filed with or provided to, a Governmental Entity in respect of Taxes.

“Third Party Claim” has the meaning set forth in Section 6.18(a).

“Third Party Claim Assumption Notice” has the meaning set forth in Section 6.18(a).

“Third Party Claim Notice” has the meaning set forth in Section 6.18(a).

“Transaction Deductions” means any Tax deduction or other Tax benefit permitted for U.S. federal, state, local or non-U.S. income tax purposes attributable to the transactions contemplated hereby, including (a) Transaction Expenses or other similar expenses paid on or before the Closing Date or included in the computation of Closing Indebtedness or Net Working Capital, (b) any fees, expenses, penalties, premiums, and interest (including amounts treated as interest for U.S. federal income tax purposes) that were incurred in connection with Closing Indebtedness (or payment thereof) or included in the computation of the Closing Indebtedness or Net Working Capital, (c) any fees that are payable on the Closing or included in the computation of Closing Indebtedness or Net Working Capital or (d) any applicable expenses or other amounts not otherwise described in clauses (a) through (c) of this definition that are paid by or on behalf of the Acquired Company in connection with the Transactions to the extent that such expenses or amounts reduce the Purchase Price.

“Transaction Expenses” means, without duplication, any fees, costs, and expenses, incurred or to be incurred, subject to reimbursement, by or on behalf of the Acquired Company in connection with the Transactions, in each case, solely to the extent unpaid as of the Measurement Time, not included in Closing Net Working Capital and payable by the Acquired Company, including (i) any fees, costs or expenses incurred in connection with the consummation of the Transactions, including any investment banking, legal, accounting or other fees or expenses of any other advisors or service provider, including any brokerage fees, commissions, finders’ fees, or financial advisory fees, and (ii) as a result of the consummation of the Transactions, any (x) change in control, retention, or transaction bonuses or (y) severance payments or similar benefits (excluding payment obligations that arise by reason of Buyer terminating the employment of any Acquired Company Employee upon or following the Closing), in each case with respect to clauses (x) and (y), payable to any current or former officer, director, employee, independent contractor, consultant, or other service provider of the Acquired Company, including the employer portion of any applicable payroll, social security, unemployment or similar Taxes thereon (calculated as if such amounts were due in full on the Closing Date).

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the purchase and sale of the LLC Interests.

“Transfer Tax” means any sales, use, transfer, real property transfer, recording, stock transfer or other similar Taxes or fees, including any interest, penalties or additions thereto; provided, however, that the term “Transfer Tax” shall not include any Tax measured in whole or in part by net income.

“Transferred Asset” means any asset (including Franchises, Leases or Easements) owned by the Seller or any of its Affiliates (other than the Acquired Company) that relates exclusively to the business of the Acquired Company, in each case, as generally described on Schedule 1.1(j) (which may be supplemented from time to time following the date hereof by written notice of Seller for assets acquired by the Seller or any of its Affiliates after the date hereof in accordance with the terms of this Agreement), excluding, for the avoidance of doubt, the GSA Contract, all human resources, personnel and medical records, Benefit Plans, and Shared Contracts.

“Transferred Contract” means any Contract to which Seller or any of its Affiliates (other than the Acquired Company) is a party that relates exclusively to the business of the Acquired Company, in each case, as generally described on Schedule 1.1(k) (which may be supplemented from time to time following the date hereof by written notice of Seller for Contracts entered after the date hereof in accordance with the terms of this Agreement), excluding, for the avoidance of doubt, the GSA Contract, Shared Contracts, and all Contracts related to Benefit Plans.

“Transferred Employee” has the meaning set forth in Schedule 6.9(a).

“Transition Services Agreement” means a transition services agreement dated as of the Closing Date in the form attached hereto as Exhibit B.

“Treas. Reg.” means the proposed, temporary, and final regulations promulgated or proposed by the U.S. Department of the Treasury under the Code.

“Unpaid Income Tax Amount” means an amount equal to the accrued but unpaid Income Taxes of the Acquired Company as of the Measurement Time, determined in each case (a) by taking into account any Transaction Deduction and allocating Transaction Deductions to the Pre-Closing Tax Period to the maximum extent permitted by applicable Law, (b) by excluding any Income Taxes for which the Acquired Company is liable as a result of being a member of a consolidated, combined, unitary or other tax group that includes the Seller or any of its Affiliates, (c) by excluding any Income Taxes attributable to any action taken by Buyer or any of its Affiliates (including the Acquired Company) after the Closing on the Closing Date outside the Ordinary Course of Business or in violation of Section 6.8(f), (d) in accordance with the past practices (including reporting positions, elections and accounting methods) of the Acquired Company, (e) by excluding any deferred Income Tax assets and liabilities, (f) taking into account any estimated Income Tax payments and overpayments of Income Taxes with respect to any Pre-Closing Tax Period as reductions in the amount of unpaid Income Taxes, and (g) in the case of a Straddle Period, in accordance with Section 6.8(a).

“Willful and Material Breach” means a material breach of a covenant or agreement set forth in this Agreement by a Party that is a consequence of an act or failure to act by the breaching Party with knowledge or intention that the taking of such act or failure to act would, or would reasonably be expected to, cause or constitute a material breach of such covenant or agreement.

Section 1.2 Terms Generally.

(a) The definitions in Section 1.1 shall apply equally to both the singular and plural forms and to correlative forms of the terms defined.

(b) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(c) The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(d) The words “hereby,” “herewith,” “hereto,” “herein,” “hereof,” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules to this Agreement and the Seller Disclosure Schedules) in its entirety and not to any part hereof unless the context shall otherwise require.

(e) The word “or” shall be deemed to be disjunctive but not necessarily exclusive (i.e., unless the context dictates otherwise, “or” shall be interpreted to mean “and/or” rather than “either/or”).

(f) Unless the context shall otherwise require, all references herein to Articles, Sections, Exhibits, Schedules, and the Seller Disclosure Schedules shall be deemed references to Articles, Sections, and Exhibits of, and Schedules and the Seller Disclosure Schedules to, this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.

(g) Unless the context shall otherwise require, any references to any Contract (including this Agreement) or Law shall be deemed to be references to such Contract or Law as amended, supplemented, or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions).

(h) Unless the context shall otherwise require, references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Entity, to any Person(s) succeeding to its functions and capacities.

(i) Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(j) All monetary figures shall be in United States dollars unless otherwise specified and all references to “$,” funds or “dollar” shall be references to United States dollars.

(k) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(l) All accounting terms used herein and not expressly defined herein shall have the meanings given to them in Appendix A.

(m) Unless the context otherwise requires, references herein to any information, document or material having been “delivered,” “provided to,” “made available,” or “furnished to” (and phrases of similar import) Buyer as of the date of this Agreement mean that such information, document, or material was made available for review by Buyer or any of its Affiliates or Representatives via email, at Seller or its advisor’s offices or was made available for viewing by Buyer and its representatives in the “Project Frontier” electronic data rooms hosted by Seller or by Intralinks on behalf of Seller in connection with the Transactions (the “Data Room”), as that site existed as of 5:00 p.m. Central Time on the date that is one (1) Business Day prior to the date of this Agreement.

(n) Any reference to “breach,” “violation,” “default” or words of similar import used in this Agreement shall be deemed to refer to such occurrence, whether with or without notice, exercise or remedies, lapse of time or other condition subsequent.

(o) Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context shall otherwise require.

ARTICLE II

PURCHASE AND SALE OF LLC INTERESTS

Section 2.1 Purchase and Sale of the LLC Interests.

(a) At the Closing, subject to the terms and conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, all of the LLC Interests, free and clear of all Liens (other than Liens arising under applicable securities Laws or the Governing Documents or Liens created by Buyer).

(b) Subject to the terms and conditions set forth in this Agreement, the aggregate consideration payable by Buyer to Seller for the purchase of the LLC Interests contemplated by this Agreement shall be an amount equal to $2,620,000,000 (the “Base Purchase Price”), increased by the Adjustment Amount if the Adjustment Amount is a positive number, or decreased by the Adjustment Amount if the Adjustment Amount is a negative number (the Base Purchase Price, as adjusted by the Adjustment Amount, the “Purchase Price”), to be paid in the form and manner set forth in Section 2.2(b), subject to adjustment following the Closing in accordance with Section 2.2(c). The Adjustment Amount will be calculated in accordance with the Accounting Principles and the terms and definitions of this Agreement and Appendix A and presented in the same form and format as Appendix B.

Section 2.2 Determination and Payment of Purchase Price.

(a) Estimated Purchase Price. No later than five (5) Business Days prior to the Closing Date, Seller will deliver to Buyer a good faith estimate of the Purchase Price (the “Estimated Purchase Price”) and the resulting Cash Purchase Price derived therefrom (the “Estimated Cash Purchase Price”), in each case, calculated in accordance with this Agreement and Appendix A and presented in the same form and format as Appendix B (the “Preliminary Adjustment Statement”).

(b) Closing Payments. At the Closing, Buyer shall, or shall cause one of its Affiliates to:

(i) pay an amount equal to the Estimated Cash Purchase Price to Seller, by wire transfer of immediately available funds in accordance with wire transfer instructions provided by Seller at least three (3) Business Days prior to the Closing; and

(ii) deliver the Seller Note, duly executed as described in Section 3.2(c);

(c) Post-Closing Adjustment.

(i) Within ninety (90) days after the Closing Date, Seller will deliver to Buyer its good faith calculation of the Purchase Price and the resulting Cash Purchase Price derived therefrom, in each case calculated in accordance with this Agreement and Appendix A and presented in the same form and format as Appendix B (the “Post-Closing Adjustment Statement”). Buyer agrees that Seller shall have a reasonable right of consultation with Buyer in connection with Seller’s preparation of the Post-Closing Adjustment Statement and will provide Seller and its Representatives with access to its books, records, information, and employees as Seller may reasonably request. Buyer shall cause the personnel of Buyer and its subsidiaries (including the Acquired Company) to cooperate with Seller and its Representatives in connection with their preparation of the Post-Closing Adjustment Statement.

(ii) The amounts determined by Seller as set forth in the Post-Closing Adjustment Statement will be final, binding, and conclusive for all purposes unless, and only to the extent, that within sixty (60) days after Seller has delivered the Post-Closing Adjustment Statement, Buyer delivers to Seller a written report containing any proposed changes to the Post-Closing Adjustment Statement, an explanation of any such changes, and the reasons therefor, accompanied by reasonably detailed documentation showing Buyer’s calculation of the disputed amounts (an “Adjustment Dispute Notice”); provided, that the disagreement may be based for purposes of this Section 2.2(c) only on (i) mathematical errors, or (ii) amounts reflected in the Post-Closing Adjustment Statement not being calculated in accordance with this Agreement and Appendix A and the Accounting Principles. Any changes not included in the Adjustment Dispute Notice shall be deemed irrevocably waived, and Seller’s determinations with respect to all such elements of the Post-Closing Adjustment Statement that are not addressed with specificity in the Adjustment Dispute Notice shall prevail and be deemed final and binding on the Parties. If Buyer fails to timely deliver an Adjustment Dispute Notice to Seller, the Post-

Closing Adjustment Statement as delivered by Seller will be deemed to be mutually agreed upon by the Parties and will be final and binding on the Parties. If the Cash Purchase Price set forth in the Post-Closing Adjustment Statement is mutually agreed upon by Seller and Buyer, the Post-Closing Adjustment Statement and the Cash Purchase Price set forth therein shall be final and binding on the Parties.

(iii) If Buyer delivers an Adjustment Dispute Notice in compliance with Section 2.2(c)(ii) and Seller and Buyer are unable to reach a resolution with respect to all disputed items within 30 days of delivery of the Adjustment Dispute Notice (or such later date as may be mutually agreed in writing by Seller and Buyer), Seller and Buyer will submit any items remaining in dispute for determination and resolution to the Independent Accounting Firm. The Independent Accounting Firm will be instructed to, and shall, determine, and resolve any such remaining disputed items in accordance with this Agreement and Appendix A and the Accounting Principles, as appropriate depending on the item at issue, and issue a final, written report to the Parties, within 30 days after such submission, of the Independent Accounting Firm’s final determination and resolution of the disputed items submitted to it. In resolving any disputed items, the Independent Accounting Firm: (i) shall limit its review to matters specifically set forth in the Adjustment Dispute Notice and in the case of all other items shall use the amounts which are agreed (or deemed agreed) upon by Seller and Buyer; (ii) shall limit its review to correcting mathematical errors and determining whether such disputed items were determined in accordance with this Agreement and Appendix A and the Accounting Principles and shall not make any other determination, including any determination as to whether any estimates on the Post-Closing Adjustment Statement are correct, adequate, or sufficient; and (iii) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either Buyer or Seller in the Post-Closing Adjustment Statement or Adjustment Dispute Notice, respectively; provided, however, that to the extent the determination of the value of any disputed item affects any other item used in calculating the Final Cash Purchase Price, such effect may be taken into account by the Independent Accounting Firm. The report of the Independent Accounting Firm will be final, binding, and conclusive on the Parties for all purposes, absent manifest error or Fraud. The fees and disbursements of the Independent Accounting Firm will be allocated between Seller and Buyer so that Buyer’s share of such fees and disbursements will be in the same proportion that the aggregate amount of any such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by Buyer (as finally determined by the Independent Accounting Firm) bears to the total amount of such disputed amounts initially submitted to the Independent Accounting Firm.

(iv) Within 10 Business Days following the final determination of the Cash Purchase Price pursuant to Section 2.2(c)(ii) or Section 2.2(c)(iii) (as so determined, the “Final Cash Purchase Price”), (i) if the Final Cash Purchase Price is greater than the Estimated Cash Purchase Price, Buyer will pay the difference to Seller or (ii) if the Final Cash Purchase Price is less than the Estimated Cash Purchase Price, Seller will pay the difference to Buyer. Any amount paid under this Section 2.2(c)(iv) shall be paid in cash by wire transfer of immediately available funds to the account specified by the Party receiving payment. Neither the determination of the Final Cash Purchase Price nor any payment thereof shall be deemed to waive or limit in any respect any representation, warranty, or rights in respect thereof under this Agreement.

(d) Withholding. The Parties shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld under the Code with respect to the making of such payment. Assuming delivery of the IRS Form W-9 contemplated by Section 3.2(e), no such deduction or withholding shall be permitted with respect to any payment due to Seller, unless such withholding is required by a change in Law following the date of this Agreement. If Buyer determines that any deduction or withholding is required with respect to any amounts payable to Seller pursuant to this Agreement, unless such deduction or withholding relates to compensatory amounts paid to employees or a failure to deliver the IRS Form W-9 contemplated by Section 3.2(e), Buyer shall provide Seller at least ten (10) days’ advance written notice of its intent to deduct or withhold. Such notice shall include a reasonably detailed description of the legal basis for and computation of the amount of such deduction or withholding, and the Parties shall use commercially reasonable efforts to cooperate to mitigate any such requirement. Buyer shall timely pay any withheld or deducted amounts to the appropriate taxing authority and shall promptly furnish to Seller the original receipt issued by such taxing authority, if any, or otherwise such other documentation available to Buyer and reasonably satisfactory to Seller, evidencing such payment. To the extent that amounts are deducted and withheld and timely paid to the appropriate taxing authority, as provided by the above provisions of this Section 2.2(d), such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.

ARTICLE III

CLOSING

Section 3.1 Time and Place of Closing.

Subject to Article IX, the closing of the purchase and sale of the LLC Interests contemplated herein (the “Closing”) shall take place remotely through the electronic exchange of documents and consideration required to be delivered at the Closing, on the fifth (5th) Business Day after which all of the conditions contained in Article VII and Article VIII are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions); provided, that, in no event shall the Closing occur prior to the Inside Date without the prior written consent of Seller. Notwithstanding the foregoing, the Closing may take place at such other place, at such other time or on such other date as the Parties may mutually agree (the date on which the Closing occurs being herein referred to as the “Closing Date”). The Closing shall be deemed to be effective as of 12:01 a.m. (Central Time) on the Closing Date.

Section 3.2 Deliveries.

At the Closing:

(a) LLC Interests. Each of Buyer and Seller shall deliver to the other a counterpart signature page to the assignment transferring the LLC Interests to Buyer (the “Assignment Agreement”) in the form attached hereto as Exhibit C.

(b) Estimated Cash Purchase Price. Buyer shall deliver to Seller an amount equal to the Estimated Cash Purchase Price in immediately available funds in accordance with Section 2.2(b).

(c) Seller Note. Buyer shall deliver to Seller the Seller Note, duly executed by Buyer, as Borrower thereunder in accordance with Section 2.2(b), and shall have satisfied each of the conditions precedent contemplated by Section 4.01 of the Seller Note.

(d) Certificates. Seller and Buyer shall deliver to each other the certificates described in Section 7.4 and Section 8.4, respectively.

(e) Tax Certificate. Seller shall deliver an executed IRS Form W-9.

(f) Transition Services Agreement. Each of Buyer and Seller shall deliver to the other a counterpart signature page to the Transition Services Agreement, duly executed by an authorized officer thereof.

(g) Subcontract During Pending Novation Agreement. Each of Buyer and Seller shall deliver to the other a counterpart signature page to the Subcontract During Pending Novation Agreement, duly executed by an authorized officer thereof.

(h) IRS Form 8023. Buyer shall deliver to Seller a completed IRS Form 8023, and Seller shall deliver to Buyer a counterpart signature page to such IRS Form 8023, duly executed by an authorized officer thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedules delivered by Seller to Buyer on the date hereof (the “Seller Disclosure Schedules”), Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date (except where such representation or warranty is expressly made as of another specific date), as follows:

Section 4.1 Organization and Good Standing.

(a) Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted. Seller is duly qualified or licensed to do business as a foreign corporation in each jurisdiction where the nature of the business conducted by it or the ownership or operation of any of its assets makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to prevent or materially impair Seller’s ability to perform its obligations under this Agreement or timely consummate the Transactions.

(b) The Acquired Company is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Ohio. The Acquired Company has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as presently conducted. The Acquired Company is duly qualified or licensed to do business as a foreign limited liability company in each jurisdiction where the nature of the business conducted by it or the ownership or operation of any of its assets makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect.

(c) Seller has made available to Buyer true and correct copies of the Governing Documents as in effect as of the date hereof.

Section 4.2 Authority and Enforceability. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party, the performance by Seller of its obligations under this Agreement and the Ancillary Agreements to which it is a party and the consummation by Seller of the Transactions have been duly authorized by all necessary corporate action on Seller’s part. This Agreement has been, and each Ancillary Agreement to which Seller is a party will be, duly executed and delivered by Seller and this Agreement constitutes, and each such Ancillary Agreement when so executed and delivered will constitute, in each case, assuming the due authorization, execution, and delivery by the other parties thereto, the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to or affecting creditors’ rights generally and by general principles of equity (whether considered in a proceeding in equity or at law) (the “Remedy Exceptions”).

Section 4.3 No Conflicts. Except as set forth on Schedule 4.3, assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, none of the execution, delivery, and performance by Seller of this Agreement or any Ancillary Agreement, nor the consummation of the Transactions, will:

(a) violate or conflict with any of the certificate of incorporation or bylaws of the Seller or the Governing Documents in any material respect;

(b) violate any Law applicable to Seller or the Acquired Company, except for any such violations of Law that would not reasonably be expected to have a Material Adverse Effect or that arise as a result of any facts or circumstances relating uniquely to Buyer or any of its Affiliates;

(c) require any declaration, filing, or registration by Seller or any of its Affiliates with, or notice by Seller or any of its Affiliates to, or authorization, consent, or approval with respect to Seller or any of its Affiliates of, any Governmental Entity, except for any such declarations, filings, registrations, notices, authorizations, consents, or approvals: (i) with the SEC under the Exchange Act as may be required in connection with this Agreement and the Transactions; (ii) the failure of which to obtain or make in compliance with all applicable requirements would not reasonably be expected to materially and adversely affect Buyer’s operation of the business of the Acquired Company as currently operated or use of the assets or properties of the Acquired Company or the Transferred Assets in the manner currently used; (iii) that arise as a result of any facts or circumstances relating uniquely to Buyer or any of its Affiliates;

(iv) relating to Material Permits that will terminate in accordance with their terms prior to the Closing; (v) the Customary Post-Closing Consents; (vi) as may be required pursuant to the HSR Act; (vii) in connection with the PUC Transaction Notice and PUC Transaction Order; or (viii) in connection with any filings or actions in connection with the Seller Note and related loan documentation; or

(d) except as set forth on Schedule 4.3(d), violate, conflict with, result in a breach of, require any consent or approval of, or (with or without notice or lapse of time or both) constitute a default, give rise to any right of modification, acceleration, payment, cancellation or termination: (i) under or pursuant to any Material Permit or Environmental Permit; (ii) under or pursuant to any Material Contract, Easement, Leases, or Franchise, except, in each case of the foregoing clauses (i) and (ii), for any such violations, conflicts, breaches, consents, approvals, defaults, or other occurrences: (A) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (B) that arise as a result of any facts or circumstances relating uniquely to Buyer or any of its Affiliates; (C) that relate to Contracts that will terminate in accordance with their terms prior to the Closing; or (D) the Customary Post-Closing Consents.

Section 4.4 Financial Statements. Schedule 4.4 sets forth the following (collectively, the “Financial Statements”): (i) unaudited balance sheets of the Acquired Company as of December 31, 2024 and 2023, and an unaudited balance sheet of the Acquired Company as of June 30, 2025 (the “Latest Balance Sheet”), and (ii) unaudited statements of income and cash flows of the Acquired Company for each of the years ended December 31, 2024 and 2023, unaudited statements of income of the Acquired Company for the three (3) and six (6)-month period ended June 30, 2025, and an unaudited statement of cash flow of the Acquired Company for the six (6)-month period ended June 30, 2025. Except as set forth on Schedule 4.4 and except for the notes that would be required under GAAP and year-end audit adjustments, which adjustments would not, individually or in the aggregate, be material to the Acquired Company, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and fairly present, in all material respects, the financial condition and results of operations of the Acquired Company as of the dates or for the periods covered thereby.

Section 4.5 No Undisclosed Liabilities. Except as set forth on Schedule 4.5, the Acquired Company has no Liabilities or obligations of a nature that would be required to be reflected or reserved against in a balance sheet prepared in accordance with GAAP, other than Liabilities or obligations (i) specifically reflected and adequately reserved against in the Latest Balance Sheet, (ii) incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet (none of which is a Liability arising from or relating to a breach of Contract, breach of warranty, tort, infringement or violation of applicable Law or Order,that is individually, or in the aggregate, material to the Acquired Company), (iii) incurred in accordance with the terms of this Agreement, or (iv) incurred in connection with Closing Indebtedness that shall be repaid in full, by or on behalf of Seller, on or prior to Closing.

Section 4.6 Absence of Certain Changes. Except as set forth on Schedule 4.6, during the period since the date of the Latest Balance Sheet (i) the Acquired Company has operated, in all material respects, in the Ordinary Course of Business (except as otherwise contemplated by, or in preparation for the transactions contemplated by, this Agreement), and (ii) no change or event has occurred which, either individually or in the aggregate, has resulted in, or with the passage of time, would reasonably be expected to result in, a Material Adverse Effect.

Section 4.7 Material Contracts.

(a) Each Contract (including any Transferred Contract or Shared Contract) by which the Acquired Company or any of its properties or assets is bound, or by which any of the Transferred Assets are bound, and that is of a type described below (excluding, for the avoidance of doubt, any Benefit Plan) are “Material Contracts:”

(i) all Contracts that individually involve (or could reasonably be expected to involve) expenditures, issued purchase orders, or the payment or receipt of consideration by the Acquired Company in excess of $10,000,000 in the calendar year ended December 31, 2025, other than any “Standard Choice Offer” contracts;

(ii) all Contracts between Seller and any of its Affiliates (other than the Acquired Company), on the one hand, and the Acquired Company, on the other hand, that will not be terminated prior to Closing that individually involve (or could reasonably be expected to involve) expenditures (whether by or to the Acquired Company) in excess of $1,000,000 in any year;

(iii) all collective bargaining agreements or other Contracts with any labor union, employees’ association or other employee representative of a group of employees of the Acquired Company, in each case, to which the Acquired Company is party or is otherwise subject;

(iv) all Contracts evidencing Indebtedness of the Acquired Company or any guarantee thereof, in each case in excess of $5,000,000 in any year;

(v) all Contracts providing for the extension of credit by the Acquired Company in excess of $5,000,000 in any year, other than the extension of credit to vendors in the Ordinary Course of Business;

(vi) all Contracts restricting the right of the Acquired Company to compete with any Person or in any line of business or geographic area or during any period of time;

(vii) all partnership, joint venture, and joint ownership agreements, and all similar material agreements (however named) involving a sharing of assets, profits, losses, costs, or Liabilities;

(viii) all settlement, conciliation or similar agreements with any Governmental Entity (for the avoidance of doubt, not including Orders under regulatory filings) relating to the business or assets of the Acquired Company that will involve payment after the Closing Date of any amount or impose ongoing restrictions on the business or assets of the Acquired Company;

(ix) all settlement, conciliation or similar agreements with any Person, other than a Governmental Entity, relating to the business or assets of the Acquired Company that will involve payment in excess of $5,000,000 after the Closing Date or impose ongoing restrictions or obligations on the business or assets of the Acquired Company;

(x) all Contracts that contain rights of refusal, rights of first offer, or any similar rights by any Person other than the Acquired Company;

(xi) all futures contracts, option contracts or other agreements evidencing a derivative transaction or otherwise relating to the supply or price of natural gas that has a term longer than ninety (90) days and a notional value greater than $2,000,000; and

(xii) any commitment or arrangement to enter into any of the foregoing.

(b) Seller has made available to Buyer copies of each Material Contract as in effect as of the date hereof, together with all material amendments and waivers thereto, which are correct and complete in all material respects, except as set forth on Schedule 4.7(b)(i). Except as set forth on Schedule 4.7(b)(ii): (i) each Material Contract is a valid and binding obligation of the Acquired Company, enforceable against it in accordance with its terms, and, to Seller’s Knowledge, is a valid and binding obligation of each other party thereto, enforceable against it in accordance with its terms, in each case except as the same may be limited by Remedy Exceptions; and (ii) neither the Acquired Company, nor, to Seller’s Knowledge, any other party thereto, is (or, upon the passage of time or the giving of notice, or both, would be) in default under or breach of any Material Contract in each case, except for breaches, or defaults as would not be material, individually or in the aggregate, to the Acquired Company, its business, assets, or properties. Neither the Acquired Company nor the Seller or any of its Affiliates has received written notice from a counterparty to a Material Contract of an intention to terminate such Material Contract prior to the expiration of its current term, breach the terms of such Material Contract, or materially amend or modify the terms of such Material Contract, except in each case, for notice received with respect to any Material Contract that (A) that is terminated due to the expiration of the term of such Contract in accordance with its terms (including Material Contracts which automatically renew and a party thereto provided notice of its intent not to renew) or (B) the renewal terms of which are being or may be negotiated in the Ordinary Course of Business.

(c) Each Material Contract in effect as of the date hereof is set forth on Schedule 4.7(c).

Section 4.8 Legal Proceedings. Except as set forth on Schedule 4.8, (a) there are no Actions pending or, to Seller’s Knowledge, threatened in writing against the Acquired Company, and (b) there are no material Actions pending, or threatened in writing, by the Acquired Company, or Seller or its Affiliates on behalf of the Acquired Company, against any Person, in each case, which if adversely determined against the Acquired Company would be material and adverse to the Acquired Company.

Section 4.9 Compliance with Law; Permits; Franchises; Government Contracts.

(a) Except as set forth on Schedule 4.9(a), the Acquired Company is, and to Seller’s Knowledge at all times since January 1, 2022, has been, in compliance with all Laws and Material Permits applicable to it or its assets, properties or business, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 4.9(b), the Acquired Company possesses all Material Permits necessary to own and operate its businesses as currently operated, all such Material Permits are in full force and effect, and no appeal or other proceeding is pending or, to Seller’s Knowledge, threatened in writing to revoke any such Material Permits, except where the failure to have such Material Permit, such failure to be in effect, or such appeals or proceedings would not, individually or in the aggregate, be material to the business or operations of the Acquired Company, taken as a whole.

(c) The Acquired Company has all Franchises or other rights required under applicable Law to provide natural gas distribution service to retail distribution customers located within the State of Ohio, except for such Franchises as would not reasonably be expected to materially and adversely affect the business or operation of the Acquired Company as currently operated or use of the assets or properties of the Acquired Company in the manner currently used.

(d) During the past three (3) years, neither the Acquired Company nor, to Seller’s Knowledge, any Representative of the Acquired Company, has been debarred, suspended, or proposed for debarment from eligibility to receive contracts from any Governmental Entity. To Seller’s Knowledge, there are no facts or circumstances that would reasonably be expected to warrant the institution of suspension, debarment, or similar proceedings for the Acquired Company or any Representative of the Acquired Company. To Seller’s Knowledge, the Acquired Company has not received any overpayments on or related to any Government Contract.

Section 4.10 Environmental Matters. Except as set forth on Schedule 4.10, or except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) the Acquired Company holds, and, for the past seven (7) years , has held, all Material Permits issued under or with respect to applicable Environmental Laws (“Environmental Permits”) necessary for the Acquired Company to operate its business as it is currently being operated, and all such Environmental Permits are in full force and effect, and the Acquired Company is, and, for the past seven (7) years, has been, in compliance with the requirements of all Environmental Laws and all Environmental Permits; (b) the Acquired Company, since January 1, 2022, has not entered into or been subject to any Order, or received any written notice, regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities, including any investigatory, remedial, or corrective obligations, arising under Environmental Laws, except for Orders or notices, with respect to matters that have been resolved, settled, or withdrawn; (c) (i) the Acquired Company has not caused any Release from, in, on, or beneath any of the Real Property that could reasonably be expected to form a basis for an Environmental Claim or otherwise require a notification, investigation, remediation, abatement, or other similar action by the Acquired Company under Environmental Laws, and (ii) there are no written Environmental

Claims pending or, to Seller’s Knowledge, threatened in writing against the Acquired Company; (d) no active or abandoned underground storage tanks or other units for the treatment, storage, or disposal of Hazardous Material are present or have been present at any Real Property; (e) the Acquired Company has not: (i) expressly assumed or undertaken any Liabilities relating to Environmental Laws of another Person, or (ii) agreed to indemnify any other Person against Liabilities under Environmental Laws. Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 4.10 are Seller’s sole and exclusive representations and warranties regarding Environmental Laws, Environmental Permits, and Hazardous Materials.

Section 4.11 Tax Matters. Except as disclosed on Schedule 4.11:

(a) The Acquired Company is validly classified as a corporation for U.S. federal income tax purposes pursuant to Treas. Reg. § 301.7701-2(b) and has been classified as such since the date of its formation, and no election has been filed by the Acquired Company requesting an alternative classification for U.S. federal income tax purposes.

(b) (i) All Tax Returns required to be filed by the Acquired Company have been timely filed; (ii) all such Tax Returns are true, correct and complete in all respects; (iii) all Taxes required to have been paid by the Acquired Company, or that could give rise to a Lien (other than a Permitted Tax Lien) on the assets of the Acquired Company, have been timely paid or have been properly reflected on the Financial Statements in accordance with GAAP; and (iv) all Taxes required to have been withheld by the Acquired Company have been timely withheld, and such withheld Taxes have been timely paid to the proper Governmental Entity.

(c) (i) No written agreement waiving or extending, or having the effect of waiving or extending, the statute of limitations for the period of assessment or collection of any Taxes of the Acquired Company, which statute or period has not expired, and no power of attorney with respect to any such Taxes that remains in effect, has been filed or entered into by the Acquired Company with any Governmental Entity; (ii) there are no audits by any Governmental Entity regarding Taxes pending or threatened in writing against the Acquired Company; and (iii) no Governmental Entity has asserted in writing any deficiency or claim with respect to Taxes or any adjustments to Taxes against the Acquired Company that is pending or has not been properly reflected on the Financial Statements in accordance with GAAP.

(d) There are no Liens for Taxes on any asset of the Acquired Company, except for Liens for Taxes not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP (“Permitted Tax Liens”).

(e) The Acquired Company is not a party to and has no obligation under any Tax sharing, Tax indemnification or Tax allocation agreement or similar contract or arrangement (other than any agreement, contract or arrangement the principal subject of which is not Taxes).

(f) The Acquired Company has not entered into any transaction that is a “reportable transaction” (both as defined in Treasury Regulation Section 1.6011-4, as modified by published Internal Revenue Service guidance)

(g) No claim has been made by any Governmental Entity in a jurisdiction where the Acquired Company does not file Tax Returns or pay Taxes that the Acquired Company is or may be subject to taxation by that jurisdiction or any Governmental Entity thereof, including a duty to collect, deduct or withhold and pay over Taxes to any such Governmental Entity.

(h) The Acquired Company (i) has not been a member of any affiliated group filing a combined, consolidated or unitary Tax Return (other than any such group of which CenterPoint Energy, Inc.is, or Vectren Corporation was, the common parent), (ii) has no liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax Law) (other than as a result of being a member of the U.S. federal consolidated group of which CenterPoint Energy, Inc. is the common parent) or as a transferee or successor or otherwise, or (iii) since February 1, 2019, has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(i) The Acquired Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in, or use of an improper, method of accounting for any Pre-Closing Tax Period; (ii) “closing agreement” as described in Code Section 7121 (or any similar or analogous provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any similar or analogous provision of state, local, or non-U.S. Tax Law) entered into or existing on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount or deferred revenue received on or prior to the Closing Date; or (vi) election under Code Section 108(i).

Section 4.12 Labor Matters.

(a) Except as set forth on Schedule 4.12(a): (i) the Acquired Company is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment, labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, unemployment insurance, and proper classification of (x) exempt employees and (y) independent contractors; (ii) within the past three (3) years, the Acquired Company has not received written notice of any material charges, complaints, or unfair labor practice complaints against the Acquired Company before any court, agency, arbitrator, or Governmental Entity, including the National Labor Relations Board, relating to any of the current or former Acquired Company Employees, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours, health and safety, or any other employment-related matter arising under applicable Laws; (iii) the Acquired Company has not, within the past three (3) years, received notice that any representation petition respecting the current or former Acquired Company Employees has been filed with the National Labor Relations Board; and (iv) there is no labor strike, slowdown, work stoppage, or lockout actually pending or, to Seller’s Knowledge, threatened in writing involving the current or former Acquired Company Employees.

(b) Seller has made available to Buyer a complete list, current as of no more than 15 days prior to the date hereof, (which may be anonymized) of positions, hire date, work location, full or part time status, union affiliation, exempt or non-exempt status, current annual salaries or wage rates, long-term incentive and annual bonus target percentages, and accrued vacation allotments of all persons identified on Schedule 6.9(a).

(c) For the past three (3) years or except as set forth on Schedule 4.12(c): (i) the Acquired Company has complied in all material respects with all applicable Laws relating to employee health and safety, and (ii) the Acquired Company has not received from any Governmental Entity any written notice alleging a violation of any such Law relating to employee health and safety, and (iii) no claim, action, suit, inquiry, audit, or investigation alleging an actual or potential violation of the Occupational Safety and Health Act of 1970, as amended is pending or, to the Seller’s Knowledge, threatened against the Acquired Company.

(d) Except for the CBA, the Acquired Company is not a party to, or otherwise bound by, any collective bargaining agreement or other similar agreement with a labor union or other collective employee representative, and, to Seller’s Knowledge, there are no labor unions or other organizations representing or purporting or attempting to represent, any Acquired Company Employees.

Section 4.13 Employee Benefits.

(a) Schedule 4.13(a) sets forth a list as of the date hereof of each material Benefit Plan, and separately identifies each material Benefit Plan that is sponsored or maintained directly by the Acquired Company (an “Acquired Company Benefit Plan”); provided, that with respect to employment agreements, retention agreements, long term incentive agreements and similar agreements, only the forms of such agreements and arrangements shall be listed, together with any material deviations from such forms.

(b) With respect to each material Benefit Plan, Seller has made available to Buyer true and complete copies of each of the following documents as of the date hereof: (i) each Benefit Plan (including all amendments to the most recent Benefit Plan document), or, in the case of any unwritten Benefit Plan, a written summary of the terms thereof; (ii) the most recent summary plan description, together with each summary of material modifications, if such documents are required under ERISA with respect to such Benefit Plan; and (iii) the most recent determination letter received from the United States Internal Revenue Service with respect to each Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(c) Except as set forth on Schedule 4.13(c) or except as would not reasonably be expected to be material to the Acquired Company:

(i) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Benefit Plan is so qualified or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service to that effect. Nothing has occurred since the date of such determination that would be reasonably expected to cause the loss of such Benefit Plan’s qualified status;

(ii) Each Benefit Plan has been maintained, funded, and administered in compliance with its terms and in compliance with all applicable Laws, including ERISA and the Code. Other than routine claims for benefits, there are no Actions, or participant, beneficiary, member or other claims or actions, pending or, to Seller’s Knowledge, threatened in writing, against or involving any Benefit Plan;

(iii) No Benefit Plan is (A) a “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA; (B) a multiple employer plan that is subject to Section 413(c) of the Code or Sections 4063 or 4064 of ERISA; or (C) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA;

(iv) Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been designed and operated in compliance with Section 409A of the Code and the guidance issued thereunder;

(v) All Acquired Company employees expected to become Transferred Employees, who have accrued a benefit in any Seller or Seller Affiliate maintained defined benefit pension plan(s), are fully vested in such accruals;

(vi) No Benefit Plan provides for any gross-up, reimbursement or additional payment by reason of any tax imposed under Section 409A, Section 4999 of the Code, or otherwise; and

(vii) (A) except as set forth on Schedule 4.13(c)(vii), no Benefit Plan that is a “defined benefit pension plan” (within the meaning of ERISA) that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA in which Acquired Company Employees participate or have in the last six (6) years participated (each, a “Pension Plan”) has failed to satisfy the “minimum funding standard” (as defined in Section 412 of the Code), whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code, (B) no Pension Plan is in “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA, and (C) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, ERISA Title IV Liability of Seller or any of its Affiliates that would or would reasonably be expected to become a Liability of Buyer or any of its Affiliates (including the Acquired Company) following the Closing.

(d) Except as set forth on Schedule 4.13(d) or as otherwise contemplated under this Agreement, none of the execution of this Agreement, nor consummation of the transactions contemplated hereby (alone or in conjunction with any other event), will (i) accelerate or increase the vesting or the time of payment, create, or increase any compensation or benefits of any Acquired Company Employee under a Benefit Plan, (ii) result in any “excess parachute payment” under Section 280G of the Code, or (iii) result in any obligation of the Acquired Company or Buyer to accelerate or newly fund (through a grantor trust or otherwise) compensation or benefits upon or following the Closing Date.

Section 4.14 Information and Technology. The IT Assets operate and perform in all material respects as required by, and, when taken together with the information technology, communications equipment, software, and data storage which the Acquired Company will have continued access to or use of after the Closing Date pursuant to the Transition Services Agreement (subject to the receipt of any necessary consents), are sufficient to enable, the Acquired Company to operate its business as currently operated. Seller has taken commercially reasonable actions to protect the security and integrity of the IT Assets. To Seller’s Knowledge, since January 1, 2023, there has been no security breach or other material unauthorized access to the IT Assets that has resulted in either the material disruption, interruption or loss of use of the IT Assets or the material unauthorized access, use, disclosure, deletion, destruction, modification, corruption, or encryption of the IT Assets or of any information.

Section 4.15 Brokers and Finders. Seller and its Affiliates have not incurred, and will not incur, any Liability for a finder’s fee, brokerage commission, or similar payment relating to the transactions contemplated by this Agreement for which the Acquired Company, Buyer or any of its Affiliates will have any responsibility.

Section 4.16 Capitalization.

(a) Seller owns of record and beneficially all of the LLC Interests. There are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities, phantom stock appreciation rights, profit participation rights, equity-based rights or interests, or other rights (contingent or otherwise) to purchase, repurchase, redeem or otherwise acquire any equity interests of or in the Acquired Company, (ii) no commitments on the part of the Acquired Company to issue, deliver or sell membership interests, subscriptions, warrants, options, convertible securities, or any other equity interest of the Acquired Company, and (iii) no equity interest of the Acquired Company reserved for issuance for any such purpose. The Acquired Company does not have any obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity interests.

(b) All of the LLC Interests (i) were duly authorized, validly issued and fully paid and non-assessable, (ii) were issued without violation of applicable securities Laws or any preemptive, subscription or similar rights and (iii) are free and clear of all Liens (other than Liens arising under applicable securities Laws or the Governing Documents or Liens created by Buyer).

(c) Except for this Agreement, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity interests of the Acquired Company. Except as set forth in Schedule 4.16(c), the Acquired Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest, or any interest convertible into or exchangeable for capital stock or other equity interests equity interests in, and has not made (or committed to make) any loan (excluding ordinary course trade payables or advances to employees) to or investment of equity or debt capital in, any other Person.

Section 4.17 Properties.

(a) Except as set forth on Schedule 4.17 or as would not reasonably be expected to have a Material Adverse Effect, the Acquired Company has good, valid and marketable title to all Owned Real Property, has good and valid leasehold title to or holds valid rights to lease or otherwise use, occupy, operate or access all Leased Real Property and has good and marketable easement interests in the Easements and all improvements thereon (to the extent held by the Acquired Company), in each case, free and clear of all Liens, except Permitted Liens. The Easements, together with the Owned Real Property and Leased Real Property, constitute all material real property and interests in real property that are used in or otherwise required for the operation of the business of the Acquired Company as currently conducted. Other than Permitted Liens, the Acquired Company has not entered into any material leases, subleases or licenses permitting another party to use or occupy any portion of the Owned Real Property or Leased Real Property. There is no pending or, to Seller’s Knowledge, threatened condemnation, eminent domain or administrative actions affecting any Easements, Leased Real Property, Owned Real Property or any portion thereof, except in each case as would not reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 4.17 or as would not reasonably be expected to have a Material Adverse Effect, (i) each Lease and each Easement is valid, binding and in full force and effect on the Acquired Company, and, to Seller’s Knowledge, on any other named party to such Lease or Easement, and is enforceable by the Acquired Company in accordance with its terms, except as enforceability may be limited by the Remedy Exceptions, (ii) the Acquired Company has performed, in all material respects, the obligations required to be performed by it under each Lease and under each Easement and is not in material default under or material breach or violation of any Lease or any Easement, and (iii) to Seller’s Knowledge, there is no material violation of, or material default or breach by any other third party under, any Lease or any Easement.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, all of the tangible assets of the Acquired Company and all of the tangible Transferred Assets are in all material respects in good repair, working order and operating condition, consistent with normal industry standards, ordinary wear and tear excepted.

Section 4.18 Insurance. Each material insurance policy that the Acquired Company holds or of which it is the beneficiary (the “Insurance Policies”) (a) is in full force and effect, (b) no written notice of (i) any pending or threatened termination of, or (ii) since the most recent renewal date, material premium increases with respect to, or material alteration of coverage under, any such Insurance Policy has been received by Seller or any of its Affiliates (including the Acquired Company), and (c) neither the Seller nor any of its Affiliates (including the Acquired Company) is in material breach of or default under, and, to Seller’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach of or default under, or permit termination or modification under, the Insurance Policies. Except as set forth in Schedule 4.18, since January 1, 2023, there have not been any material claims and there are no material claims pending, in each case, as to which coverage for the Acquired Company has been denied by the underwriter of such Insurance Policy.

Section 4.19 Anti-Corruption; OFAC.

(a) The Acquired Company is not and, to the Knowledge of the Seller, none of the Acquired Company’s directors, officers, agents, employees or Affiliates, is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(b) The operations of the Acquired Company, since January 1, 2021, have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the anti-money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) and no Action before any Governmental Entity involving the Acquired Company with respect to the Money Laundering Laws is pending or, to the Knowledge of the Seller, threatened in writing.

(c) Since January 1, 2021, neither the Acquired Company, its current or former directors or officers (during their tenure as directors or officers of the Acquired Company), nor, to the Seller’s Knowledge, its Representatives other Person acting on behalf of the Acquired Company (i) has made any direct or indirect unlawful payments to any foreign or domestic Government Official, (ii) has violated or is violating any Anti-Corruption Laws; (iii) has made, or is making, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or has paid or is paying, any fee, commission or other payment that has not been properly recorded on its accounting books and records as required by the Anti-Corruption Laws, (iv) has given or received anything of material value to or from a Government Official, an intermediary for payment to any individual, including Government Officials or any political party for the purpose of obtaining or retaining business; or (iv) has taken any action (A) in furtherance of an offer, provision, payment, or promise to pay anything of value, directly or indirectly, to any Government Official to unlawfully influence official action or secure an unlawful business advantage for the Acquired Company, or (B) that would otherwise violate any applicable Anti-Corruption Laws, Money Laundering Laws, anti-terrorism and economic sanction or any applicable Laws regarding boycotts.

Section 4.20 Intellectual Property.

(a) The Acquired Company owns all right, title and interest in and to the Business Intellectual Property, free and clear of Liens other than Permitted Liens. Seller has taken reasonable measures to protect, preserve and maintain all of the Business Intellectual Property, including the use of reasonable security measures to protect and preserve the confidentiality of all trade secrets, if any, and other proprietary information. The Business Intellectual Property includes, or the Acquired Company has the unrestricted right to use, any and all operations manuals, maintenance and support manuals, specifications, design documentation, flowcharts, requirements documents, operating procedures, and similar Intellectual Property, including the know-how embodied therein, necessary to operate the business of the Acquired Company as conducted as of the date of this Agreement in all material respects.

(b) The Business Intellectual Property combined with (i) the Intellectual Property licensed pursuant to (A) the Shared Contracts and (B) the Transferred Contracts, (ii) the Intellectual Property (A) that will be licensed to Buyer under the Transition Services Agreement or that will be utilized by Seller to provide “Services” under the Transition Services Agreement or (B) that relates to “Excluded Services” under the Transition Services Agreement, and (iii) the Seller Marks, constitutes all of the Intellectual Property necessary to operate the business of the Acquired Company as conducted as of the date of this Agreement in all material respects.

(c) To Seller’s Knowledge, the conduct of the business of the Acquired Company and the use of the Business Intellectual Property does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, the Intellectual Property or other rights of any Person. Since January 1, 2023, there have been, and as of the Closing Date there are, no legal disputes or Actions pending or, to Seller’s Knowledge, threatened, that alleges any such infringement, dilution, misappropriation, or violation. None of the Business Intellectual Property is subject to any outstanding Order that would materially and adversely affect the Acquired Company’s rights under such Business Intellectual Property. To Seller’s Knowledge, no Person is infringing, violating or misappropriating, any Business Intellectual Property, and no dispute or Action is pending or threatened by the Acquired Company, Seller or its Affiliates against another Person that alleges any infringement, dilution, violation or misappropriation of such Business Intellectual Property.

Section 4.21 Exclusivity of Representations and Warranties. Except for the express representations and warranties provided in this Article IV or any certificate delivered by Seller pursuant to Section 7.4 of this Agreement (in each case, as qualified by the Seller Disclosure Schedules), none of the Seller, the Acquired Company nor any other Person on behalf of the Seller or the Acquired Company has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Seller or the Acquired Company or its or their respective directors, officers, employees, equityholders, partners, members, or other representatives, and Seller, on behalf of itself, its affiliates or their respective directors, officers, employees, equityholders, partners, members, or other representatives, and such parties hereby disclaim any such other representations or warranties and all liability and responsibility or other obligations to a Buyer Related Party for use of any information, documents, projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, data, or other material made available, communicated, or furnished (orally or in writing, including electronically) to any Buyer Related Party, including omissions therefrom. Without limiting the foregoing, none of Seller, its Affiliates, the Acquired Company, nor their respective directors, officers, employees, equityholders, partners, members, or other representatives shall be liable to any Buyer Related Party in respect of the accuracy or completeness of any such information, any information made available in any electronic data room and maintained by or on behalf of Seller or the Acquired Company for purposes of the Transactions, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Seller or in any other form in connection with the Transactions contemplated by this Agreement, unless and to the extent any such information is included in a representation or warranty contained in this Article IV or any certificate delivered by Seller pursuant to Section 7.4 of this Agreement (in each case, as qualified by the Seller Disclosure Schedules). Neither Seller nor any other Person on behalf of the Acquired Company makes any express or implied representation or warranty with respect to the accuracy of any financial projections or forecasts relating to the Acquired Company or the forward-looking assumptions on which such financial projections and forecasts are based.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as otherwise disclosed in the disclosure schedules delivered by Buyer to Seller on the date hereof (the “Buyer Disclosure Schedules”), Buyer hereby represents and warrants to Seller that, as of the date hereof (except where such representation or warranty is expressly made as of another specific date), as follows:

Section 5.1 Organization and Good Standing. Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of New Jersey and has all requisite corporate power and authority to carry on its business as presently conducted. Buyer is duly qualified or licensed to do business as a foreign corporation in each jurisdiction where the nature of the business conducted by it or the character or the ownership or operation of any of its assets makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.2 Authority and Enforceability. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party, the performance by Buyer of its obligations under this Agreement and the Ancillary Agreements to which it is a party and the consummation by Buyer of the Transactions have been duly authorized by all necessary corporate action on Buyer’s part. This Agreement has been, and each Ancillary Agreement to which Buyer is a party will be, duly executed and delivered by Buyer and this Agreement constitutes, and each such Ancillary Agreement when so executed and delivered will constitute, in each case, assuming the due authorization, execution, and delivery by the other parties thereto, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by the Remedy Exceptions.

Section 5.3 Consents and Approvals; No Conflict. Except as set forth on Schedule 5.3, assuming the truth and accuracy of the representations and warranties of Seller set forth in Section 4.3, none of the execution, delivery, and performance by Buyer of this Agreement or any Ancillary Agreement, nor the consummation of the Transactions, will:

(a) violate or conflict with any of the governing documents of Buyer in any material respect;

(b) violate any Law applicable to Buyer or any of its property, except for any such violations of Law that would not reasonably be expected to have a Buyer Material Adverse Effect or that arise as a result of any facts or circumstances relating uniquely to Seller or any of its Affiliates;

(c) require any declaration, filing, or registration by Buyer or any of its Affiliates with, or notice by Buyer or any of its Affiliates to, or authorization, consent, or approval with respect to Buyer or any of its Affiliates of, any Governmental Entity, except for any such declarations, filings, registrations, notices, authorizations, consents, or approvals: (i) the failure of which to obtain or make would not reasonably be expected to have a Buyer Material Adverse Effect; (ii) that are customarily not obtained until after the Closing; or (iii) as may be required pursuant to the HSR Act; or

(d) except as set forth on Schedule 5.3(d), violate, conflict with, result in a breach of, require any consent or approval of, or (with or without notice or lapse of time or both) constitute a default, give rise to any right of modification, acceleration, payment, cancellation, or termination under or pursuant to any loan agreement, note, bond, mortgage, indenture, or other material instrument or agreement to which Buyer or its Affiliates is a party or by which Buyer or any of its Affiliates or any of their assets may be bound, except for any such violations, conflicts, breaches, consents, approvals, defaults, or other occurrences that would not reasonably be expected to have a Buyer Material Adverse Effect or arise as a result of any facts or circumstances relating uniquely to Seller or any of its Affiliates.

Section 5.4 Financial Capability.

(a) Buyer has delivered to the Seller true and complete fully executed copies of one or more executed commitment letters, dated as of the date hereof, among Buyer and the Financing Sources party thereto (including all exhibits, schedules and annexes thereto, and the corresponding executed fee letters (the “Fee Letters”) associated therewith (provided that the amount of fees, flex provisions, pricing terms and pricing caps set forth in any commitment letter or any Fee Letter may be redacted; provided, further, that none of the redacted terms would reasonably be expected to (x) affect or delay the availability of the Debt Financing or (y) adversely affect the conditionality, availability, enforceability or aggregate principal amount of the Debt Financing), as the same may be amended pursuant to Section 6.22(a) (collectively, the “Debt Financing Commitment Letters”), pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt financing in the committed amounts and at the times set forth therein (the “Debt Financing”) for the purpose of satisfying Buyer’s obligations under this Agreement, to consummate the Transactions, to repay the outstanding principal balance of the Seller Note upon the maturity thereof, and to pay all fees and expenses reasonably expected to be incurred in connection herewith and with the Debt Financing.

(b) As of the date of this Agreement, the Debt Financing Commitment Letters and the terms of the Debt Financing have not been withdrawn (and no party thereto has indicated an intent to so withdraw), amended, restated or otherwise modified or waived, and the respective commitments contained therein have not been withdrawn, modified or rescinded in any respect, and, except as permitted by Section 6.22 or as otherwise agreed to in writing by the Seller, no such amendment, restatement or modification thereto is contemplated; provided that the existence or exercise of “market flex” provisions contained in the Fee Letter shall not constitute an amendment or modification of such Debt Financing Commitment Letter.

(c) To the Knowledge of Buyer, there are no side letters or other legally binding agreements, contracts or arrangements relating to the funding or investing, as applicable, of the full amount of the Debt Financing, other than as expressly set forth in Debt Financing Commitment Letters. The Debt Financing is not subject to any conditions precedent other than those expressly set forth in Exhibit B of the Debt Financing Commitment Letter.

(d) Assuming the entry into and the effectiveness of the Seller Note and the funding in full of the Debt Financing, the net proceeds of the commitments under such Debt Financing, when funded in full in accordance with the Debt Financing Commitment Letters, Buyer will have, in the aggregate, at the Closing, sufficient liquid funds (through cash on hand, the Debt Financing Commitment Letters or otherwise) (i) to pay all amounts payable by Buyer hereunder, including payment of the Estimated Purchase Price pursuant to Section 2.2; (ii) to make all other necessary payments of fees and expenses in connection with the Transactions for which it is responsible; and (iii) to perform and discharge its obligations under this Agreement and the Ancillary Agreements and in connection with the Transactions as and when due, including without limitation to pay all obligations owing pursuant to the Seller Note as and when due thereunder. Buyer expressly acknowledges that its obligations hereunder are not subject to any conditions, express or implied, regarding (i) Buyer’s ability to consummate any financing arrangements or to obtain any financing (including the Debt Financing) for the consummation of the Transactions or (ii) its or its Affiliates’ receipt or availability of any funds (including the Debt Financing) or ability to obtain any financing (including the Debt Financing); provided that Seller stands ready, willing, and able to enter into the Seller Note on the Closing Date.

(e) As of the date of this Agreement, the Debt Financing Commitment Letters are in full force and effect and constitute the legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer, the other parties thereto, enforceable against each party thereto in accordance with its terms (in each case, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law)). As of the date of this Agreement, (i) to the Knowledge of Buyer, no event has occurred which would constitute or would reasonably be expected to constitute a breach or default (or an event which with notice or lapse of time or both would constitute or would reasonably be expected to constitute a default) on the part of any party to the Debt Financing Commitment Letters, under the Debt Financing Commitment Letters, and (ii) Buyer has no reason to believe that any of the conditions (1) to the funding of Debt Financing amounts contemplated to be funded on the Closing Date will not be satisfied (or that the full amount of the Debt Financing contemplated to be funded on the Closing Date will not be available to Buyer) on or prior to the Closing Date and (2) to the funding of Debt Financing amounts contemplated to be funded upon maturity of the Seller Note will not be satisfied (or that the full amount of the Debt Financing contemplated to be funded upon maturity of the Seller Note will not be available to Buyer) on or prior to maturity of the Seller Note. Buyer has paid, or caused to be paid, in full any and all commitment fees or other fees, costs and expenses required to be paid pursuant to the terms of the Debt Financing Commitment Letters or otherwise in connection with the Debt Financing on or before the date of this Agreement.

(f) The Debt Financing and the transactions contemplated thereby do not and will not require the consent or authorization of any state or federal public utility commission with jurisdiction over the Acquired Company, Buyer or its Affiliates (including, if applicable, the State Regulator and the Federal Energy Regulatory Commission) at or prior to the Closing.

Section 5.5 Brokers and Finders. Buyer and its Affiliates have not incurred, and will not incur, any Liability for a finder’s fee, brokerage commission, or similar payment relating to the transactions contemplated by this Agreement for which Seller or any of its Affiliates will have any responsibility.

Section 5.6 Legal Proceedings. Except as set forth on Schedule 5.6, there are no Actions pending or, to Buyer’s Knowledge, threatened in writing, which would reasonably be expected to have a Buyer Material Adverse Effect. To Buyer’s Knowledge, there is no fact relating to Buyer’s or any of its Affiliates’ respective businesses, operations, assets, financial condition, or legal status, including any officer’s, director’s, or current employee’s status, that would reasonably be expected to impair or delay the ability of the Parties to promptly obtain the consents set forth on Schedule 4.3 and Schedule 5.3.

Section 5.7 Regulation as a Utility. Buyer and its Affiliates are not subject to regulation as a public utility or public service company (or similar designation) by the State Regulator or any Ohio municipality or any political subdivision of the foregoing.

Section 5.8 Solvency. As of (a) the date of this Agreement, (b) the Closing and immediately after consummating the Transactions, and (c) the last day of each fiscal quarter after the Closing Date until the earlier of the Termination Date (as defined in the Seller Note) or Covenant Defeasance (as defined in the Seller Note), Buyer and its consolidated subsidiaries (including, as of the Closing, the Acquired Company), taken as a whole, will not: (i) be insolvent (either because their financial condition is such that the sum of their debts and Liabilities is greater than the fair value of their assets or because the present fair salable value of their assets will be less than the amount required to pay their probable Liability on their debts and Liabilities as they become absolute and matured); (ii) have unreasonably small capital with which to engage in their businesses; or (iii) have incurred, or plan to incur, debts beyond their ability to repay such debts as they become absolute and matured. No transfer of property is being made by Buyer and no obligation is being incurred by Buyer in connection with the Transactions with the intent to hinder, delay, or defraud either present or future creditors of Buyer or its subsidiaries.

Section 5.9 Investigation by Buyer. Buyer has performed all due diligence that it has deemed necessary to perform concerning the Acquired Company in connection with its decision to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions and acknowledges that Buyer, its Affiliates, and its Representatives have been provided access to the personnel, properties, premises, and records of the Acquired Company for such purpose. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis, and Buyer:

(a) acknowledges that none of Seller or any of its Affiliates or Representatives makes or has made any representation or warranty, of any kind or nature whatsoever, either express or implied, oral or written, as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its Affiliates or Representatives, except that the foregoing limitations shall not apply with respect to Seller to the specific representations and warranties set forth in Article IV of this Agreement, but always subject to the limitations and restrictions contained herein;

(b) agrees, to the fullest extent permitted by applicable Law, that none of Seller or any of its Affiliates or Representatives shall have any Liability whatsoever to Buyer on any basis based upon any information provided or made available, or statements made, whether oral or written, to Buyer or any of its Affiliates or Representatives (including any documents, financial statements, estimates, budgets, forecasts, including forecasted natural gas demand, information, projected information, third party reports, such as the quality of earnings report or the market and regulatory vendor due diligence report, or other material), in any “data rooms,” teaser, confidential information memorandum, due diligence discussions, management presentations, or otherwise in connection with the transactions contemplated by this Agreement; provided, that nothing in this Section 5.9(b) shall in any way be deemed to limit or modify any claims, rights or remedies of the insureds under the R&W Insurance Policy or inhibit or prevent the insureds from obtaining any remedies against any R&W Insurer;

(c) acknowledges that there are inherent uncertainties in any estimates, budgets, forecasts, including forecasted natural gas demand, third party reports, projected information estimates, or similar information, and that Buyer takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, budgets, forecasts, third party reports, projected information estimates, or similar information (including the reasonableness of the assumptions underlying any such estimates, budgets, forecasts, projected information estimates, or similar information);

(d) acknowledges that, except as expressly set forth in Article IV of this Agreement, as qualified by the Seller Disclosure Schedules, there are no representations or warranties of any kind, express or implied, oral or written, with respect to the Acquired Company; and

(e) represents that Buyer has no Knowledge as of the date hereof of a breach of or inaccuracy in any representation, warranty, covenant, or agreement contained in this Agreement.

Section 5.10 Investment. Buyer is acquiring the LLC Interests for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to or for resale or distribution thereof in whole or in part. Buyer has no Contract with any Person to sell, transfer or grant participations in the LLC Interests to such Person. Buyer is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

Section 5.11 Exclusivity of Representations and Warranties. Except for the express representations and warranties provided in this Article V or any certificate delivered by Buyer pursuant to Section 8.4 of this Agreement (in each case, as qualified by the Buyer Disclosure Schedules), none of the Buyer nor any other Person on behalf of the Buyer has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Buyer or its directors, officers, employees, equityholders, partners, members, or other representatives, and Buyer, on behalf of itself, its Affiliates and its and their respective directors, officers, employees, equityholders, partners, members, or other representatives, hereby disclaims any such other representations or warranties. Without limiting the foregoing, neither the Buyer nor any other Person will have or be subject to any Liability or other obligation to Seller or its Representatives or any other Person resulting from Seller’s or its Representatives’ or such other Person’s use of any information, documents or other material made available to Seller or its Representatives or such other Person, unless and to the extent any such information is included in a representation or warranty contained in this Article V or any certificate delivered pursuant to Section 8.4 of this Agreement (in each case, as qualified by the Buyer Disclosure Schedules).

ARTICLE VI

COVENANTS OF THE PARTIES

Section 6.1 Conduct of the Acquired Company.

(a) From the date hereof and prior to the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Article IX (the “Interim Period”), except: (i) as expressly required or expressly permitted by this Agreement (including as described on Schedule 6.1 and the other matters contemplated by the other Schedules and Exhibits hereto) or any of the Ancillary Agreements or as required by Law (including any COVID-19 Measures and any action taken, or omitted to be taken, by Seller or its Affiliates pursuant thereto); (ii) for the effect of the announcement and consummation of the transactions contemplated hereby; and (iii) as otherwise approved in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), Seller shall cause the Acquired Company to use commercially reasonable efforts to operate in the Ordinary Course of Business.

(b) Without limiting the generality of the foregoing, during the Interim Period, except as otherwise contemplated by this Agreement (including as described on Schedule 6.1 and the other matters contemplated by the other Schedules and Exhibits hereto) or any of the Ancillary Agreements, in the Ordinary Course of Business, or as required by Law (including any COVID19 Measures) or the terms of any Contract to which the Acquired Company is a party, and except as otherwise approved in writing by Buyer (which approval shall not be unreasonably withheld, conditioned, or delayed; provided, however, that in the event Seller has requested Buyer’s approval and Buyer has not responded to such request within seven (7) Business Days, Buyer shall be deemed to have approved Seller’s request), Seller shall not (solely with respect to the Acquired Company, Acquired Company Employees (including those employees who become Acquired Company Employees following the date of this Agreement), Transferred Assets, Transferred Contracts or Section 6.1(b)(iii), and solely with respect to Section 6.1(b)(iii), Seller shall cause its Affiliates not to), and shall cause the Acquired Company not to:

(i) sell, lease (as lessor), transfer, or otherwise dispose of assets of the Acquired Company or any Transferred Asset, other than (A) in the Ordinary Course of Business (including the use, disposal or sale of inventory); (B) the disposal of assets of the Acquired Company or any Transferred Assets having an aggregate value of less than $5,000,000; or (C) the disposal of obsolete, defective, or surplus assets of the Acquired Company;

(ii) enter into, assign or relinquish any material rights under, or amend in any material respect, any Material Contract, except for (A) the expiration of any Material Contract in accordance with its terms and (B) entry into amendments in the Ordinary Course of Business, including to (1) extend or renew the term of any Material Contract of any Material Contract, or (2) amend any Material Contract for administerial purposes;

(iii) accelerate the vesting or the time of payment, create, increase, or decrease any compensation of any Acquired Company Employee or any employee benefits provided under any Benefit Plan (or under any plan that would be a Benefit Plan if in effect as of the date hereof) with respect to any Acquired Company Employee, or create any obligation of the Acquired Company to accelerate or newly fund (through a grantor trust or otherwise) compensation or benefits of any Acquired Company Employee or former Acquired Company employee, except (A) in the Ordinary Course of Business (which shall not be interpreted for purposes of this Section 6.1(b)(iii) to permit amendments to the CBA); (B) to the extent required by Section 6.9 or by the terms of any CBA or Benefit Plan existing as of the date hereof; or (C) for actions taken with respect to any Benefit Plan (other than an Acquired Company Benefit Plan that provides for health or welfare benefits) to the extent such actions apply to substantially all similarly situated employees;

(iv) authorize for issuance, issue, grant, sell, or dispose of, any equity interests of the Acquired Company, or issue any rights to subscribe for or acquire any equity interests of the Acquired Company;

(v) merge or amalgamate into or with or consolidate with any Person or acquire all or substantially all of the business or assets of another Person;

(vi) commit the Acquired Company to declaring or paying any distribution or dividend to any Person, except for distributions of available cash;

(vii) amend the Governing Documents;

(viii) (A) make, revoke or change any material Tax election, (B) settle or compromise any Tax audit, claim, or assessment of any material liability for Taxes, (C) file any material amended Tax Return, (D) enter into any closing agreement or obtain any Tax ruling, (E) surrender any right to claim a refund of any material Tax liability or refund, (F) consent to any extension or waiver with respect to any material Tax claim, assessment, or liability, or (G) change any material Tax accounting methods;

(ix) except in the Ordinary Course of Business or such Indebtedness that constitutes Closing Indebtedness that will be fully repaid on or prior to Closing, (A) create, incur, assume, guarantee, endorse or otherwise become liable or responsible (whether directly or indirectly) for any Indebtedness of the Acquired Company or (B) make any loans, advances or capital contributions to, or investments in, any Person;

(x) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xi) materially increase or decrease the number of, or transfer a material number of employees from, the positions of employment in which Acquired Company Employees are employed, except (A) in the Ordinary Course of Business, including hiring to fill any open positions or to replace employees whose employment with the Acquired Company terminates upon or after the date hereof and prior to the Closing Date so long as such new employee is in the same or substantially similar role, promotions in the Ordinary Course of Business, or terminations of employment for “cause” (or term of similar meaning applied in the Ordinary Course of Business), or (B) in connection with the transfer of employees pursuant to Schedule 6.9(a);

(xii) settle or compromise any pending or threatened action, suit, or proceeding or any claim or claims that (A) impose any material non-monetary relief or obligation on the Acquired Company; or (B) in the aggregate, would reasonably be expected to be greater than $5,000,000;

(xiii) make, or fail to make, any capital expenditures in accordance with the CapEx Forecast, subject to a 10% annual variance;

(xiv) except for Leases set forth in Schedule 4.17, fail to (A) pay and perform its obligations under any material Lease, Easement, Permit, or Franchise or (B) maintain material Real Property, Pipelines and Facilities in the Ordinary Course of Business, unless, in either case, such failure would be immaterial to the business or operations of the Acquired Company;

(xv) except for Leases set forth in Schedule 4.17, terminate or materially amend any material Easement or Lease or sell or otherwise convey any material Owned Real Property, in each case, except in each case in the Ordinary Course of Business; or

(xvi) agree or commit to take any action which would be a violation of the restrictions set forth in this Section 6.1(b).

(c) Notwithstanding the foregoing, the Seller may cause the Acquired Company to take reasonable actions in compliance with applicable Law with respect to any operational emergencies (including any restoration measures in response to any act of terrorism, hurricane, tornado, tsunami, flood, earthquake or other natural disaster or weather-related event, circumstance or development), equipment failures, outages or threat to the environment or the health or safety of natural Persons.

Section 6.2 Access to Information.

(a) Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Seller or any of its subsidiaries by third parties that may be in Seller’s or any of its subsidiaries’ possession from time to time, from and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Article IX, and subject to legal or regulatory requirements, Seller shall, and shall cause the Acquired Company, to (i) provide to Buyer and its authorized representatives reasonable access, at reasonable times and upon reasonable notice during normal business hours, to the properties of the Acquired Company and permit reasonable inspection thereof and (ii) furnish financial and operating data and other information regarding the Acquired Company as may be reasonably requested by Buyer, in each case: (x) to comply with reporting, disclosure, filing, or other requirements imposed on Buyer or its Affiliates (including under applicable securities Laws) or for other bona fide business reasons; (y) to satisfy audit, accounting, claims, regulatory, litigation, subpoena, or other similar requirements; or (z) to comply with the obligations of Buyer under this Agreement or the Ancillary Agreements; provided that (A) Buyer and its representatives shall conduct any such activities at their sole risk and expense, under the supervision of Seller’s or its

Affiliates’ personnel and in a manner that does not unreasonably interfere with the normal business operations of the Acquired Company; (B) none of Seller or any of its Affiliates shall be required to take any action that would, based on the advice of counsel (which may be internal counsel), reasonably be expected to jeopardize the protection of, or constitute a waiver of, the attorney-client privilege, attorney work product privilege or other applicable legal privilege; and (C) Seller shall not be required to furnish any information that Seller or the Acquired Company is prohibited under applicable Law from furnishing or to the extent that furnishing such information would constitute a violation of any Contract (including any confidentiality obligations or similar restrictions set forth therein); provided, further, that Buyer’s access to any properties of the Acquired Company may be limited to the extent (I) Seller, based on the advice of counsel (which may be internal counsel), reasonably determines such access would violate any Contracts related to or governing such properties or to which such properties are subject or bound or (II) Seller reasonably determines it would jeopardize the health and safety of any of the employees or Representatives of the Acquired Company. All information furnished by or on behalf of Seller or its Affiliates (including the Acquired Company) hereunder shall be subject to the terms of the Confidentiality Agreement. Notwithstanding the foregoing, Seller may, based on the advice of counsel (which may be internal counsel), reasonably designate any competitively sensitive material provided to Buyer under this Section 6.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to Buyer’s outside counsel, and Buyer shall cause such outside counsel not to disclose such materials or information to any employees, officers, directors, or other Representatives of Buyer, unless express written permission is obtained in advance from the source of the materials. Notwithstanding anything herein to the contrary, no such access, disclosure, or copying shall be permitted for a purpose relating to a dispute or potential dispute between Seller and Buyer or any of their respective Affiliates. All requests for access and information pursuant to this Section 6.1 shall be made to such Representatives of Seller as Seller shall designate in writing, who shall be solely responsible for coordinating all such requests and all access permitted hereunder.

(b) Notwithstanding anything in this Agreement to the contrary: (i) Buyer will not have access to human resources, personnel, and medical records if such access would, in Seller’s opinion, based on the advice of counsel (which may be internal counsel), subject Seller to risk of Liability or otherwise violate applicable Law, including the Health Insurance Portability and Accountability Act of 1996; (ii) Buyer will not have access to the records of any Benefit Plan that is not an Acquired Company Benefit Plan except to the extent necessary to satisfy Buyer’s obligations under Schedule 6.9; (iii) Buyer will not have access to any information to the extent relating to any Tax Return of Seller or any of its Affiliates (other than the Acquired Company); and (iv) any investigation of environmental matters by or on behalf of Buyer will be limited to visual inspections and site visits commonly included in the scope of “Phase 1” level environmental inspections, and Buyer will not have the right to perform or conduct any sampling or testing at, in, on, or underneath any of the properties of the Acquired Company without the express written consent of Seller. Buyer shall abide by Seller’s safety rules, regulations, and policies (including the execution and delivery of any documentation or paperwork (e.g., Liability releases)) with respect to Buyer’s access to any of the properties of the Acquired Company. Seller shall have the right to have a Representative present at all times during any such inspections, interviews, and examinations. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, covenant, or agreement given or made by Seller in this Agreement.

(c) (i) BUYER, ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE REPRESENTATIVES, AS APPLICABLE, WAIVE AND RELEASE ALL DAMAGES AND LOSSES AGAINST THE SELLER, ITS AFFILIATES, AND THEIR RESPECTIVE DIRECTORS AND OFFICERS, EACH IN THEIR CAPACITY AS SUCH (THE “SELLER INDEMNIFIED PARTIES”) FROM AND (ii) BUYER SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS THE SELLER INDEMNIFIED PARTIES FROM AND AGAINST ALL DAMAGES AND LOSSES RESULTING FROM OR RELATING TO THE ACTIVITIES OF BUYER, ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE REPRESENTATIVES UNDER THIS SECTION 6.2, EVEN IF SUCH LOSSES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE (INCLUDING GROSS NEGLIGENCE), WILLFUL MISCONDUCT, STRICT LIABILITY, OR OTHER FAULT OR VIOLATION OF LAW BY THE SELLER INDEMNIFIED PARTIES. The foregoing indemnification obligation shall survive the Closing or termination of this Agreement pursuant to Article IX. Each Seller Indemnified Party is intended to be an express third-party beneficiary of this Section 6.2(c) and may specifically enforce its terms.

Section 6.3 Access to Books and Records; Cooperation. Seller shall deliver, or cause to be delivered, to Buyer all documents, books, and records primarily relating to the Acquired Company, its business, assets and properties within Seller’s possession or control which are not otherwise maintained at the Acquired Company’s principal offices or included in the Data Room within three (3) months after the Closing Date. The foregoing sentence shall be subject to Section 6.2(b) and shall not apply to (a) information that Seller determines with advice of counsel, which may be internal counsel, if provided to Buyers, would violate any applicable Law or Order; (b) any valuations of or related to the sale of the Acquired Company; or (c) any of the foregoing materials to the extent subject to the attorney client privilege, attorney work product privilege, or other applicable legal privilege of Seller or any of its Affiliates or Representatives. Buyer shall retain possession of the Acquired Company’s documents, books and records (including any instruments, accounts, correspondence, writings, evidences of title, and other papers) for a period of seven (7) years after the Closing Date or such other time period required by Law; provided that Tax books and records shall be retained until sixty (60) days after the expiration of the applicable statute of limitations (taking into account any extensions or waivers thereof). After the Closing Date, Buyer shall cause the Acquired Company to (a) provide Seller and its Representatives reasonable access during regular business hours to such documents, books and records (including the right to receive hard or electronic copies thereof) and to the employees of Buyer and the Acquired Company as reasonably requested by Seller or its Affiliates and (b) permit Seller and its Representatives to make such extracts and copies thereof as Seller may deem necessary, at Seller’s sole expense. Buyer shall, and shall cause its Affiliates to, provide such assistance and cooperation to Seller and its Representatives as Seller may reasonably request in relation to any Action by or against Seller or its Affiliates, including Actions relating to employee claims. Notwithstanding anything in this Section 6.3 to the contrary, Seller will not have access to human resources, personnel, or medical records if such access would, in Buyer’s opinion, based on the advice of counsel (which may be internal counsel), subject Buyer to risk of Liability or otherwise violate applicable Law, including the Health Insurance Portability and Accountability Act of 1996.

Section 6.4 Confidentiality.

(a) Buyer acknowledges that the information being provided to it in connection with the Transactions and the consummation thereof (including the terms and conditions of this Agreement and the Ancillary Agreements) is subject to the terms of the Confidentiality Agreement. Buyer shall, and shall cause its Affiliates and its and their respective Representatives to, maintain all such information, whether or not relating to the business of the Acquired Company, in accordance with the provisions of the Confidentiality Agreement which, notwithstanding anything contained herein or therein, shall remain in full force and effect following the execution of this Agreement and shall survive any termination of this Agreement in accordance with its terms.

(b) Effective upon, and only upon, the Closing, the confidentiality provisions of the Confidentiality Agreement shall terminate with respect to information solely relating to the Acquired Company; provided, however, that Buyer acknowledges that any and all other information provided (or made available) to it by or on behalf of Seller or any of its Affiliates or Representatives, whether prior to or after the Closing, concerning Seller or any of its Affiliates or Representatives (other than the Acquired Company) shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date until the later of the second anniversary of the Closing and the first anniversary of the termination of the Transition Services Agreement. Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, the obligations contained in this Section 6.4 shall not be limited by any term limitation contained in the Confidentiality Agreement.

(c) Until the second anniversary of the Closing, Seller will, and will cause its Affiliates and Representatives to, hold all Business Confidential Information in strict confidence and not knowingly and intentionally disclose to any Person other than its Affiliates and Representatives except to the extent such information (i) is in the public domain through no violation of this Agreement by Seller, its Affiliates, or Representatives, (ii) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources not known to be prohibited from disclosing such information to such Person by an obligation of confidentiality to Buyer or the Acquired Company or (iii) is developed independently by Seller, any of its Affiliates or any of their respective Representatives without the use of Business Confidential Information. Notwithstanding the foregoing, Seller may disclose Business Confidential Information to the extent that such information is required to be disclosed by Seller by Law or in connection with any proceeding by or before a Governmental Entity, including any disclosure, financial or otherwise, required to comply with the rules of any securities commission or exchange; provided that Seller will give Buyer written notice thereof as promptly as possible and, at Buyer’s expense, will reasonably cooperate with Buyer in seeking any protective orders or other relief as Buyer may reasonably request.

Section 6.5 Contact; Non-Disparagement; Non-Solicit.

(a) Except as otherwise provided in this Agreement, from the date hereof until the earlier of the termination of this Agreement pursuant to Article IX and the Closing, Buyer shall not, and shall cause its Representatives not to, contact or communicate with the employees, customers, potential customers, suppliers, distributors, contractors, lenders, agents, or licensors of

Seller (or Representatives of any of the foregoing), any other Persons reasonably known by Buyer to have a business relationship with Seller or its Representatives, or any Governmental Entity or Representatives thereof, in connection with the Transactions whether in person or by telephone, mail, or other means of communication, without the prior written consent of Seller (other than as expressly permitted in Section 6.7). Notwithstanding anything to the contrary in the foregoing, until the second (2nd) anniversary of the earlier of the termination of this Agreement pursuant to Article IX and the Closing, neither Party shall, and shall cause their Affiliates and respective Representatives not to, directly or indirectly, engage in conduct or make any statement that is intended to disparage or otherwise materially harm the reputation of the other Party, their Affiliates or their respective Representatives with respect to the Transaction, or the ability of either Party to consummate the Transactions contemplated hereby, in any written or oral communication with any Person; provided, that the foregoing shall not apply to true and factual statements or assertions made in the course of litigation or in connection with any Action.

(b) Notwithstanding anything to the contrary in the Confidentiality Agreement, effective upon the Closing and until the later of the second anniversary of the Closing and the first anniversary of the termination of the Transition Services Agreement, Buyer will not, and will cause its Representatives not to, directly or indirectly, without the prior written consent of the Seller, solicit for employment or employ any officer or employee of CenterPoint Energy, Inc. or its subsidiaries (collectively, the “CNP Non-Solicit Parties”); provided, however, that the foregoing provision shall not preclude Buyer and its Representatives from conducting generalized searches for employment (including through the use of general advertisements, search firms and internet postings) not targeted towards the CNP Non-Solicit Parties or their respective employees or from hiring any person who (a) responds thereto or (b) ceases to be employed by a CNP Non-Solicit Party one year prior to the commencement of employment discussions between such person and Buyer or its Representatives.

(c) Notwithstanding anything to the contrary in the Confidentiality Agreement, effective upon the Closing and until the second anniversary of the Closing, Seller will not, and will cause its Representatives not to, directly or indirectly, without the prior written consent of Buyer, solicit for employment or employ any Transferred Employees; provided, however, that the foregoing provision shall not preclude Seller and its Representatives from conducting generalized searches for employment (including through the use of general advertisements, search firms and internet postings) not targeted towards the Transferred Employees or from hiring any person who (a) responds thereto or (b) ceases to be employed by Buyer or the Acquired Company one year prior to the commencement of employment discussions between such person and Seller or its Representatives.

Section 6.6 Further Assurances.

(a) Subject to the terms and conditions of this Agreement (including Section 6.7 (Governmental Approvals) which shall control with respect to matters related to the PUC Transaction Notice, PUC Transaction Order, and HSR Approval), each of the Parties will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Law to consummate and make effective the transactions contemplated hereby, including using commercially reasonable efforts to obtain satisfaction of the conditions precedent to Closing applicable to such Party set forth in Article VII and Article VIII. Neither Party will, and each Party will cause its Affiliates not to, in each case, without the prior written consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with, or delay the transactions contemplated by this Agreement.

(b) Seller and Buyer each agree that, from time to time after the Closing Date, they shall execute and deliver, or cause their respective Affiliates to execute and deliver, such further instruments and take (or cause their respective Affiliates to take) such other action as may be reasonably necessary to carry out the purpose and intent of this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, none of Seller nor its Affiliates shall have any obligation to deliver to Buyer or any third party any of the deliverables listed in Section 3.2 prior to the Closing.

Section 6.7 Governmental Approvals.

(a) No later than ninety (90) days after the date of this Agreement, Seller shall cause Acquired Company to file with the State Regulator the PUC Transaction Notice on behalf of the Acquired Company and the Buyer. In addition, within ninety (90) days following the date hereof, Seller and Buyer will each file, or cause to be filed, with the Federal Trade Commission and the United States Department of Justice, Antitrust Division (together with the Federal Trade Commission, the “Federal Regulators”), any notifications required to be filed under the HSR Act with respect to the Transactions.

(b) Seller and Buyer will, and will cause their respective Affiliates to, cooperate with each other and use reasonable best efforts to, as promptly as practicable, (x) prepare and file all necessary applications, notices, petitions, and filings, and execute all agreements and documents in connection with the PUC Transaction Notice, PUC Transaction Order, and HSR Approval and (y) obtain or otherwise comply with any conditions set forth in the PUC Transaction Order and HSR Approval. The Parties will cooperate in all communications, cooperations, and interactions with Governmental Entities regarding the Transactions. Buyer and Seller shall, and shall cause their Affiliates to, cooperate with each other and use their respective reasonable best efforts to, (A) furnish to the other Party such necessary information and reasonable assistance in connection with the preparation of such filings, (B) respond as soon as practicable to any requests for additional information or documents made in connection therewith by any Governmental Entity and (C) furnish any additional information, if any, requested by a Governmental Entity (including the State Regulator) in connection therewith pursuant to applicable Law. Notwithstanding the foregoing, any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 6.7(b) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient Party, and the recipient Party shall cause such outside counsel not to disclose such materials or information to any employees, officers, directors, or other Representatives of the recipient Party, unless express written permission is obtained in advance from the source of the materials. Seller and Buyer each will have the right to review in advance all characterizations of the information relating to it or to the Transactions which appear in any filing made by the other Party or any of its Affiliates in connection with the Transactions.

(c) Notwithstanding anything herein to the contrary, Buyer agrees to promptly take, or cause to be taken, any and all actions necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers, including in connection with the PUC Transaction Notice and PUC Transaction Order and termination or expiration of all waiting periods (and any extensions thereof) applicable to the Transactions under the HSR Act (such termination or expiration, the “HSR Approval”) and any other antitrust, competition, or trade regulation Law, or other applicable requirements of Law so as to enable the Parties to consummate the Transactions as soon as possible, and in any event prior to the Outside Date (collectively, the “Remedial Actions”), including: (i) responding to and complying with, as promptly as reasonably practicable, any request for information or documentary material regarding the Transactions from any relevant Governmental Entity; (ii) causing the prompt expiration or termination of any applicable waiting period and clearance or approval by any relevant Governmental Entity, including defense against, and the resolution of, any objections or challenges, in court or otherwise, by any relevant Governmental Entity preventing consummation of the Transactions; (iii) offering, settling, accepting, and agreeing, committing to agree or consenting to, and effecting any undertaking, term, remedy, condition, Liability, obligation, commitment, sanction, or other measure; (iv) negotiating, committing to, and effecting by consent decree, hold separate orders, or otherwise: (A) the sale, divestiture, or disposition of Buyer’s or its Affiliates’ assets, properties, or businesses or the assets, properties or business of the Acquired Company; (B) terminating, relinquishing, modifying, or waiving existing relationships, ventures, contractual rights, obligations, or other arrangements of Buyer or its Affiliates or of the assets, properties or business of the Acquired Company; and (C) the entry into any relationships, ventures, contractual rights, obligations, or other such arrangements, in each case, as necessary in order to avoid or effect the dissolution of any injunction, temporary restraining order, or other order in any suit, proceeding, or other Action, which would otherwise have the effect of delaying, restricting, or preventing the consummation of the Transactions prior to the Outside Date; (v) taking or committing to take actions that after the Closing Date would limit the freedom of action of Buyer or its Affiliates or the Acquired Company with respect to their respective businesses; and (vi) taking or causing to be taken any and all actions, including contesting and defending through litigation on the merits any Action, in order to avoid entry of, or to have vacated, reversed, overturned or terminated, any decree, order, or judgment (whether temporary, preliminary, or permanent) or other Order that would reasonably be expected to delay, restrict, impede or prevent the Closing from occurring prior to the Outside Date (and, in any event, shall commence such action no later than three (3) Business Days prior to the Outside Date); provided, however, that such actions in no way limit the obligation of Buyer to take any and all steps necessary to eliminate each and every impediment and obtain all clearances, consents, approvals (including in connection with the PUC Transaction Notice, PUC Transaction Order, and HSR Approval), and waivers under the HSR Act, any other antitrust, competition, or trade regulation Law, or other applicable requirements of Law so as to enable the Parties to consummate the Transactions as soon as possible, and in any event prior to the Outside Date.

(d) To the fullest extent possible and permitted by Law, in connection with any communications, meetings, or other contacts, oral or written, with the State Regulator or a Federal Regulator in connection with the Transactions, each Party shall (and shall cause its Affiliates to): (i) inform the other Party in advance of any such communication, meeting, or other contact which such Party or any of its Affiliates proposes or intends to make, including the subject matter, contents, intended agenda, and other aspects of any of the foregoing; (ii) consult and cooperate with the other Party, and to take into account the comments of such other Party in connection with any of the matters covered by Section 6.7(b), including, but not limited to, in connection with any analyses, appearances, presentations, written correspondence, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any Party relating to such matters, or related investigations and inquiries, with respect to the Transactions; (iii) permit for Representatives of the other Party to participate to the maximum extent possible in any such communications, meetings, or other contacts; provided, that no Party shall independently participate in any meeting or any investigation or other inquiry with respect to the Transactions, in each case, by or with a Federal Regulator or State Regulator without giving the other Party reasonable prior advance notice of the meeting and, to the extent permitted by such Federal Regulator or State Regulator, the opportunity to attend and participate; (iv) notify the other Party of any communications with any Federal Regulator or State Regulator relating to any of the foregoing, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration or termination of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Laws and (D) the nature and status of any objections raised or proposed or threatened to be raised under applicable Laws with respect to the Transactions; and (v) provide the other Party with copies of all written communications with any Federal Regulator or State Regulator relating to any of the foregoing. Each Party shall use reasonable best efforts to keep the other apprised in a prompt manner of the status and substance of any notice or other communication from any Federal Regulator or State Regulator alleging that such Governmental Entity’s consent, waiver, authorization or review is or may be required as a condition of the Transactions.

(e) Each Party shall bear its own costs and expenses incurred in connection with the actions to be taken by such Party in connection with Section 6.7(b) (including any Remedial Action taken in connection therewith); provided, however, that Buyer shall bear sole responsibility for all filing fees of either Party incurred in connection with any filings or submissions contemplated by this Section 6.7.

(f) From the date hereof until the earlier of Closing and the date this Agreement is terminated pursuant to Article IX, neither Party shall, and shall cause its Affiliates not to, acquire, or enter into any other Contract to acquire (by merging or consolidating with, or by purchasing a material portion of the assets of or equity in, or by any other manner), any Person, businesses, rights or assets or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such proposed transaction would reasonably be expected to prevent, materially interfere with or materially delay its ability to consummate the Transactions or perform its obligations hereunder. Without limiting the generality of the foregoing, neither Party shall, and shall cause its Affiliates not to, acquire (whether by merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any assets of or any equity interests in any other Person or any business or division thereof, unless that acquisition or agreement would not reasonably be expected to materially (i) increase the risk of not obtaining any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any waiting period under the HSR Act or (ii) increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the Transactions; provided that, the obligations of this Section 6.7(f) shall not apply to any merger, acquisition, or investment the sole purpose of which is to give the Party control of gas utility assets outside of the State of Ohio.

(g) Notwithstanding anything to the contrary herein, in no event, without the other Party’s prior written consent, shall either Party: (i) withdraw its filing under the HSR Act with respect to the Transactions or (ii) enter into any agreement or commitment with a Governmental Entity to (x) extend the waiting period under the HSR Act or (y) not close the Transactions or otherwise delay the Closing. For the avoidance of doubt, this clause (ii) expressly applies to any “timing agreements” with any Governmental Entity.

Section 6.8 Tax Matters.

(a) Straddle Period Allocation. Buyer and Seller agree to use the following conventions for determining the amount of Taxes (or Refunds) attributable to the Pre-Closing Straddle Period (for all applicable purposes under this Agreement): (i) with respect to real, personal, and intangible property Taxes and any other similar Taxes, the amount attributable to the Pre-Closing Straddle Period shall equal the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the Pre-Closing Straddle Period and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) with respect to all other Taxes (including income, sales or use, employment, or withholding Taxes), the amount attributable to the portion of the Pre-Closing Straddle Period shall be determined as if the Acquired Company filed a separate Tax Return with respect to those Taxes for the Pre-Closing Straddle Period using a “closing of the books” methodology as of the end of the Closing Date.

(b) Transfer Taxes. All Transfer Taxes shall be borne by Buyer. Buyer shall prepare and file when due all necessary documentation with respect to the Transfer Taxes, and Seller will join in the execution of any such Tax Returns to the extent required by Law, and the Parties will reasonably cooperate with each other to eliminate or reduce any such Transfer Taxes to the maximum extent permitted by applicable Law.

(c) Tax Returns.

(i) Seller Consolidated Tax Returns. Seller and its Affiliates (other than the Acquired Company) shall be responsible for preparing and filing all Tax Returns for any Seller Tax Group (a “Seller Consolidated Tax Return”).

(ii) Buyer Prepared Tax Returns. Buyer shall be responsible for preparing and filing all Tax Returns of the Acquired Company not described in clause (i) that are due after the Closing Date.

(d) Tax Contests.

(i) Consolidated Return Tax Contests. Any dispute, claim, assessment, audit, action, suit, proceeding, examination, or investigation relating to the Acquired Company (a “Tax Contest”) for any Pre-Closing Tax Period related to a Seller Consolidated Tax Return shall be solely controlled by Seller and its Affiliates.

(ii) Other Pre-Closing and Straddle Period Tax Contests. Buyer shall control the conduct of any Tax Contest other than a Tax Contest described in Section 6.8(d)(i).

(e) Cooperation. After the Closing, Buyer shall (and shall cause its respective Affiliates to) fully cooperate with Seller and its Affiliates with respect to any Tax Return or Tax Contest relating to or including the Acquired Company. This cooperation shall include but is not limited to the (i) provision of books, records, and other information with respect to Taxes and providing reasonable access to any personnel upon reasonable request by Seller and (ii) retention of all books and records with respect to Taxes that relate to the Pre-Closing Tax Period for a period of seven years after the Closing Date (or later if specified on a record retention agreement entered into with any Governmental Entity). After completion of the retention period specified in clause (ii) of the preceding sentence, Buyer may dispose of such books and records; provided that, at least thirty (30) days before doing so, Buyer shall (x) offer the applicable books and records to Seller and (y) if Seller accepts them, transfer those books and records to Seller (at no cost to Seller). Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to provide Buyer or any of its Affiliates (including the Acquired Company) any Tax Return related or with respect to any Seller Tax Group.

(f) Certain Tax Actions. Notwithstanding any provision of this Agreement to the contrary, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), after the Closing, neither Buyer nor any of its Affiliates (including the Acquired Company) shall (i) amend any filing (including any Tax Return), (ii) settle any Tax audit or other Tax claim, (iii) make, change, or revoke any Tax election (other than the election referred to in Section 6.8(g)), (iv) initiate discussions or examinations with a Governmental Entity with respect to Taxes or make any voluntary disclosures to a Governmental Entity with respect to Taxes, or (v) take any action on the Closing Date after the Closing that is outside of the Ordinary Course of Business of the Acquired Company, in each case, to the extent such filing, settlement, action or failure (A) is reasonably expected to affect a Seller Consolidated Tax Return or (B) would decrease the Final Purchase Price.

(g) Tax Elections. Buyer and Seller shall jointly make a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local or foreign Law) with respect to the purchase and sale of the LLC Interests of the Acquired Company hereunder.

(h) Tax Treatment. For U.S. federal Income Tax and other applicable Tax purposes, amounts paid pursuant to this Section 6.8 and Section 2.2(c) shall be treated by the Parties as an adjustment to the Purchase Price received by Seller, and the Parties agree not to take any position, whether in any Tax Return, audit, examination, adjustment or action with respect to a Tax, which is inconsistent with such treatment, unless required to do so by a “determination” as defined in section 1313(a)(1) of the Code.

(i) Transaction Tax Deductions. Seller and Buyer (and their respective Affiliates) agree that for all Tax purposes, the Transaction Deductions shall be allocated to Seller and its Affiliates (to the maximum extent permitted under Law) and included in the Tax Returns that relate to the Pre-Closing Tax Period, and the Parties shall apply the safe harbor election set forth in IRS Revenue Procedure 2011-29 with respect to any success-based fees.

(j) Purchase Price Allocation. No later than one hundred and twenty (120) days after the date on which the Final Cash Purchase Price is finally determined pursuant to Section 2.2, Buyer shall deliver to Seller a proposed allocation of the Purchase Price and any other items that are treated as additional consideration for U.S. federal income tax purposes among the underlying assets of the Acquired Company in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). If Seller disagrees with the proposed Allocation, Seller may, within thirty (30) days after delivery of the proposed Allocation, deliver a notice to Buyer to such effect, specifying those items as to which Seller disagrees and setting forth Seller’s proposed allocation. If Buyer and Seller have not agreed on the Allocation within thirty (30) days after Seller’s delivery of such notice of disagreement, then Buyer, on the one hand, and Seller, on the other hand, shall each have the right to deliver notice to the other Party of its intent to refer the matter for resolution to the Independent Accounting Firm. In such case, Buyer and Seller shall each deliver to the other Party and to the Independent Accounting Firm a notice setting forth in reasonable detail their proposed allocations. Within thirty (30) days after receipt thereof, the Independent Accounting Firm will deliver the final Allocation and provide a written description of the basis for its determination of the allocations therein (such Allocation, whether agreed to by Buyer and Seller or determined by the Independent Accounting Firm, shall be final, binding and conclusive on Buyer and Seller). Fifty percent (50%) of all fees, costs and expenses of retaining the Independent Accounting Firm shall be borne by Buyer and fifty percent (50%) of such fees, costs and expenses of retaining the Independent Accounting Firm shall be borne by Seller. The Allocation shall be adjusted, as necessary, to reflect any subsequent payments treated as adjustments to the Purchase Price pursuant to Section 6.8(h). Seller and Buyer shall (and shall cause their respective Affiliates to) (i) prepare and file all Tax Returns in a manner consistent with the Allocation (and any adjustments thereto) and (ii) not take any position inconsistent therewith on any Tax Return, in connection with any Tax proceeding or otherwise, in each case, except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law). In the event that the Allocation is disputed by any Governmental Entity, the Party receiving notice of such dispute shall promptly notify the other Party in writing of such notice and resolution of the dispute.

(k) Specified Refund. If Buyer or any of its Affiliates (including, after the Closing, the Acquired Company) receives a Refund of Taxes incurred by the Acquired Company relating to the engagement described on Schedule 6.8(k), Buyer shall notify Seller of such Refund within thirty (30) Business Days after receipt of the Refund and shall reimburse Seller for any fees, costs and expenses paid by Seller or any of its Affiliates to the service provider set forth on Schedule 6.8(k) within five (5) Business Days after Seller or any of its Affiliates pays such fees, costs and expenses, but solely to the extent such fees, costs and expenses relate directly to the receipt of the Refund referenced on Schedule 6.8(k).

Section 6.9 Employee Benefits. The covenants, agreements and terms contained in Schedule 6.9 are hereby incorporated by reference.

Section 6.10 R&W Insurance Policy. Upon the execution and delivery of this Agreement, Buyer has conditionally bound a representations and warranties insurance policy in connection with the transactions contemplated hereby, a true and correct copy of which has been made available to Seller prior to the date hereof (together with any excess insurance policies, the

“R&W Insurance Policy”), which expressly provides that (i) the R&W Insurer has no subrogation rights, and will not pursue any subrogation claims against Seller, or any of its past, present, or future Affiliates, or any of the foregoing’s respective past, present, or future, direct or indirect, equityholders, securityholders, owners, members, managers, general or limited partners, subsidiaries and/or Representatives, or any of their respective successors and assigns (collectively, the “Seller Parties”); provided, however, that the R&W Insurer will only receive subrogation rights, and may pursue subrogation claims, against Seller, and then only in the event and to the extent that (a) a payment under the R&W Insurance Policy is directly attributable to Fraud by Seller with respect to the making of the representations and warranties contained in Article IV of this Agreement, in each case, as qualified by the Schedules, and (b) Buyer would be entitled to bring such claim for Fraud against Seller under this Agreement; (ii) the Seller Parties are each a third-party beneficiary of the subrogation waiver provision of the R&W Insurance Policy described in clause (i) with the ability to enforce such subrogation waiver provision (such provisions described in this clause (ii) and the preceding clause (i), the “R&W Subrogation Waiver”); (iii) Buyer may not amend or modify the R&W Subrogation Waiver in any manner that would adversely affect the Seller Parties without Seller’s prior written consent (which consent may be withheld in Seller’s sole discretion); and (iv) Buyer is not required to pursue remedies against any of the Seller Parties as a condition to making a claim under such R&W Insurance Policy. Seller shall (x) promptly following the Closing, deliver, or cause to be delivered, to Buyer electronic copies of the Data Room and (y) use commercially reasonable efforts to respond to reasonable information requests from Buyer related to Buyer’s efforts to cause the removal of any potential coverage exclusions or limitations under the R&W Insurance Policy. Buyer shall bear the cost of the premium and other fees and costs of procuring the R&W Insurance Policy.

Section 6.11 Name Changes.

(a) Buyer acknowledges and agrees that (i) Seller and its Affiliates own the words or trademarks set forth on Schedule 6.11(a), any trademark containing or comprising the same, and all trademarks confusingly similar thereto or dilutive thereof (the “Seller Marks”), and (ii) none of Buyer and its Affiliates will have any right, title, or interest in the Seller Marks. Promptly following the Closing, and in any case no later than three (3) Business Days following the Closing Date, Buyer shall cause the Acquired Company to cease to hold itself out as having any affiliation with Seller or any of its Affiliates. Following the Closing, Buyer shall, as soon as practicable, cease using any Seller Marks. In furtherance thereof, as soon as practicable but in no event later than (A) ninety (90) days following the Closing Date with respect to digital and administrative materials, including websites, email domains and signatures, business cards, letterhead, invoices, marketing collateral, and internal documentation, and (B) one-hundred eighty (180) days following the Closing Date with respect to assets not readily susceptible to prompt rebranding, including without limitation, signage, vehicles, uniforms, physical displays, equipment, and other durable goods, Buyer shall remove, strike over, or otherwise obliterate all Seller Marks from the assets and materials owned or used by the Acquired Company. Notwithstanding the foregoing, Buyer shall not be in breach of this Section 6.11(a) by reason of (w) Buyer’s use of Seller Marks pursuant to any Order by the State Regulator issued in connection with the PUC Transaction Notice with respect to billing customers of the Acquired Company, (x) Buyer’s use of Seller Marks during the pendency of any post-Closing filing or application with the State Regulator related to any name change; provided that such filing and/or application was made within 30 days following the Closing Date, (y) the appearance of the Seller Marks in or on written materials or other assets that are solely used for internal purposes in connection with the business of the Acquired Company; provided that Buyer endeavors to remove such appearances of the Seller Marks in the Ordinary Course of Business; or (z) the use by Buyer of the Seller Marks in a non-trademark manner for purposes of conveying to customers or the general public the historical origins of the business of the Acquired Company, or any other use of the Seller Marks that constitutes a “fair use” of the Seller Marks under applicable Law; provided, further, that Buyer shall not use any of the Seller Marks following the Closing in any manner or for any purpose materially different from the use of such Seller Marks by Seller immediately preceding the Closing. Any use by Buyer of any of the Seller Marks as permitted in this Section 6.11(a) is subject to Buyer’s compliance with the quality control requirements and guidelines in effect for the Seller Marks as of the Closing Date (as may be amended by Seller from time to time following the Closing). Buyer shall not use the Seller Marks in a manner that may reflect negatively on such Seller Marks or on Seller or its Affiliates.

(b) Following the Closing Buyer shall promptly, and in no event later than the later of (x) 30 days following the Closing and (y) the expiration of any period contemplated by Section 6.11(a)(w) or Section 6.11(a)(x), cause the Acquired Company to file with the Secretary of State of the State of Ohio a certificate of amendment to the articles of organization of the Acquired Company to change the name of the Acquired Company to remove reference to “Vectren.”

Section 6.12 Public Statements. Each Party shall have the right to issue its own initial press release with respect to the execution of this Agreement, subject to the prior written approval of the other Party, which approval shall not be unreasonably withheld; provided, however, the foregoing shall not restrict the Parties ability to release a mutually agreed joint press release. Following such initial press release, each Party will, and will cause its Affiliates to, consult with the other Party prior to issuing, and will consider in good faith any comments by the other Party to or in respect of, any public announcement, statement, or other disclosure with respect to this Agreement or the Transactions, except that Seller and its Affiliates may make (a) announcements from time to time to their employees, customers, suppliers, and other business relations and otherwise as Seller may reasonably determine are necessary to comply with Law (including any securities Laws) or the requirements of any agreement to which Seller or its Affiliates is a party; and (b) any public statements in response to questions by the press, analysts, investors, or those attending industry conferences, or analyst or investor conference calls. Notwithstanding the foregoing, nothing will prohibit any Party or its Affiliates from disclosing information (i) consistent with any information in any press release or other public announcement that was disseminated in compliance with this Section 6.12, (ii) the Parties and their Affiliates may make non-public announcements regarding this Agreement, the Ancillary Agreements and the Transactions to their and their Affiliates’ respective (A) directors, officers and employees, and (B) actual or potential direct or indirect equityholders, members, limited partners and investors without the consent of the other Party so long as such Persons are bound by obligations of confidentiality in respect of any such information disclosed to them, and (iii) as such Party reasonably determines is necessary to comply with Law (including any securities Laws), and nothing in this Section 6.12 shall require a Party to consult with the other Party in connection with such disclosure.

Section 6.13 Listed Consents.

(a) With respect to (i) each consent set forth on Schedule 4.3(d) (excluding the Shared Contracts and Transferred Contracts) and (ii) each consent set forth on Schedule 6.13(a)(ii) (clauses (i) and (ii), collectively, the “Listed Consents”), prior to Closing, Seller shall send to the Person that is the counterparty to the Contract or Lease or the issuer or grantor of the Franchise or Easement that is the subject of such Listed Consent a notice seeking such holder’s consent to the Transactions and shall use commercially reasonable efforts to obtain the Listed Consents or any other consent or approval to be obtained in connection with this Agreement. For the avoidance of doubt, to the extent that a Listed Consent constitutes a Customary Post-Closing Consent, Seller shall not be obligated to seek such consent.

(b) If Seller fails to obtain a Listed Consent prior to Closing there will be no reduction in the Purchase Price as a result thereof and, assuming Seller’s compliance with this Section 6.13, Seller shall not have any Liability or obligation whatsoever to Buyer (and Buyer will not be entitled to assert any claims against Seller) arising out of the failure to obtain any such Listed Consent or as a result of the default, acceleration, termination or loss of right under any Contract, Lease, Franchise, Easement or other instrument as a result thereof.

(c) Notwithstanding anything to the contrary, none of Seller or its Affiliates shall be required to incur any Liability, pay any money, or provide any other consideration in order to obtain any such Listed Consent or any other consent or approval to be obtained in connection with this Agreement, including the Customary Post-Closing Consents. Buyer shall use its commercially reasonable efforts to assist and cooperate with Seller in furtherance of Seller’s efforts pursuant to this Section 6.13; provided, that if any money is paid, or consideration provided, by Seller or its Affiliates to a third party in order to obtain any such Listed Consent, Buyer shall reimburse Seller within ten (10) Business Days of Seller’s notice to Buyer thereof. Except as otherwise provided herein, Buyer shall reimburse Seller for any money paid, or consideration provided, by Seller or its Affiliates to any third party (excluding, for the avoidance of doubt, Seller’s Representatives) for all fees, including, but not limited to, application fees, administration fees, or processing fees, or any other charges applicable to obtaining any Listed Consent, Customary Post-Closing Consent, or any other consent or approval to be obtained in connection with the Transactions, including, for the avoidance of doubt, all fees and expenses of such third-party’s agents, advisors, Representatives, counsel, and accountants with respect thereto, within ten (10) Business Days of Seller’s or its Affiliate’s payment of money or provision of other consideration.

Section 6.14 Transferred Contracts and Transferred Assets.

(a) With respect to each Transferred Contract and Transferred Asset (other than (x) Novating Government Contracts, (y) Transferred Contracts and Transferred Assets that require consent of any third party to convey, transfer, assign, and deliver to the Acquired Company and (z) the Franchises listed in Part 2 of Schedule 1.1(j)), prior to Closing, Seller shall convey, transfer, assign, and deliver, or cause to be conveyed, transferred, assigned, and delivered such Transferred Contracts and Transferred Assets to the Acquired Company. With respect to Transferred Contracts and Transferred Assets that require consent of any third party to convey, transfer, assign, and deliver to the Acquired Company and the Franchises listed in Part 2 of Schedule 1.1(j), Seller shall use commercially reasonable efforts to convey, transfer, assign, and deliver, or cause to be conveyed, transferred, assigned, and delivered such Transferred Assets prior to Closing. For the avoidance of doubt, to the extent that a Transferred Contract or Transferred Asset requires a Customary Post-Closing Consent, Seller shall not be obligated to convey, transfer, assign, and deliver, or cause to be conveyed, transferred, assigned, and delivered any such Transferred Contract and Transferred Asset prior to Closing and Section 6.14(b) through Section 6.14(c) shall apply to such Transferred Contracts and Transferred Assets.

(b) (i) If Seller fails to convey, transfer, assign, and deliver, or cause to be conveyed, transferred, assigned, and delivered, any of Transferred Contracts and Transferred Assets that require consent of any third party or the Franchises listed in Part 2 of Schedule 1.1(j), and (ii) for such Transferred Contracts and Transferred Assets that are subject to a Customary Post-Closing Consent:

(i) there will be no reduction in the Purchase Price as a result thereof;

(ii) for a period of twelve (12) months after the Closing, Seller and Buyer will use their respective commercially reasonable efforts to convey, transfer, assign, and deliver, or cause to be conveyed, transferred, assigned, and delivered such Transferred Contract or Transferred Asset to the Acquired Company as Buyer may reasonably request;

(iii) for a period of the earlier of (A) twelve (12) months after the Closing and (B) such time the Transferred Contract or Transferred Asset is conveyed, transferred, assigned, and delivered to the Acquired Company, the Parties agree that Buyer shall be provided: (x) all benefits of ownership of such Transferred Contract or Transferred Asset, including all proceeds, subject to the other provisions of this Agreement, as if such Transferred Contract or Transferred Asset had been conveyed, transferred, assigned, and delivered to the Acquired Company at Closing, and Seller will use commercially reasonable efforts to enforce its rights thereunder for the benefit of Buyer (at Buyer’s sole Liability and expense); and (y) all obligations and Damages caused by, arising out, of or resulting from such Transferred Contract or Transferred Asset, whether arising prior to, on, or after the Closing, subject to the other provisions of this Agreement, shall be deemed to be Liability of the Acquired Company as if such Transferred Contract or Transferred Asset had been assigned or transferred to the Acquired Company on or prior to the Closing; and

(iv) assuming Seller’s compliance with this Section 6.14(b), Seller shall not have any liability or obligation whatsoever to Buyer (and Buyer will not be entitled to assert any claims) arising out of the failure to convey, transfer, assign, and deliver, or cause to be conveyed, transferred, assigned, and delivered a Transferred Contract or Transferred Asset to the Acquired Company or as a result of the default, acceleration, termination or loss of right under any Transferred Contract, Transferred Asset or other instrument as a result thereof.

(c) Notwithstanding anything to the contrary, none of Seller or its Affiliates shall be required to incur any Liability, pay any money, or provide any other consideration in order to convey, transfer, assign, and deliver, or cause to be conveyed, transferred, assigned, and delivered the Transferred Contracts and Transferred Assets to the Acquired Company. Buyer shall use its commercially reasonable efforts to assist and cooperate with Seller in furtherance of Seller’s efforts pursuant to this Section 6.14; provided, that if any money is paid, or consideration provided, by Seller or its Affiliates to a third party in order to convey, transfer, assign, and deliver a Transferred Contract or Transferred Asset to the Acquired Company, Buyer shall reimburse Seller within ten (10) Business Days of Seller’s notice to Buyer thereof. Except as otherwise provided herein, Buyer shall reimburse Seller for any money paid, or consideration provided, by Seller to any third party (excluding, for the avoidance of doubt, Seller’s Representatives) for all fees, including, but not limited to, application fees, administration fees, or processing fees, or any other charges applicable to conveying, transferring, assigning, and delivering a Transferred Contract or Transferred Asset to the Acquired Company, including, for the avoidance of doubt, all fees and expenses of such third party’s agents, advisors, Representatives, counsel, and accountants with respect thereto, within ten (10) Business Days of Seller’s or its Affiliate’s payment of money or provision of other consideration.

(d) If at any time during the five (5)-year period after the Closing, a Party or any of its Affiliates receives or identifies any property, right, or other asset or amount held by the other Party (with respect to (x) Seller, any property, right, or asset that relates exclusively to the business of the Acquired Company as conducted immediately prior to Closing and any amounts derived therefrom and (y) Buyer, any property, right, or asset that is attributable to the business of the Seller and its Affiliates (other than the Acquired Company) and does not relate to a Transferred Contract or Transferred Asset), then, such Party shall promptly assign, transfer, remit, or pay, or cause to be assigned, transferred, remitted, or paid, as applicable, such property, rights or other asset or amount, net of any out of pocket expenses and costs (including Taxes) incurred in connection with determining, collecting, or obtaining such property, right, or other asset or amount to the other Party. Without limiting the foregoing, if, following the Closing, any Transferred Asset is found to have been retained by Seller or any of its Affiliates in error, either directly or indirectly, Seller shall, or shall cause its Affiliate to, as applicable, transfer at no cost to Buyer or any of their Affiliates such Transferred Asset to Buyer or an Affiliate designated in writing by Buyer for no further consideration than as set forth in this Agreement. Buyer and Seller shall, and Seller shall cause any applicable Affiliate to, cooperate with the other Party, including by using commercially reasonable efforts to execute, acknowledge and deliver any further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and by taking such further actions, as may be reasonably necessary or appropriate to effect the transfers contemplated by this Section 6.14(d).

Section 6.15 Novation.

(a) Schedule 6.15(a) sets forth a true, complete and accurate list of each Government Contract that is a Transferred Contract (each, a “Novating Government Contract”). The Parties shall jointly prepare, in accordance with 48 C.F.R. Subpart 42.12, and any applicable agency regulations or policies, written requests meeting the requirements of 48 C.F.R. Subpart 42.12, as reasonably interpreted by the applicable responsible contracting officer (as such term is used in 48 C.F.R. Subpart 42.1202, each, a “Responsible Contracting Officer”), which shall be in form and substance reasonably satisfactory to the Parties and which shall be submitted by the Seller to the applicable Responsible Contracting Officer to (A) recognize the Acquired Company or other Affiliate of Buyer (the “Designated Entity”) as successor-in-interest to each Novating Government Contract, and (B) enter into one or more FAR Novation Agreements, and such other documents as the applicable Governmental Entities may require, in form and substance reasonably satisfactory to the Parties, pursuant to which, subject to the requirements of 48 C.F.R Subpart 42.12, all right, title and interest in and to, and all of such obligations and Liabilities under, such Novating Government Contract shall be validly conveyed, transferred and assigned and novated to the Designated Entity as promptly as reasonably practicable following the Closing. Buyer shall reasonably cooperate with, and shall cause its subsidiaries and Affiliates to reasonably cooperate with, Seller (including, where necessary, entering into appropriate instruments of assumption as reasonably requested and with reasonable and customary terms) to cause such novation or assignment to be obtained. The date that the Responsible Contracting Officer executes and delivers the FAR Novation Agreement is referred to as the “Novation Effective Date.”

(b) In the interim period between (i) the Closing Date and (ii) the (x) Novation Effective Date, (y) the effectiveness of a mutually-agreeable remedy negotiated by the parties pursuant to Section 6.15(b)(iii) below or (z) final close-out and payment of the respective Novating Government Contract, whichever first occurs (as to each individual Contract, the “Novation Period”) and in the event the Novating Government Contracts are not novated:

(i) there will be no reduction in the Purchase Price as a result thereof;

(ii) The Designated Entity will perform Seller’s or its Affiliates’ obligations under the Novating Government Contracts in lieu of Seller to the extent permissible under the terms of the applicable Government Contract, in accordance with a Subcontract During Pending Novation Agreement to be executed by each of the Designated Entity and Seller at the Closing in the form set forth in Exhibit D.

(iii) Assuming Seller and the Designated Entity are in compliance with its obligations under this Section 6.15, if the Responsible Contracting Officer has not acted on the request for novation on the Novating Government Contract by the eighteen (18) month anniversary of the Closing Date, or refuses to permit novation of the Novating Government Contract under substantially the same terms and conditions as in effect at the time of the Closing and without material adverse conditions upon Seller or its Affiliates, then Seller and Buyer shall submit (or cause to be submitted) a request for approval to the Responsible Contracting Officer for the Designated Entity to perform the Novating Government Contract pursuant to a subcontract agreement between the Designated Entity and Seller (an “Alternative Subcontracting Agreement”). If the Responsible Contracting Officer refuses to approve such Alternative Subcontracting Agreement, or if the Responsible Contracting Officer refuses to allow the Designated Entity to perform under the Novating Government Contracts pursuant to the Subcontract During Pending Novation Agreement at any point during the Novation Period, then Buyer and Seller shall work in good faith to negotiate a mutually satisfactory remedy.

(c) Notwithstanding anything to the contrary, none of Seller or its Affiliates shall be required to incur any Liability, pay any money, or provide any other consideration in connection with the Subcontract During Pending Novation Agreement, Alternative Subcontracting Agreements, or the actions contemplated by this Section 6.15. Buyer shall use its commercially reasonable efforts to assist and cooperate with Seller in furtherance of Seller’s efforts pursuant to this Section 6.15; provided, that if any money is paid, or consideration provided, by Seller or its

Affiliates to a third party in connection with the Subcontract During Pending Novation Agreement, Alternative Subcontracting Agreements, or the actions contemplated by this Section 6.15, Buyer shall reimburse Seller within ten (10) Business Days of Seller’s notice to Buyer thereof. Except as otherwise provided herein, Buyer shall reimburse Seller for any money paid, or consideration provided, by Seller to any third party for all fees, including, but not limited to, application fees, administration fees, or processing fees, or any other charges incurred in connection with the Subcontract During Pending Novation Agreement, Alternative Subcontracting Agreements, or the actions contemplated by this Section 6.15, including, for the avoidance of doubt, all fees and expenses of agents, advisors, Representatives, counsel, and accountants with respect thereto, within ten (10) Business Days of Seller’s or its Affiliate’s payment of money or provision of other consideration.

Section 6.16 Shared Contracts.

(a) At Buyer’s written request, which may be made at any time until the later of (i) three (3) months following the date hereof and (ii) three (3) months following the date on which the applicable Shared Contract is made available to Buyer, Seller or its applicable Affiliate shall split and partially assign to the Acquired Company, or have replicated for the benefit of the Acquired Company (which may include providing the benefits of such Shared Contract through the Transition Services Agreement), in each case, effective as of the Closing, each Shared Contract which may be split and assigned in part to the Acquired Company or replicated for the benefit of the Acquired Company pursuant to its terms without the consent of the counterparty thereto (each, an “Assignable Shared Contract”).

(b) To the extent that a Shared Contract does not constitute an Assignable Shared Contract, at Buyer’s written request, which may be made at any time until the later of (i) three (3) months following the date hereof and (ii) three (3) months following the date on which the applicable Shared Contract is made available to Buyer, Seller shall use commercially reasonable efforts to split and assign in part to the Acquired Company such Shared Contract or otherwise facilitate the replication of such Shared Contract for the benefit of the Acquired Company with such Shared Contract counterparty in each case, effective as of the Closing; provided, however, that (i) there will be no reduction in the Purchase Price as a result of the failure to split and assign in part or replicate for the benefit of the Acquired Company any such Shared Contract and (ii) assuming Seller’s compliance with this Section 6.16(b), Seller shall not have any liability or obligation whatsoever to Buyer (and Buyer will not be entitled to assert any claims) arising out of the failure to split and assign in part or replicate for the benefit of Acquired Company any such Shared Contract or as a result of the default, acceleration, termination or loss of right under such Shared Contract as a result thereof.

(c) Notwithstanding anything to the contrary, none of Seller or its Affiliates shall be required to incur any Liability, pay any money, or provide any other consideration in in connection with its obligations set forth in this Section 6.16. Buyer shall use its commercially reasonable efforts to assist and cooperate with Seller in furtherance of Seller’s efforts pursuant to this Section 6.16; provided, that if any money is paid, or consideration provided, by Seller or its Affiliates to a third party in connection with this Section 6.16, Buyer shall reimburse Seller within ten (10) Business Days of Seller’s notice to Buyer thereof. Except as otherwise provided herein, Buyer shall reimburse Seller for any money paid, or consideration provided, by Seller to any third party (excluding, for the avoidance of doubt, Seller’s Representatives) for all fees, including, but not limited to, application fees, administration fees, or processing fees, or any other charges applicable to splitting, assigning or replicating a Shared Contract, including, for the avoidance of doubt, all fees and expenses of such third party’s agents, advisors, Representatives, counsel, and accountants with respect thereto, within ten (10) Business Days of Seller’s or its Affiliate’s payment of money or provision of other consideration.

Section 6.17 GSA Contract.

(a) Within fifteen (15) Business Days after Closing, Buyers or one of its Affiliates shall submit one or more notices to the responsible government contracting officer regarding Buyer’s or one of its Affiliates’ intention to pursue a General Services Administration Areawide Contract for the provision of natural gas service to the U.S. federal government for Ohio (the “New GSA Contract”).

(b) Should the New GSA Contract be awarded and executed by Buyer or one of its Affiliates, Buyer shall within two (2) Business Days provide notice to Seller thereof.

(c) Seller and Buyer or one of its Affiliates or Subsidiaries shall enter the Subcontract During Pending Novation Agreement upon the Closing.

(d) Seller shall not exercise its rights to terminate for convenience the portion of the GSA Contract requiring the provision of services to Ohio unless the exercise of the termination for convenience will not be effective until either (i) the New GSA Contract has been awarded to Buyer or one of its Affiliates and all task orders issued under the GSA Contract relating to the required services have been validly transferred, novated, or otherwise assigned to the New GSA Contract; or (ii) the Subcontract During Pending Novation Agreement has expired or been validly terminated.

(e) Notwithstanding anything to the contrary, none of Seller or its Affiliates shall be required to incur any Liability, pay any money, or provide any other consideration in connection with the New GSA Contract or the actions contemplated by this Section 6.17. Buyer shall use its commercially reasonable efforts to assist and cooperate with Seller in furtherance of Seller’s efforts pursuant to this Section 6.17; provided, that if any money is paid, or consideration provided, by Seller or its Affiliates to a third party in connection with the New GSA Contract or the actions contemplated by this Section 6.17, Buyer shall reimburse Seller within ten (10) Business Days of Seller’s notice to Buyer thereof. Except as otherwise provided herein, Buyer shall reimburse Seller for any money paid, or consideration provided, by Seller to any third party for all fees, including, but not limited to, application fees, administration fees, or processing fees, or any other charges incurred in connection with the New GSA Contract or the actions contemplated by this Section 6.17, including, for the avoidance of doubt, all fees and expenses of agents, advisors, Representatives, counsel, and accountants with respect thereto, within ten (10) Business Days of Seller’s or its Affiliate’s payment of money or provision of other consideration.

Section 6.18 Litigation Defense.

(a) From and after the Closing, if (i) Buyer or any of its Affiliates receives notice of any Action, receives any written threats of an Action or written allegations of a claim that would reasonably be expected to result in an Action from any Person (other than Buyer or any of its Affiliates) against Seller or any of its Affiliates or (ii) Seller or any of its Affiliates is or becomes a party to an Action, receives notice of any Action, or receives any written threats of an Action or written allegations of a claim that would reasonably be expected to result in an Action from any Person (other than Buyer or any of its Affiliates) against Seller or any of its Affiliates, in each case with respect to clauses (i) and (ii), which relates to the Acquired Company or its business (clauses (i) and (ii), each a “Third Party Claim”), such Party will promptly give the other Party written notice of such Third Party Claim, which shall include the nature, facts, and circumstances of such matter in reasonable detail (including, but not limited to, copies of any such written threats or allegations) (the “Third Party Claim Notice”). Each Party shall provide the other with such other information known to it or in its possession with respect to the Third Party Claim as reasonably requested. Subject to Section 6.18(c), Buyer, at its sole cost and expense, shall have the right to assume and control the defense of the Third Party Claim through counsel of its choice upon providing its written notice to Seller confirming such and identifying its counsel (the “Third Party Claim Assumption Notice”) within thirty (30) days of delivery of the Third Party Claim Notice; provided that, should Buyer assume the defense of a Third Party Claim pursuant to this Section 6.18(a), Seller shall be entitled to retain its own counsel, at the Buyer’s expense, if: (i) upon the advice of Seller’s counsel, a conflict of interest exists (or would reasonably be expected to arise) that would make it inappropriate for the same counsel to represent both the Buyer and Seller or its respective Affiliates in connection with a Third Party Claim; or (ii) such Third Party Claim (A) seeks nonmonetary relief against Seller or any of its Affiliates (excluding the Acquired Company) or (B) involves criminal allegations against Seller or any of its Affiliates (excluding the Acquired Company). Buyer’s assumption of the defense of a Third Party Claim will conclusively establish for purposes of this Agreement that the Actions made in such Third Party Claim are within the scope of and subject to indemnification by Buyer pursuant to Article X.

(b) Defense of Third Party Claims. In furtherance of, and to the extent Buyer validly assumes and controls the defense of a Third Party Claim pursuant to Section 6.18(a), Buyer will keep Seller reasonably informed with respect to the defense of any such Third Party Claim. Seller shall, and shall cause its Affiliates to, cooperate with Buyer and its counsel, including making available all witnesses, pertinent records, materials, and information in Seller’s possession or under Seller’s control relating thereto (including as reasonably requested by Buyer). Seller will have the right to participate in such defense, including appointing separate counsel; provided, that, except as set forth in Section 6.18(a), the costs of such participation shall be borne solely by Seller. Buyer will, in consultation with Seller and its counsel, make all decisions and determine all actions to be taken with respect to the defense and settlement of any such Third Party Claim; provided, however, Buyer will not approve of the entry of any judgment or enter into any settlement or compromise with respect to such Third Party Claim without the Seller’s prior written approval consent (not to be unreasonably withheld, conditioned or delayed), unless the terms of such settlement do not involve (i) a finding or admission of any violation of Law by the Seller (or any Affiliate thereof) or (ii) injunctive or equitable relief or remedies that are not money damages against the Seller (or any Affiliate thereof).

(c) Control; Failure to Assume Defense. Seller shall control the defense of any Third Party Claim until delivery of a Third Party Claim Assumption Notice. If Buyer fails to deliver a Third Party Claim Assumption Notice or Third Party Claim Notice, in each case pursuant to Section 6.18(a), Seller may, upon written notice to Buyer within thirty (30) days following the applicable deadline set forth in Section 6.18(a) (the “Seller Assumption Notice”), assume the defense of such Third Party Claim. Seller shall be entitled to indemnification from Buyer pursuant to Article X for any and all Damages arising from a Third Party Claim and all other fees and expenses of agents, advisors, Representatives, counsel, and accountants with respect thereto; provided, however, that Seller shall not pay, compromise, settle, or otherwise dispose of a Third Party Claim (including during any time prior to delivery of a Seller Assumption Notice) without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed).

Section 6.19 Affiliate Transactions. Other than the Seller Note, Shared Contracts or as otherwise provided by the Transition Services Agreement, all outstanding obligations under all intercompany transactions, including, without limitation, any intercompany payables, receivables, or loans, solely between the Acquired Company, on the one hand, and Seller or its Affiliates (other than the Acquired Company), on the other hand, shall be settled or terminated in full prior to the Closing in a manner that does not impose any Liability on the Acquired Company that will remain outstanding following the Closing.

Section 6.20 Indemnification; Directors’ and Officers’ Insurance.

(a) Buyer agrees that all rights to indemnification, exculpation and advancement of expenses in favor of any current or former directors, officers, employees or agents of the Acquired Company, or any other natural person who is a beneficiary of any such obligation of any such Person (collectively, “Indemnified Persons”), as provided in the Governing Documents or otherwise in effect as of the date of this Agreement with respect to any matters occurring on or prior to the Closing Date (including the fact that the Indemnified Person is or was an officer, director, manager, agent, employee or fiduciary of the Acquired Company), shall survive the consummation of the Transactions and shall continue in full force and effect and that Buyer shall cause the Acquired Company, to the maximum extent provided by the Governing Documents (and not prohibited by applicable Law), to (i) perform and discharge the Acquired Company’s obligations to provide such indemnity, exculpation and advancement of expenses after the Closing (irrespective of whether any matter is asserted or claimed prior to, on or following the Closing) (ii) not settle, compromise or consent to the entry of any judgment in any proceeding or threatened Action (and in which indemnification, exculpation or advancement of expenses could be sought by such Indemnified Person hereunder) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Action or such Indemnified Person otherwise consents in writing and (iii) cooperate in the defense of any such matter by any Indemnified Person. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive. The indemnification, liability limitation or exculpation and expense advancement provisions of the Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were Indemnified Persons, unless such modification is required by applicable Law.

(b) Prior to the Closing, the Seller shall cause the Acquired Company to purchase (at Buyer’s sole cost and expense), and Buyer shall cause the Acquired Company to maintain in effect commencing on the Closing Date and for a period of six (6) years thereafter without any lapses in coverage, a “tail” insurance policy with reputable and financially sound carriers providing directors’ and officers’ employment practices liability and fiduciary insurance coverage for the benefit of each Person who, at any time prior to the Closing, is or was an Indemnified Person with respect to matters occurring on or prior to the Closing. Such policy shall provide coverage that is at least equal to the coverage in effect on the date of this Agreement; provided that Buyer may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring on or prior to the Closing Date; provided, further, that if coverage under such policy (or a substitute policy providing at least equivalent coverage and terms) is not available at a cost not exceeding three hundred percent (300%) of the annual premium for the current coverage in effect as of the date of this Agreement, Buyer shall, or shall cause the Acquired Company to, obtain the maximum coverage that can be obtained under a substantially similar policy at a cost not exceeding such amount. Buyer agrees to take all necessary actions to maintain such policies in full force and effect and fulfill its obligations thereunder throughout such six (6)-year period following the Closing Date.

(c) Notwithstanding anything contained in this Agreement to the contrary, if any Action (whether arising before, on or after the Closing) is made or otherwise threatened to be made against any Indemnified Person on or prior to the sixth (6th) anniversary of the Closing Date, the provisions of this Section 6.20 shall continue in effect until the final disposition and resolution of such Action.

(d) The Indemnified Persons entitled to the indemnification, liability limitation, exculpation, advancement of expenses and insurance set forth in this Section 6.20 are intended to be third-party beneficiaries of this Section 6.20 and shall be entitled to individually enforce the provisions of this Section 6.20. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise.

(e) In the event that Buyer, the Acquired Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, Buyer shall make proper provision so that the successors and assigns of such Person(s), as applicable, shall assume all of the obligations thereof set forth in this Section 6.20. In addition, the Acquired Company shall not distribute, sell, transfer or otherwise dispose of any of their respective assets in a manner that would reasonably be expected to render it unable to satisfy its obligations under this Section 6.20.

Section 6.21 Credit Support. At or prior to the Closing, each Party shall use commercially reasonable efforts to arrange for (a) substitute letters of credit, surety bonds, guarantees and other obligations from Buyer or one or more of its Affiliates to replace any Credit Support, or (b) Buyer or one or more of its Affiliates to assume all of Seller’s or any of its Affiliates’ obligations under each outstanding Credit Support, obtaining from the creditor, beneficiary or other counterparty a full release (in a form reasonably satisfactory to each Party) of Seller and its applicable Affiliates for reimbursement to the creditor or fulfillment of other obligations to a beneficiary or counterparty in connection with amounts drawn under such Credit

Support. Notwithstanding anything to the contrary in this Section 6.21, (A) in obtaining the release of Seller and its Affiliates from any Liability pursuant to any of the outstanding Credit Support, Seller and its Affiliates shall not be required to (1) pay any fees, costs or expenses in connection therewith (unless Buyer agrees to pay for such fees, costs and expenses incurred by Seller and its Affiliates), or (2) agree to any amendment of or modification to any Contract (unless, in the event the Acquired Company is a party to such Contract, such Contract is not a Shared Contract and Buyer consents in writing to such amendment or modification and such amendment or modification is contingent upon the Closing), and (B) in replacing any of the Credit Support, Buyer shall be required only to furnish, obtain or post substantially equivalent credit support to the Credit Support being replaced. To the extent that the beneficiary or counterparty under any such Credit Support does not accept or Buyer is unable (after use of its commercially reasonable efforts) to implement any such substitute letter of credit, guarantee or other obligation proffered by Buyer, (i) the Parties shall use commercially reasonable efforts to terminate the Credit Support (including any obtaining release thereto for the benefit of Seller and its Affiliates) on or prior to the Closing and (ii) Buyer shall indemnify Seller and its Affiliates against, and reimburse Seller and its Affiliates for, all amounts actually paid or sought, in each case following the Closing, in respect of such Credit Support, including if any Credit Support is called upon and Seller or its Affiliates makes any payment or is obligated to reimburse the party issuing the Credit Support. Notwithstanding anything in this Agreement to the contrary, after the date hereof and prior to the Closing, Buyer, on a coordinated basis with Seller, shall have the right to contact and have discussions with each beneficiary of a Credit Support in order to satisfy its obligations under this Section 6.21 and Seller shall use commercially reasonable efforts to facilitate such communications with the counterparties to the Credit Support.

Section 6.22 Financing.

(a) Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary (as reasonably determined by Buyer) to arrange the Debt Financing and to consummate the Debt Financing on the Closing Date, including using commercially reasonable efforts to (i) negotiate, execute and deliver definitive agreements (such definitive agreements being referred to as the “Debt Financing Agreements”) with respect to the Debt Financing on the terms and conditions contained in the Debt Financing Commitment Letters (including any “market flex” provisions applicable thereto) or, if available, on other terms and conditions that are acceptable to Buyer in lieu of the Debt Financing contemplated under the Debt Financing Commitment Letters); provided, that such other terms and conditions would not (A) reduce the aggregate amount of the Debt Financing, or (B) add, expand or otherwise modify the conditions precedent or contingencies to the funding on the Closing Date if such additions, expansions or modifications would reasonably be expected to (x) make materially less likely the funding of the Debt Financing (or satisfaction of the conditions precedent to the funding of the Debt Financing) on the Closing Date or (y) materially and adversely affect the ability of Buyer to timely consummate the Transactions, (ii) satisfy on a timely basis or obtain the waiver of all conditions applicable to Buyer in the Debt Financing Commitment Letters that are within its or any of its Affiliates’ control, (iii) maintain in full force and effect the Debt Financing Commitment Letters in accordance with the terms thereof and not cancelling any commitments thereunder (subject to Buyer’s right to replace, restate, supplement, modify, assign, substitute, waive or amend the Debt Financing Commitment Letters in accordance with this Section 6.22), (iv) in the event that all conditions precedent of each Debt Financing Commitment

Letter have been satisfied or, upon which funding would be satisfied, draw down upon and consummate the Debt Financing contemplated by the Debt Financing Commitment Letters to the extent necessary to consummate the Transactions, and (v) pay all commitment or other fees and amounts that become due and payable under or with respect to the Debt Financing Commitment Letters as they become due and payable.

(b) Buyer shall keep Seller reasonably and promptly informed with respect to all material activity and developments concerning the Debt Financing. Without limiting the foregoing, Buyer agrees to notify Seller promptly (i) of the entry into any material and definitive agreements related to the Debt Financing, (ii) if any of the Debt Financing Commitment Letters shall expire or the commitments with respect to all or any portion of the Debt Financing shall become unavailable or be terminated for any reason, (iii) of any actual or threatened material breach, default, termination or repudiation by any party to any Debt Financing Commitment Letter of which Buyer becomes aware, including any Financing Source that is a party to the Debt Financing Commitment Letters notifying Buyer in writing that such Financing Source no longer intends to provide financing to Buyer on the terms set forth therein or (iv) if Buyer has concluded in good faith that it will not be able to obtain on the Closing Date all or any portion of the Debt Financing contemplated by the Debt Financing Commitment Letters (each of the foregoing, a “Debt Financing Failure Event”). In addition, Buyer will promptly provide the Seller with copies of all executed definitive agreements with respect to the Debt Financing and any information reasonably requested by Seller relating to any Debt Financing Failure Event (provided, that providing such information will not violate any applicable privilege or confidentiality obligation).

(c) Buyer shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, any Debt Financing Commitment Letter (including (x) replacement or amendments of any Debt Financing Commitment Letter to add lenders, arrangers, agents, bookrunners, managers and other Financing Sources of comparable creditworthiness who had not executed the Debt Financing Commitment Letters as of the date hereof) and (y) private placement or registered public offering debt securities, equity securities or term loans or customary debt commitment letters for private placement debt securities or term loans to be issued or incurred in lieu of all or a portion of any bridge facility contemplated by the Debt Financing Commitment Letters, provided, however, that Buyer shall not, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), agree to, or permit, any amendment, restatement, replacement, supplement or other modification of, or waiver or consent under, the Debt Financing Commitment Letters or other documentation relating to the Debt Financing if such amendment, restatement, replacement, supplement or other modification of, or waiver or consent would, taken as a whole, reasonably be expected to (i) reduce the aggregate amount of the Debt Financing or (ii) add, expand or otherwise modify the conditions precedent or contingencies to the funding on the Closing Date if such additions, expansions or modifications would reasonably be expected to (x) make materially less likely the funding of the Debt Financing (or satisfaction of the conditions precedent to the funding of the Debt Financing) on the Closing Date, (y) materially and adversely affect the ability of Buyer to timely consummate the Transactions or (z) adversely impact the ability of Buyer to enforce its rights against any other party to a Debt Financing Commitment Letter; provided, further, that Buyer shall have the right to replace the Debt Commitment Letters in effect as of the date hereof (and terminate such Debt Commitment Letters in connection with such replacement) with private placement debt securities or customary debt commitment letters for private placement debt securities to be issued or incurred in lieu of all or a portion of any bridge facility contemplated by the Debt Financing Commitment Letter so long as the terms and conditions of such replacement debt securities or debt commitment letters would not (A) reduce the aggregate amount of the Debt Financing, (B) add, expand or otherwise modify the conditions precedent or contingencies to the funding on the Closing Date if such additions, expansions or modifications would reasonably be expected to (x) make materially less likely the timely funding of the Debt Financing (or satisfaction of the conditions precedent to the funding of the Debt Financing) on the Closing Date or (y) materially and adversely affect the ability of Buyer to timely consummate the Transactions or (C) adversely impact the ability of Buyer to enforce its rights against any other party to a Debt Financing Commitment Letter. Upon any such replacement, amendment, supplement or other modification of, or waiver under, any Debt Financing Commitment Letter in accordance with this Section 6.22(c), the term “Debt Financing Commitment Letters” (and consequently the term “Debt Financing,” shall mean the Debt Financing contemplated by such Debt Financing Commitment Letter as so replaced, amended, supplemented, modified or waived), shall mean such Debt Financing Commitment Letter as so replaced, amended, supplemented, modified or waived.

(d) If a Debt Financing Failure Event occurs, Buyer shall use its commercially reasonable efforts to arrange and obtain, as promptly as practicable, from the same and/or alternative Financing Sources, alternative financing and on terms and in an amount sufficient to enable Buyer to consummate the Transactions and to pay all fees and expenses reasonably expected to be incurred in connection therewith and with the Debt Financing (an “Alternative Financing”); provided, that any such Alternative Financing shall not require any Party or an Affiliate thereof to obtain the consent or authorization of the State Regulator, the Federal Energy Regulatory Commission, or any other state public utility commission and (y) Buyer shall use commercially reasonable efforts to ensure that any such Alternative Financing shall not expand upon the conditions precedent to the Debt Financing as set forth in the Debt Financing Commitment Letters on the date hereof if such expansions would materially and adversely affect the ability of Buyers to consummate the transactions contemplated by this Agreement. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Financing (and consequently the term “Financing” shall include the Debt Financing and the Alternative Financing), and the term “Debt Financing Commitment Letters” as used in this Agreement shall be deemed to include the commitment letter(s) with respect to such Alternative Financing. Buyer shall promptly provide Seller with a correct and complete copy of any commitment letter and any related fee letter (or similar agreements) relating to such Alternative Financing.

(e) Except as otherwise permitted pursuant to this Section 6.22, neither Buyer nor any of its Affiliates shall take any action that would reasonably be expected to cause a Buyer Material Adverse Effect.

(f) From and after the Closing Date until the earlier of the Termination Date (as defined in the Seller Note) or Covenant Defeasance (as defined in the Seller Note), Buyer shall maintain Sufficient Liquidity. Buyer shall keep Seller reasonably and promptly informed with respect to any adverse development relative to its maintenance of Sufficient Liquidity in connection with this Section 6.22(f). For purposes of this Section 6.22(f), “Sufficient Liquidity” shall mean that the Buyer (through itself and/or its consolidated subsidiaries) shall have access to sufficient funds to pay the principal and regularly scheduled interest on the Seller Note as and when due in accordance with its terms, which funds shall be comprised of any combination of:

(i) commitments in respect of any debt financing (including the Debt Financing and any Alternative Financing) or equity financing;

(ii) cash and cash equivalents on hand;

(iii) funds on deposit with a Paying Agent (as defined in the Seller Note) in accordance with Section 2.21 of the Seller Note;

(iv) funds available through lines of credit or other debt facilities;

(v) funds reasonably accessible under an “at the market” equity program within the next thirty (30) day period (in the good faith determination of the principal financial officer of the Buyer);

(vi) dividends declared or reasonably likely to be received from a subsidiary or investment within the next thirty (30) day period (in the good faith determination of the principal financial officer of the Buyer);

(vii) assets or property that can be reduced to immediately available funds within the next thirty (30) day period (or if longer, pursuant to a binding commitment related to the sale of such assets or property on or before the occurrence of the scheduled maturity of the Seller Note) (in the good faith determination of the principal financial officer of the Buyer); and

(viii) any other form of liquidity or accessible funds reasonably acceptable to the Seller that is available on or before the occurrence of the scheduled maturity of the Seller Note;

provided, that, should any commitment under any debt financing expire or terminate, the Buyer shall have ten (10) Business Days to replace such commitment with an alternative committed financing or financings in an amount sufficient, together with other components of Sufficient Liquidity, to satisfy the definition of Sufficient Liquidity; provided further, that, Buyer shall have ten (10) Business Days to cure any lapse of Sufficient Liquidity and the occurrence of such cure shall automatically and without further action void any breach or violation of this Section 6.22(f).

Section 6.23 Financing Cooperation.

(a) In connection with any potential proposed Debt Financing, prior to the Closing, at Buyer’s expense to the extent subject to the expense reimbursement provisions in Section 11.1, Seller shall use commercially reasonable efforts to provide (and shall use commercially reasonable efforts to cause its Representatives to provide) to Buyer (at Buyer’s sole expense) such cooperation as may be reasonably requested by Buyer in writing to assist in arranging and obtaining the Debt Financing. Such cooperation (at Buyer’s sole expense) shall include, but not be limited to: (i) furnishing on a confidential basis to Buyer and its Representatives and the Financing Sources, within a reasonable time period consistent with Seller’s past practice, such historical financial information and other pertinent historical information reasonably available to Seller regarding the business of the Acquired Company, including the Transferred Assets, as may be reasonably requested by Buyer in writing in connection with the Debt Financing, including the Required Information; provided, that such assistance shall be limited solely with respect to information and data derived from Seller’s historical books and records, (ii) reasonably cooperating to update the Required Information in order to cause such Required Information to be Compliant; provided, that such assistance shall be limited solely with respect to information and data derived from Seller’s historical books and records, (iii) participation in a reasonable number (with reasonable advance notice; provided, that only one such meeting, presentation, road show, due diligence session or drafting session shall be in person) of meetings, presentations, road shows, due diligence sessions and drafting sessions with prospective lenders and with rating agencies, including direct contact between senior management of Seller, on the one hand, and the actual and potential Financing Sources, on the other hand, and other customary syndication activities, (iv) cooperating in satisfying the conditions precedent set forth in the Debt Financing Commitment Letters to the extent satisfaction of any such condition is within the control of Seller, (v) providing information regarding the business of the Acquired Company, including the Transferred Assets, as may be reasonably requested by Buyer in writing to assist Buyer in preparing materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses (registered or otherwise) and similar documents reasonably and customarily used to complete the Debt Financing, (vi) using commercially reasonable efforts to assist Buyer in the preparation of customary pro forma financial statements (it being agreed that the preparation of any such pro forma financial statements will be the responsibility of Buyer and not Seller); provided, that neither Seller or its Representatives shall be required to provide any such assistance with respect to financial information or statements relating to (A) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto or (B) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; provided, further, that (x) such assistance shall be limited solely with respect to information and data derived from the Seller’s historical books and records reasonably available to Seller and (y) neither Seller nor its Representatives shall be required to certify or attest to any such pro forma financial statements or other forecasted information, (vii) reasonably cooperating with Buyer’s legal counsel in connection with any factual information necessary in connection with legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing, (viii) assisting Buyer in obtaining from the Sellers’ auditors comfort letters (including as to negative assurances) in connection with the Debt Financing, (ix) delivering to Buyer on or prior to the Closing Date executed copies of customary termination agreements, letters, financing statement terminations and other documentation and evidence (subject to the occurrence of the Closing) of the release of all liens and security interests on the Acquired Company and the Transferred Assets with respect to existing Indebtedness, (x) assisting Buyer in its preparation of the schedules to the definitive documentation for the Debt Financing as may reasonably be requested in connection with the Debt Financing, (xi) to the extent required by the Financing Sources, providing customary authorization letters authorizing the distribution of information to prospective Financing Sources regarding the Acquired Company, subject to customary terms and conditions, and (xii) providing all documentation required and reasonably requested by Buyer in writing with respect to the Acquired Company by applicable “know your customer” and Money Laundering Laws, including the USA PATRIOT Act, to the extent requested in writing at least ten (10) Business Days prior to the Closing Date.

(b) Nothing in this Section 6.23 will require Seller to (i) pay any fee or incur any other liability or obligation in connection with the Debt Financing; (ii) waive or amend any terms of this Agreement or agree to pay or reimburse any expenses for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Buyer; (iii) approve, execute or deliver any definitive agreement (including any Debt Financing Agreement); (iv) give any indemnities in connection with the Debt Financing; (v) take any action that, except for the delivery of information requested by Buyer for purposes of the Debt Financing, would unreasonably interfere with the conduct of the business or operations of the Seller and its Affiliates or create an unreasonable risk of damage or destruction to any property or assets of the Seller or any of its Affiliates; (vi) adopt resolutions (whether by the board of directors of Seller or otherwise) approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained; (vii) provide any assistance or cooperation that would (A) cause any representation or warranty in this Agreement to be breached, or (B) cause any conditions to Closing set forth in Article VIII to fail to be satisfied by the Outside Date or otherwise result in a breach of this Agreement; (viii) provide any financial (or other information) except for the Required Information that (1) is not produced in the ordinary course of business, (2) is not required to be provided pursuant to the terms of the documentation governing the Indebtedness of Seller or (3) cannot be produced or provided without unreasonable cost or expense; (ix) take any action other than at Buyer’s request and with reasonable prior notice; (x) take any action that would conflict with, violate or result in a breach of or default under its organizational documents or any material contract or law to which it or its property is bound; (xi) provide access to or disclose information that Seller determines in good faith (after consultation with counsel) would jeopardize any attorney client privilege of, or conflict with any confidentiality requirements applicable to, Seller or any of its Affiliates; (xii) deliver or cause the delivery of any legal opinions; or (xiii) seek or otherwise facilitate, or cause any of its Affiliates (including the Acquired Company) to seek or otherwise facilitate, the consent or authorization of the State Regulator, the Federal Energy Regulatory Commission, or any other state public utility commission with respect to the Debt Financing. In addition, any bank information memoranda and offering prospectuses or memoranda required in relation to the Debt Financing will contain disclosure reflecting Buyer or one or more Affiliates of Buyer as the obligor. Nothing in this Section 6.23 will require any Representative of Seller or any of its Affiliates to deliver any document, or take any action that would reasonably be expected to result in any actual or potential personal liability to such Representative. Notwithstanding anything to the contrary herein, Buyer shall not and shall cause its Affiliates not to make any filing, submission or notice to any state or federal public utility commission with jurisdiction over the Acquired Company, and Buyer or its Affiliates (including, if applicable, the State Regulator and the Federal Energy Regulatory Commission) related to the Debt Financing without the prior written consent of Seller.

(c) Buyer shall promptly, upon request by Seller (and in any event within ten (10) Business Days of such request), reimburse Seller for all reasonable and documented out-of-pocket costs and expenses incurred by Seller or any of its Affiliates (including reasonable and documented attorneys’ fees and accountants’ fees) in connection with its cooperation contemplated by this Section 6.23 (including, for the avoidance of doubt, the costs and expenses of preparing the Required Information). Buyer shall indemnify and hold harmless the Seller and its Affiliates and their respective directors, officers, and employees from and against any and all losses suffered or incurred by them in connection with the arrangement and completion of any Debt Financing, capital markets transactions or related transactions by Buyer in connection with financing the Transactions. This Section 6.23(c) shall survive the consummation of the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced by, the officers and directors of Seller and its Affiliates and their respective heirs, executors, estates and personal representatives who are each third party beneficiaries of this Section 6.23(c).

(d) Notwithstanding anything to the contrary contained in this Agreement, each of the Parties: (i) agrees that it will not bring or support any Person in any claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing Commitment Letter or the Debt Financing or the performance thereof or the financings and transactions contemplated thereby, in any forum other than the Supreme Court of the State of New York, County of New York, or, if, under applicable law, exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof); (ii) agrees that, except as specifically set forth in the Debt Financing Commitment Letter, all claims and any other claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to the Debt Financing Commitment Letter, the Debt Financing or the performance thereof or the financings and transactions contemplated thereby, shall be exclusively governed by the laws of the State of New York, without giving effect to principles or rules of conflicts of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation or claim (whether at law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Financing Commitment Letter, the Debt Financing or the performance thereof or the financings and transactions contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, subject to the rights of the parties to the Debt Financing Commitment Letter, (A) the Parties hereby acknowledge and agree that no Party or any of its or their respective Affiliates, directors, officers, employees, agents, partners, managers, members or equityholders or any successors or assigns of any of the foregoing (x) shall have any rights or claims against any Financing Sources in any way relating to this Agreement, the Debt Financing, the Debt Financing Commitment Letter or any of the Transactions, or in respect of any other document or any of the Transactions, or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Commitment Letter or the performance thereof or the financings and transactions contemplated thereby, whether at law or in equity, in contract, in tort or otherwise and (y) agrees not to commence any claim or cause of action against any Financing Sources in connection with this Agreement, the Debt Financing, the Debt Financing Commitment Letter or any of the Transactions, or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Commitment Letter or the performance thereof or the Debt Financing, and (B) no Financing Source shall have any Liability (whether in contract, in tort or otherwise) to any Party and its or their respective Affiliates, directors, officers, employees, agents, partners, managers, members, representatives or equityholders or any successors or assigns of any of the foregoing for any Liabilities of any Party under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Commitment Letter, the Debt Financing or the performance thereof or the financings and transactions contemplated thereby, whether at law or in equity, in contract, in tort or otherwise; provided, that nothing in this sentence shall in any way limit the Financing Sources’ obligations to Buyer under the Debt Financing Commitment Letter; provided, further, that following consummation of the transactions contemplated hereby, the foregoing will not limit the rights of the parties to the Debt Financing under the Debt Financing Agreements as set forth in Section 11.5. Notwithstanding anything to the contrary contained in this Agreement, this Section 6.23(c) shall survive the consummation of the Closing and any termination of this Agreement and the Financing Sources are intended third party beneficiaries of, and shall be entitled to the protections of, this provision, and this provision and the definition of “Financing Sources” (and any other provision of this Agreement to the extent a modification thereof would affect the substance of any of the foregoing) shall not be amended in any way adverse to the Financing Sources without the prior written consent of the Financing Sources. Notwithstanding anything in this Agreement to the contrary, in no event shall Seller or any of its Affiliates or Representatives (or any other Person) be entitled to, or permitted to seek, specific performance in respect of any Debt Financing Source or Buyer’s or its Affiliates’ respective rights under the Debt Financing Commitment Letter or any other agreements with any Financing Source relating to the Debt Financing.

(e) Seller will use commercially reasonable efforts, at Buyer’s sole cost and expense, to deliver to Buyer, (i) on or prior to March 10, 2026, (A) the Annual Financial Statements for the fiscal years ended December 31, 2024 and December 31, 2025, and (B) the Interim Financial Statements for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025 (and for the comparable periods of the prior fiscal year); (ii) for any financial quarter ending after September 30, 2025, and on or prior to the Closing Date (other than any fourth fiscal quarter of any year), the Interim Financial Statements for each such financial quarter (and for the comparable period of the prior fiscal year) on or prior to the date that is forty (40) days following the end of such financial quarter; (iii) if the Closing Date occurs at least sixty (60) days after December 31, 2026, Annual Financial Statements for the fiscal year ending December 31, 2026, on or prior to March 10, 2027.

(f) Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 7.3, as it applies to Seller’s obligations under this Section 6.23, will be deemed satisfied unless Seller has committed a Willful and Material Breach of its obligations under this Section 6.23 and such breach is the primary cause of a Debt Financing Failure Event or the Debt Financing not being obtained on or prior to the Closing Date.

Section 6.24 Transition Plan.

(a) During the Interim Period, in furtherance of the transactions contemplated by this Agreement, the Parties shall, and shall cause their Affiliates to, cooperate in good faith and use their commercially reasonable efforts to develop and plan for a mutually acceptable transition plan for the migration and integration of the business and operations of the Acquired Company with Buyer, subject to compliance with applicable Laws (the “Transition Plan”). The Transition Plan shall address matters agreed to by the Parties. Such cooperation shall include Buyer and Seller taking the following actions: (a) promptly after execution of this Agreement, appointing a transition manager whose primary responsibility will be to plan and execute the transition and manage such Party’s transition team; (b) promptly after execution of this Agreement, reviewing the technology, business operations and administration capabilities to be transitioned or migrated, taking into account any issues of separation arising from the Transition Plan; (c)(i) reviewing the services to be provided to Buyer under the Shared Contracts and the extent to which such services will be provided following the Closing under the Transition Services Agreement and (ii) using commercially reasonable efforts to facilitate Buyer’s conversations with counterparties to such Shared Contracts to enable Buyer to enter into replacement contracts; (d) establishing transition teams, which shall include senior representatives of the Parties and additional individuals with functional responsibility for providing transition services under the Transition Services Agreement; (e) setting regular meetings of the teams during the Interim Period, which such regular meetings shall occur at least once per month; (f) making available (during ordinary business hours and upon reasonable notice) appropriate knowledgeable business, operations, administration and technology personnel and any other personnel reasonably needed for such transition and migration planning, execution and knowledge transfer; (g) coordinating as to transitional matters with respect to Governmental Entities; and (h) with Buyer taking the lead, developing detailed plans for the migration and transition of the business of the Acquired Company to Buyer; provided, that all such activities subject to this Section 6.24 shall be in compliance with applicable Law, including the HSR Act. The Parties acknowledge and agree that, any efforts by the Parties under this Section 6.24 may not be complete at the Closing (nor shall any incomplete efforts be considered in determining whether the conditions under Section 8.3 have been satisfied), and the Parties shall continue the efforts described in this Section 6.24 under, and subject to, the terms of the Transition Services Agreement. Notwithstanding anything to the contrary in this Section 6.24, Seller shall not be obligated to provide to Buyer any pricing or other information related to any Shared Contracts if provision of such information would violate the terms of the Contracts related to such Shared Contracts. From the date hereof until three (3) months prior to the Inside Date (the “TSA Deadline”), Seller and Buyer shall meet and confer in good faith to amend and/or supplement the form of Schedule 2.1 to the Transition Services Agreement that is attached hereto as Exhibit B (the “Form Service Schedule”). Any amendment or supplement to the Form Service Schedule that is mutually agreed by Buyer and Seller in writing prior to the TSA Deadline shall be deemed incorporated into the Form Service Schedule and any other proposed changes to the Form Service Schedule shall be disregarded and not incorporated into the Form Service Schedule.

Section 6.25 Insurance.

(a) From the date hereof through the Closing, Seller shall, and shall cause its Affiliates to, maintain in full force and effect, or replace with coverage that is substantially comparable in all material respects, the Insurance Policies. Seller shall not, and shall cause its Affiliates not to, cancel, materially amend, or fail to renew any Insurance Policy in a manner that would reasonably be expected to adversely affect coverage for any claim, event, occurrence, circumstance, act, error or omission first occurring or arising during the Interim Period. Buyer acknowledges and agrees that all Insurance Policies maintained by Seller and its Affiliates (other than the Acquired Company) for the benefit of the Acquired Companies (“Seller Insurance Policies”) may be terminated by Seller at the Closing and Buyer shall be solely responsible from and after the Closing for providing or procuring insurance for the Acquired Company.

(b) Buyers shall be solely responsible for providing insurance with respect to coverage of the Acquired Company for any event or occurrence that occurs on or after the Closing. With respect to events, circumstances or claims relating to the Acquired Company that occurred or existed prior to the Closing Date that (i) result or are reasonably expected to result in losses, claims or Liabilities of the Acquired Company, and (ii) which are covered by the Seller Insurance Policies (“Pre-Closing Claims”), on or after the Closing Date, at Buyers’ reasonable written request, Seller shall continue to pursue any claims pending with the Seller Insurance Policies as of the Closing to the extent applicable to the Acquired Company and would result or would reasonable be expected to result in Pre-Closing Claims, and Seller shall make claims and use commercially reasonable efforts to recover under the Seller Insurance Policies to the extent such coverage and limits are available with respect to the Acquired Company under the Seller Insurance Policies as of the date of any such claim. By requesting that Seller continue to pursue or make any claims under Seller Insurance Policies, Buyers agree to reimburse Seller or its Affiliates for any reasonable, documented costs incurred by any of them after requested pursuant to this Section 6.25(b), whether before, on or after the Closing Date, as a result of such claims and Buyers or their Affiliates shall exclusively bear the amount of any “deductibles” or net retentions associated with such claims under the Seller Insurance Policies. Seller shall hold in trust for and pay to Buyer, promptly upon receipt thereof, all proceeds, recoveries and other monies received by Seller or any of its Affiliates in connection with its claim under any Seller Insurance Policies.

Section 6.26 Correspondence with State Regulator. During the Interim Period, Seller shall inform Buyer of any material filings made by the Seller or its Affiliates (including the Acquired Company), including responsive filings, with the State Regulator to the extent such filings relate to the Acquired Company or its business, assets, or properties. Seller shall also inform Buyer of any adverse determinations made or issued during the Interim Period by the State Regulator against the Seller’s or its Affiliates’ (including the Acquired Company) interests or otherwise impacting the Acquired Company or its business, assets, or properties, including the initiation of show causes, investigations or similar or related proceedings.

ARTICLE VII

CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

The obligations of Buyer to consummate the Transactions contemplated under this Agreement shall be subject to the satisfaction (or, if permitted by applicable Law, waiver by Buyer), at or before the Closing, of each of the following conditions:

Section 7.1 No Injunction or Legislation. No Order shall have been issued and remain in effect prohibiting consummation of the Transactions and no Law shall have been enacted and remain in effect making the consummation of the Transactions illegal.

Section 7.2 Representations and Warranties. The representations and warranties of Seller set forth in Article IV (other than the Seller Fundamental Representations) shall be true and correct (disregarding any “materiality,” “Material Adverse Effect” or similar qualifiers therein) as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time, which need only be true as of such date or time), except where the failure to be so true and correct would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Seller Fundamental Representations shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time, which need only be true as of such date or time).

Section 7.3 Performance. Seller shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement which are required to be performed or complied with by Seller at or prior to the Closing.

Section 7.4 Officer’s Certificate. Buyer shall have received at the Closing a certificate from an authorized officer of Seller, dated the Closing Date, certifying on behalf of Seller that, the conditions set forth in Section 7.2 and 7.3 have been satisfied.

Section 7.5 Approvals and Filings. Each of the PUC Transaction Order and HSR Approval shall have been obtained and shall be in full force and effect.

ARTICLE VIII

CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS

The obligations of Seller to consummate the Transactions contemplated under this Agreement shall be subject to the satisfaction (or, if permitted by applicable Law, waiver by Seller), at or before the Closing, of each of the following conditions:

Section 8.1 No Injunction or Legislation. No Order shall have been issued and remain in effect prohibiting consummation of the Transactions and no Law shall have been enacted and remain in effect making the consummation of the Transactions illegal.

Section 8.2 Representations and Warranties. The representations and warranties of Buyer set forth in Article V (other than the Buyer Fundamental Representations) shall be true and correct (disregarding any “materiality,” “Buyer Material Adverse Effect” or similar qualifiers therein) as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time, which need only be true as of such date or time), except where the failure to be so true and correct would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect. The Buyer Fundamental Representations shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time, which need only be true as of such date or time).

Section 8.3 Performance. Buyer shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement which are required to be performed or complied with by it at or prior to the Closing.

Section 8.4 Officer’s Certificate. Seller shall have received at the Closing a certificate from an authorized officer of Buyer, dated the Closing Date, certifying that the conditions set forth in Section 8.2 and Section 8.3 have been satisfied.

Section 8.5 Approvals and Filings. Each of the PUC Transaction Order and HSR Approval shall have been obtained and shall be in full force and effect.

ARTICLE IX

TERMINATION AND ABANDONMENT

Section 9.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Buyer and Seller;

(b) by either Buyer or Seller, if the Closing shall not have occurred on or before the date that is eighteen (18) months after the date hereof (as such date may be extended pursuant to the terms of this Agreement or by the mutual written consent of Buyer and Seller, the “Outside Date”); provided, however, that if all of the conditions to Closing, other than any of the conditions set forth in Section 7.1, Section 7.5, Section 8.1 or Section 8.5, shall have been satisfied or shall then be capable of being satisfied, the Outside Date may be extended by either Seller or Buyer from time to time by written notice to the other Party up to a date not beyond the date that is twenty-one (21) months after the date hereof; provided, further, that if at the end of the additional period described in the foregoing proviso, the only outstanding conditions to Closing remain any of the conditions set forth in Section 7.1, Section 7.5, Section 8.1 or Section 8.5, Seller and Buyer shall each have the option to further extend the Outside Date by an additional three (3) months by written notice to the other Party; provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party whose failure to fulfill any obligation under this Agreement was the primary cause of the failure of the Closing to occur on or before such date;

(c) by Buyer or Seller, if any Order or Law having the effect set forth in Section 7.1 or Section 8.1, respectively, shall not have been reversed, stayed, enjoined, set aside, annulled or suspended and shall be in full force and effect and, in the case of any Order, shall have become final and non-appealable (each, a “Restraint”); provided that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a Party if the issuance of such final and non-appealable Order was primarily attributable to the failure of such Party to perform any of its obligations under this Agreement, including pursuant to Section 6.7;

(d) by Buyer, if Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2 or Section 7.3, as applicable, and (ii) cannot be cured by Seller by the Outside Date or, if capable of being cured, shall not have been cured prior to the earlier of (A) thirty (30) days following receipt of written notice from Buyer stating Buyer’s intention to terminate this Agreement pursuant to this Section 9.1(d) and the basis for such termination and (B) the Outside Date; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if it is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that it would give rise to the failure of a condition set forth in Section 8.2 or Section 8.3; or

(e) by Seller, if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2 or Section 8.3, as applicable, and (ii) cannot be cured by Buyer by the Outside Date or, if capable of being cured, shall not have been cured prior to the earlier of (A) thirty (30) days following receipt of written notice from Seller stating Seller’s intention to terminate this Agreement pursuant to this Section 9.1(e) and the basis for such termination and (B) the Outside Date; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if Seller is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that it would give rise to the failure of a condition set forth in Section 7.2 or Section 7.3.

The Party entitled to terminate this Agreement pursuant to this Section 9.1 shall exercise such termination right by delivering written notice of the exercise of such right (x) if Seller is the terminating Party to Buyer or (y) if Buyer is the terminating party, to Seller, and, in each case, otherwise in accordance with this Agreement (including the applicable provision(s) of Section 9.1 and Section 11.3).

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and have no effect, and the obligations of the Parties under this Agreement shall terminate, except for this Section 9.2, Section 9.3, Article I and Article XI (which shall survive such termination in accordance with their terms), and, subject to Section 9.3, there shall be no liability on the part of any Party hereto based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof; provided, however, that, subject to Section 9.3, no termination of this Agreement shall relieve or limit any Liability of a Party for Willful and Material Breach of this Agreement by such Party prior to such termination; provided, however, that without limitation of the rights to pursue remedies set forth in Section 9.3 (but subject to the last sentence of this Section 9.2), any such Liability of a Party for its Willful and Material Breach shall not exceed 9.0% of the Base Purchase Price and the payment of such amount by the breaching Party to the non-breaching Party in respect of any such Willful and Material Breach shall constitute the sole and exclusive remedy of the non-breaching Party in respect of such Willful and Material Breach. The Parties acknowledge and agree that nothing in this Section 9.2 shall be deemed to affect their right to specific performance in accordance with the terms and conditions set forth in Section 11.11 prior to the termination of this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties in the Confidentiality Agreement, all of which obligations therein shall survive termination of this Agreement in accordance with its terms. Upon any termination of this Agreement (i) all filings, applications, and other submissions made pursuant to this Agreement, to the extent applicable and practicable, will, within a commercially reasonable time thereafter, be withdrawn by the filing Party from the Governmental Entity or other Person to which they were made; and (ii) Buyer shall return or destroy, at Buyer’s sole expense, all data and information (including all copies, extracts, and other reproductions, in whole or in part) furnished by Seller or any of its Affiliates or Representatives to Buyer or any of its Affiliates or Representatives or prepared by or on behalf of Buyer in connection with its due diligence investigation of the transactions contemplated hereby, in each case, in accordance with the Confidentiality Agreement and the terms of this Agreement, and an officer of Buyer shall certify same to Seller in writing. In the event of a Willful and Material Breach of this Agreement by a Party prior to termination of this Agreement, an election by the non-breaching Party to pursue any remedy permitted under this Agreement in respect of such Willful and Material Breach shall not preclude the non-breaching Party from pursuing any other of such remedies; provided further that once any such remedy has been obtained by the non-breaching Party in respect of such Willful and Material Breach, no further remedy (including recovery of the costs and expenses incurred in connection with the enforcement of any such other remedy) shall be available to the non-breaching Party at law, by equity or otherwise.

Section 9.3 Fees and Expenses.

(a) The Buyer shall pay, or cause to be paid, to Seller the Buyer Termination Fee by wire transfer of immediately available funds to an account provided in writing by Seller to Buyer not later than the second (2nd) Business Day following such termination if:

(i) this Agreement is terminated by Buyer or Seller:

(A) pursuant to Section 9.1(b) and, at the time of such termination, (i) in the case of a termination by Buyer, any of the conditions set forth in Section 7.1 (in the case of Section 7.1, if and only if the applicable Restraint giving rise to the failure of the condition to be satisfied arises in connection with the HSR Approval, PUC Transaction Notice or a PUC Transaction Order) or Section 7.5 shall not have been satisfied, and (ii) in the case of a termination by Seller, any of the conditions set forth in Section 8.1 (in the case of Section 8.1, if and only if the applicable Restraint giving rise to the failure of such condition to be/ satisfied arises in connection with the HSR Approval, PUC Transaction Notice or a PUC Transaction Order) or Section 8.5 shall not have been satisfied; or

(B) pursuant to Section 9.1(c) (if, and only if, the applicable Restraint giving rise to such termination arises in connection with the HSR Approval, PUC Transaction Notice or a PUC Transaction Order); or

(ii) this Agreement is terminated by the Seller pursuant to Section 9.1(e);

provided that, at the time of any such termination described in clause (i) or (ii) of this Section 9.3(a), all other conditions to Closing set forth in Article VII or Article VIII, as applicable (excluding Section 7.1, Section 7.5, Section 8.1 and Section 8.5) shall have been satisfied or waived, except for those conditions that (x) by their nature are to be satisfied at the Closing, but which conditions would be capable of being satisfied if the Closing Date were the date of such termination and (y) have not been satisfied as a result of a breach by Buyer of its obligations under this Agreement.

(b) Notwithstanding the foregoing, in no event shall the Buyer be required to pay the Buyer Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the Parties agree that if this Agreement is terminated under circumstances in which the Buyer is obligated to pay the Buyer Termination Fee under this Section 9.3 and the Buyer Termination Fee is paid, the payment of the Buyer Termination Fee and any Recovery Amount pursuant to Section 9.3(c) shall be the sole and exclusive remedy available to Seller with respect to this Agreement and the Transactions, and, upon payment of the Buyer Termination Fee pursuant to this Section 9.3 and any Recovery Amount pursuant to Section 9.3(c), the Buyer, its Affiliates and their respective former, current or future direct or indirect equityholders, members, managers, directors, officers, employees, advisors, managers, agents and other representatives, successors and assigns or any other Person on behalf of any of the foregoing (each, a “Buyer Related Party”) shall have no further liability with respect to this Agreement or the Transactions. For the avoidance of doubt, in any circumstance where the Buyer Termination Fee is payable under this Agreement in no event will Buyer be obligated to pay, or cause to paid, amounts in excess of the Buyer Termination Fee plus the Recovery Amount (if any).

(c) Each of the Parties acknowledges and agrees that the agreements contained in this Section 9.3 are an integral part of the Transactions and that, without these agreements, Buyer, on the one hand, and the Seller, on the other hand, would not enter into this Agreement. Each of the Parties further acknowledges and agrees that payment of the Buyer Termination Fee, if, as and when required pursuant to Section 9.3(a), shall not constitute a penalty, but, rather, will constitute liquidated damages, in a reasonable amount that will compensate the Seller in the circumstances in which it is payable for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Accordingly, if Buyer fails to pay the Buyer Termination Fee pursuant to Section 9.3(a) when due, and, in order to obtain such payment, the Seller commences an Action that results in a judgment against Buyer for the Buyer Termination Fee, Buyer shall pay to Seller, together with the Buyer Termination Fee, Seller’s costs and expenses (including reasonable attorneys’ fees) in connection with such Action, and interest on the Buyer Termination Fee from the date such payment was required to be made until the date of payment at the Prime Rate on the date such payment was required to be made (such costs, expenses and interest, collectively, the “Recovery Amount”).

ARTICLE X

ADDITIONAL AGREEMENTS

Section 10.1 No Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any Ancillary Agreement shall survive beyond the Closing, except for (a) those covenants and agreements set forth in this Agreement that, by their terms, contemplate performance in whole or in part after the Closing, (b) those set forth in the Seller Note and related documentation, and the Transition Services Agreement, (c) Section 5.8 and Section 6.22(f) until the earlier to occur of the Termination Date (as defined in the Seller Note) or Covenant Defeasance (as defined in the Seller Note) and (d) those contained in this Article X (collectively, the “Post-Closing Provisions”). Except with respect to the Post-Closing Provisions, following the Closing, no other remedy shall be asserted or sought by Buyer or any of the Buyer Related Parties (including, following the Closing, the Acquired Company) against Seller, its Affiliates and any of their respective former, current or future direct or indirect equityholders, members, managers, directors, officers, employees, advisors, managers, agents and other representatives, successors and assigns or any other Person on behalf of any of the foregoing (each, a “Seller Related Party”) under or by virtue of any Contract, misrepresentation, tort, strict liability or statutory or regulatory Law, or theory or otherwise, or the Transactions or this Agreement or any Ancillary Agreement, or the business, the ownership, operation, management, use or control of the business of the Acquired Company, any of their assets, or any actions or omissions on, or prior to, the Closing, it being understood and agreed that all such remedies are hereby knowingly, willingly and irrevocably expressly waived and relinquished to the fullest extent permitted under applicable Law. Buyer acknowledges and agrees that the agreements contained in this Section 10.1 are an integral part of the Transactions and that, without the agreements set forth in this Section 10.1, Seller would not enter into this Agreement or the Ancillary Agreements or agree to consummate the Transactions. Notwithstanding anything set forth in this Agreement to the contrary, nothing set forth in this Agreement shall (y) prohibit claims against a Party in respect of its Fraud, or (z) limit or modify any claims, rights or remedies of the insureds under the R&W Insurance Policy or inhibit or prevent the insureds from obtaining any remedies against any R&W Insurer.

Section 10.2 Non-Recourse. All claims, obligations, Liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with or as an inducement to this Agreement), may be made only against (and are those solely of) the Parties to this Agreement. No Person who is not a Party to this Agreement, including any current, former or future Representative or Affiliate of any Party, or any current, former or future Representative or Affiliate of any of the foregoing (collectively, “Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any claims, obligations, Liabilities or causes of action arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach, and, to the maximum extent permitted by Law, each Party hereby waives and releases all such claims, obligations, Liabilities and causes of action against any such Non-Party Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Party hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, under-capitalization or otherwise, and (b) each Party disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with or as an inducement to this Agreement. Each Non-Party Affiliate is intended to be an express third-party beneficiary of this Section 10.2 and may specifically enforce its terms.

Section 10.3 Mutual Release.

(a) Effective upon the Closing, to the fullest extent permitted by applicable Law, the Buyer, on behalf of itself and the Buyer Related Parties (including, following the Closing, the Acquired Company) (collectively, the “Buyer Releasers”), hereby knowingly and willingly, fully and irrevocably expressly waives, acquits, remises, discharges and forever releases Seller and the Seller Related Parties from any and all Liabilities and obligations to such Buyer Releasers of any kind or nature whatsoever, related to the business or equity ownership of the Acquired Company, whether now or hereafter existing, absolute or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, matured or unmatured or determined or determinable, and whether arising under any applicable Law, duty or Contract (other than as expressly set forth in this Agreement or any Ancillary Agreement) or otherwise at Law or in equity, and Buyer hereby agrees that it will not, and it will cause the other Buyer Releasers not to, assert, directly or indirectly, or seek to recover any amounts in connection therewith or thereunder from Seller or any Seller Related Party (except as expressly provided for in this Agreement).

(b) Effective upon the Closing, to the fullest extent permitted by applicable Law, the Seller, on behalf of itself and the Seller Related Parties (collectively, the “Seller Releasers”), hereby knowingly and willingly, fully and irrevocably expressly waives, acquits, remises, discharges and forever releases the Acquired Company from any and all Liabilities and obligations to such Seller Releasers of any kind or nature whatsoever with respect to any fact, matter or circumstance existing on or prior to the Closing with respect to the business of the Acquired Company or the LLC Interests, in each case, whether now or hereafter existing, absolute or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, matured or unmatured or determined or determinable, and whether arising under any applicable Law, duty or Contract (other than as expressly set forth in this Agreement or any Ancillary Agreement) or otherwise at Law or in equity, and Seller hereby agrees that it will not, and it will cause its other Seller Releasers not to, assert, directly or indirectly, or seek to recover any amounts in connection therewith or thereunder from Buyer or any of the Buyer Related Parties (except as expressly provided for in this Agreement); provided that this Section 10.3 shall not prevent or otherwise restrict any Seller Releaser from bringing or otherwise asserting any actions, or any rights or remedies, arising under or in connection with any rights to indemnification, exculpation and/or advancement of expenses to the extent set forth in the Governing Documents.

(c) For the avoidance of doubt, nothing in this Section 10.3 shall waive, release or otherwise affect the rights, remedies and obligations of the Parties set forth in this Agreement or any Ancillary Agreements, including any claims against a Party in respect of its Fraud.

Section 10.4 Acknowledgements.

(a) Except for, and without limiting, the representations and warranties, of Seller expressly set forth in Article IV (in each case, as qualified by the Seller Disclosure Schedules), (i) BUYER ACKNOWLEDGES THAT NEITHER SELLER NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING SELLER OR THE ACQUIRED COMPANY OR THE CONDITION OF THE ASSETS OF THE ACQUIRED COMPANY, VALUE OR QUALITY OF THE ASSETS OR OPERATIONS OF THE ACQUIRED COMPANY OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ACQUIRED COMPANY and (ii) Buyer further acknowledges and agrees that (A) Buyer has knowledge and experience in transactions of this type and in the business of the Acquired Company, and is therefore capable of evaluating the risks and merits of acquiring the LLC Interests, (B) it has relied on its own independent investigation and analysis, and has not relied on any information furnished by Seller, the Acquired Company or any of their respective Representatives or any other Person in determining to enter into this Agreement (except for the representations and warranties of Seller expressly set forth in Article IV (in each case, as qualified by the Seller Disclosure Schedules)), (C) neither Seller, the Acquired Company nor any of their respective Representatives (or any other Person acting on Seller’s behalf) has given any investment, legal or other advice or rendered any opinion as to whether the purchase of the LLC Interests is prudent, and Buyer is not relying on any representation or warranty, whether oral or written, by Seller or the Acquired Company or any of their respective Representatives except for the representations and warranties of Seller expressly set forth in Article IV (in each case, as qualified by the Seller Disclosure Schedules) or any certificate delivered pursuant to Section 7.4 of this Agreement, (D) Buyer has conducted extensive due diligence, including a review of the documents contained in a data room prepared by or on behalf of Seller, (E) Seller or its Representatives have made available to Buyer all documents, records and books pertaining to the Acquired Company that Buyer and its Representatives have requested, (F) Buyer and its Representatives have had the opportunity to visit the Acquired Company and its facilities, plants, development sites, offices and other properties and ask questions and receive answers concerning the Acquired Company and the terms and conditions of this Agreement, and all such questions have been answered to Buyer’s satisfaction, and (G) it has no Knowledge as of the date hereof of a breach of or inaccuracy in any representation, warranty, covenant, or agreement contained in this Agreement. To induce Seller to enter into this Agreement, Buyer hereby waives, on behalf of itself and the Buyer Related Parties (including, after the Closing, the Acquired Company), any right Buyer or any Buyer Related Party may have against Seller or any Seller Related Party, or any other Person, with respect to any inaccuracy in any representation, warranty, statement or information referenced in the foregoing sentence or with respect to any omission of any potentially material information on the part of Seller, the Acquired Company, or any their respective Representatives, in each case, other than the representations and warranties by Seller expressly set forth in Article IV (in each case, as qualified by the Seller Disclosure Schedules).

(b) In connection with Buyer’s investigation of the Acquired Company, Buyer and Buyer Related Parties have received certain information, including documents, estimates, budgets, forecasts, including forecasted natural gas demand, information, projected information, third party reports, such as the quality of earnings report or the market and regulatory vendor due diligence report, or other material, in any “data rooms,” teaser, confidential information memorandum, due diligence discussions, management presentations, or otherwise in connection with the Transactions. Buyer hereby covenants, acknowledges and agrees, on behalf of itself and each of the Buyer Related Parties (including, after the Closing, the Acquired Company), that there are uncertainties inherent in attempting to make such estimates, budgets, forecasts, including forecasted natural gas demand, third party reports, projected information estimates, or similar information, that Buyer is familiar with such uncertainties and that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, budgets, forecasts, including forecasted natural gas demand, third party reports, projected information estimates, or similar information so furnished to Buyer or any Buyer Related Party, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, Buyer hereby covenants, acknowledges and agrees, on behalf of itself and each of the Buyer Related Parties (including, after the Closing, the Acquired Company), that except for the representations and warranties of Seller expressly set forth in Article IV (in each case, as qualified by the Seller Disclosure Schedules), none of the Seller or Seller Related Parties is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Buyer further covenants, acknowledges and agrees, on behalf of itself and of the Buyer Related Parties (including, after the Closing, the Acquired Company), that none of the Seller or Seller Related Parties will have or be subject to any Liability to Buyer, any of the Buyer Related Parties (including, after the Closing, the Acquired Company) or any other Person resulting from the distribution to Buyer or any of the Buyer Related Parties of, or Buyer’s or any of the Buyer Related Parties’ use of, any such information, or any information, document or material made available to Buyer or any of the Buyer Related Parties, whether in the overview used in connection with meetings involving Buyer and any of the Buyer Related Parties, or otherwise by Seller, the Acquired Company and its representatives, in certain “data rooms” and online “data sites,” in management interviews or in any other form in expectation or anticipation of the Transactions.

Section 10.5 Disclaimer Regarding Assets. EXCEPT FOR, AND WITHOUT LIMITING, THE REPRESENTATIONS AND WARRANTIES BY SELLER EXPRESSLY SET FORTH IN ARTICLE IV (IN EACH CASE, AS QUALIFIED BY THE SELLER DISCLOSURE SCHEDULES), SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ASSETS OR OPERATIONS OF THE ACQUIRED COMPANY OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ACQUIRED COMPANY, AND SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR AS TO THE CONDITION OF, OR THE RIGHTS OF THE ACQUIRED COMPANY IN, OR ITS OR THEIR TITLE TO, ANY ASSETS, OR ANY PART THEREOF. NO MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY SELLER OR THE ACQUIRED COMPANY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF SUCH ASSETS.

Section 10.6 Indemnification.

Subject to the provisions of this Article X, effective at and after the Closing, Buyer shall indemnify and hold harmless the Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) from and against any and all Damages incurred or suffered by any Seller Indemnitee to the extent arising from or relating to:

(a) Liabilities arising under the CBA contemplated by Schedule 6.9(d);

(b) Third Party Claims contemplated by Section 6.18;

(c) Credit Support obligations contemplated by Section 6.21(ii); or

(d) the Acquired Company or its business or operations, including for the avoidance of doubt, Transferred Contracts, Transferred Assets and Transferred Employees

Notwithstanding anything to the contrary in this Agreement, the indemnification obligations set forth herein shall not apply to, and no Seller Indemnitees shall be entitled to indemnification in respect of, any Liabilities to the extent such Liabilities are expressly the responsibility of Seller or its Affiliates under the Transaction Documents.

Section 10.7 Indemnification Procedures. Other than Third Party Claims set forth and resolved in accordance with Section 6.18, claims for indemnification under this Agreement shall only be asserted and resolved as follows:

(a) Seller (on behalf of itself or any Seller Indemnitee) claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Indemnified Third Party Claim”) in respect of any matter that is subject to indemnification under Section 10.6 shall (i) promptly (but no later than twenty (20) days after receiving notice of the Indemnified Third Party Claim) notify Buyer (the “Indemnifying Party”) of the Indemnified Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (a “Claim Notice”) stating the nature, basis, and amount of the Indemnified Third Party Claim (to the extent known or estimated, which amount shall not be conclusive of the final amount of such Indemnified Third Party Claim), the method of computation thereof (to the extent known or estimated), any other remedy sought thereunder, any relevant time constraints relating thereto, and, to the extent practicable, any other material details pertaining thereto, along with copies of the relevant documents evidencing such Indemnified Third Party Claim and the basis for indemnification sought. Failure to notify the Indemnifying Party in accordance with this Section 10.7(a) will not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party, except to the extent the Indemnifying Party is materially prejudiced by the Indemnified Party’s failure to give such notice. The Parties will act in good faith in responding to, defending against, settling or otherwise dealing with Indemnified Third Party Claims.

(b) An Indemnifying Party may elect at any time to assume and thereafter conduct the defense of any Indemnified Third Party Claim with counsel of the Indemnifying Party’s choice and to settle or compromise any such Indemnified Third Party Claim, and each Indemnified Party shall reasonably cooperate with the conduct of such defense by the Indemnifying Party with respect thereto; provided, however, that the Indemnifying Party will not approve of the entry of any judgment or enter into any settlement or compromise with respect to such Indemnified Third Party Claim without the Indemnified Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed), unless the terms of such settlement (i) provide for a complete and unconditional release of the claims that are the subject of such Indemnified Third Party Claim in favor of the Indemnified Party and (ii) do not involve (x) a finding or admission of any violation of Law by the Indemnified Parties (or any Affiliate thereof) or (y) injunctive or equitable relief or remedies that are not money damages against the Indemnified Parties (or any Affiliate thereof). To the extent that an Indemnifying Party elects to assume the defense of an Indemnified Third Party Claim, the Indemnified Party will have the right to participate in such defense, including appointing separate counsel, at its sole cost and expense unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to such Indemnified Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and the Indemnified Party may present such counsel with a conflict of interest, and the Indemnifying Party shall, and shall cause its Affiliates to, cooperate with the Indemnified Party and its counsel, including (i) making available all witnesses, pertinent records, materials, and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party, (ii) providing reasonable opportunity to review and comment on any proposed filing, submission or discovery responses related to an Indemnified Third Party Claim and the good faith consideration of any comments thereto, (iii) providing reasonable notice of and the right to attend and participate in key strategy meetings and key strategy decisions, and (iv) providing prompt updates with respect to any settlement discussions and the good faith consideration of any comments to any proposed settlement. If the Indemnified Party gives an Indemnifying Party notice of a Indemnified Third Party Claim and the Indemnifying Party does not, within thirty (30) days after such notice is given (for the avoidance of doubt, the Indemnified Party shall continue to control the defense of the Indemnified Third Party Claim during the pendency of such notice), (i) give notice to the Indemnified Party of its election to assume the defense of the Indemnified Third Party Claim and (ii) thereafter promptly assume and reasonably pursue such defense, then the Indemnified Party may conduct the defense of such Indemnified Third Party Claim; provided, however, that (A) the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Indemnified Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed) and (B) if at any time the Indemnifying Party acknowledges in writing that such Indemnified Third Party Claim constitutes indemnifiable Damages subject to Section 10.6, the Indemnifying Party may thereafter assume the defense of such Indemnified Third Party Claim.

(c) If any Indemnified Party becomes aware of any circumstances that may give rise to a claim for indemnification pursuant to Section 10.6 for any matter not involving a Third Party Claim or Indemnified Third Party Claim, then such Indemnified Party shall promptly (i) notify the Indemnifying Party and (ii) deliver to the Indemnifying Party a written notice describing in reasonable detail the nature of the claim, describing in reasonable detail the basis of the Indemnified Party’s request for indemnification under this Agreement and including the Indemnified Party’s best estimate of the amount of Damages (if calculable) reasonably expected to arise or that may arise from such claim. Failure to notify the Indemnifying Party in accordance with this Section 10.7(c) will not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party, except to the extent the Indemnifying Party is materially prejudiced by the Indemnified Party’s failure to give such notice.

Section 10.8 Calculation of Damages. Notwithstanding anything to the contrary herein:

(a) in the event an Indemnified Party shall recover Damages in respect of a claim of indemnification under Section 10.6, no other Indemnified Party shall be entitled to recover the same Damages in respect of a claim for indemnification; and

(b) notwithstanding anything to the contrary herein, in no event shall Buyer’s aggregate Liability arising out of or relating to Section 10.6 exceed the amount of the Purchase Price.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Expenses. Buyer shall bear sole responsibility for all filing fees of either Party incurred in connection with any filings or submissions made in connection with or related to the PUC Transaction Notice, PUC Transaction Order, or HSR Act and in respect of the filings or submissions set forth on Schedule 4.3 and Schedule 5.3. Further, Buyer shall bear: (i) the cost of the premium and other fees and costs of procuring the R&W Insurance Policy; and (ii) all filing, recording, transfer, or other fees or charges of any nature in connection or otherwise payable pursuant to any provision of any Law, or franchise in connection with the Transactions. Except as provided in the foregoing, in Section 6.23, or to the extent otherwise specifically provided herein, and irrespective of whether the transactions contemplated hereby are consummated, all other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be borne by the Party incurring such costs and expenses, including all fees and expenses of agents, advisors, Representatives, counsel (including in connection with the preparation and prosecution of any and all applications and proceedings with respect to the PUC Transaction Notice, PUC Transaction Order, or HSR Act), and accountants.

Section 11.2 Amendment; Waiver. This Agreement may not be amended, supplemented, or otherwise modified except in a written instrument executed by each of the Parties. At any time prior to the Closing, each Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other Party, (b) extend the time for the performance of any of the obligations or acts of the other Party or (c) waive compliance by the other Party with any of the covenants or agreements contained herein to be performed or complied with by such other Party or, except as otherwise provided herein, waive any of such Party’s conditions. Notwithstanding the foregoing, no failure or delay by Seller or Buyer in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 11.3 Notices. All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, charges prepaid (in each case, with acknowledgment received), or email transmission (when demonstrably transmitted from the email server of the sender and so long as such transmission does not generate an error message or notice of non-delivery), in each case, addressed to the intended recipient as follows, or to such other addresses as may be specified by a Party from time to time by like notice to the other Party.

If to Seller, to:

CenterPoint Energy Resources Corp.

1111 Louisiana St., 47th Floor

Houston, Texas 77002

Attn: Monica Karuturi, Executive Vice President and General Counsel

Email: monica.karuturi@centerpointenergy.com

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

811 Main Street Suite 3000

Houston TX 77002-6117

Attn: Gerald M. Spedale; Alexander D. Fine; James O. Springer

Email: gspedale@gibsondunn.com; afine@gibsondunn.com;

jspringer@gibsondunn.com

or to such other Person or address as Seller shall designate in writing.

If to Buyer to:

National Fuel Gas Company

6363 Main Street

Williamsville, NY 14221

Attn: Timothy J. Silverstein, Treasurer and CFO

Email: SilversteinT@natfuel.com

with copies (which shall not constitute notice) to:

Jones Day

717 Texas Street, Suite 3300

Houston, TX 77002

Attn: Jeff Schlegel

Email: Jaschlegel@jonesday.com

or to such other Person or address as Buyer shall designate in writing.

All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received (i) when delivered by hand (in each case, with acknowledgment received) or transmitted by email (when demonstrably transmitted from the email server of the sender and so long as such transmission does not generate an error message or notice of non-delivery); (ii) three (3) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested; or (iii) one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

Section 11.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign (by Contract, stock sale, operation of Law, or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Party, and any attempted assignment, without such consent, shall be null and void. Except as provided in Section 11.5, nothing contained herein, express or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

Section 11.5 Parties in Interest. Except as otherwise expressly provided to Indemnified Persons in Section 6.20, Seller Indemnified Parties in Section 6.2(c), Buyer Related Parties in Section 9.3(b), Non-Party Affiliates in Section 10.2, and the Financing Sources as express third party beneficiaries of Section 6.23(d), Section 11.2, Section 11.5, Section 11.9 and Section 11.10, the representations, warranties, covenants and agreements of the Parties contained herein are intended solely for the benefit of the Party to whom such representations, warranties, covenants or agreements are made (and such Party’s successors and permitted assigns), and shall confer no rights hereunder, whether legal or equitable, in any other Person, and no other Person shall be entitled to rely thereon or enforce the terms thereof.

Section 11.6 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void, or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void, or unenforceable, shall nevertheless remain in full force and effect and shall in no way be affected, impaired, or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void, or unenforceable, the Parties shall negotiate in good faith to amend or otherwise modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible. Notwithstanding anything contained herein, under no circumstance shall the obligation of Seller to deliver the LLC Interests be enforceable absent enforceability of the obligation of Buyer to pay the Purchase Price, and vice versa.

Section 11.7 Entire Agreement. This Agreement (including the Schedules and the Exhibits hereto) and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements, or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

Section 11.8 Counterparts. This Agreement may be executed in any number of original, PDF, or facsimile counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Documents shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature will create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No Party will raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 11.9 Governing Law. Except as specifically set forth in Section 6.23(d) with respect to claims against the Financing Sources in any way relating to the Debt Financing Commitment Letter or the Debt Financing, this Agreement and all Actions, controversies or causes of action based upon, arising out of or relating to this Agreement or the Transactions, whether sounding in contract, tort or statute (collectively, “Agreement Proceedings”), shall be governed by, and construed in accordance with, the Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict, or choice of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.10 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties, for itself and with respect to its property, irrevocably and unconditionally (i) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court sitting in Delaware) for all Agreement Proceedings, (ii) consents to personal jurisdiction with respect to any such court, and agrees that all claims in respect of any such Agreement Proceedings may be heard and determined in any such court and (iii) agrees, subject to the last sentence of this Section 11.10(a) and without prejudice to the Purchase Price dispute resolution procedures expressly set forth in Section 2.2, not to bring any Agreement Proceeding in any other court. Each of the Parties waives any defense, claim or counterclaim of inconvenient forum to the maintenance of any Agreement Proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any Agreement Proceeding may be served in any manner permitted by applicable Law. Each Party agrees that a final, non-appealable judgment in any Agreement Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner permitted by applicable Law. Notwithstanding the foregoing provisions to the contrary, any Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order, decree, writ or injunction issued by one of the above-named courts.

(b) THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY AGREEMENT PROCEEDINGS. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH AGREEMENT PROCEEDINGS SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.11 Specific Performance.

(a) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. Each of the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without proof of actual damages or inadequacy of legal remedy or posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. If, on or prior to the termination of this Agreement pursuant to Section 9.1, any Party brings any Action, in each case in accordance with this Section 11.11, to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended (x) for the period during which such Action is pending or (y) by such other time period as may be determined by the court presiding over such Action, as the case may be. Notwithstanding anything in this Agreement to the contrary, in no event shall Seller or any of its Affiliates or Representatives (or any other Person) be entitled to, or permitted to seek, specific performance in respect of any Financing Source or Buyer’s or its Affiliates’ respective rights under the Debt Financing Commitment Letter or any other agreements with any Financing Source relating to the Debt Financing.

(b) The remedies set forth in Article IX and Section 11.11(a) shall be the sole and exclusive remedies of a Party as the result of the other Party’s failure to consummate the Transactions after the applicable conditions to the Closing set forth in Article VII and Article VIII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, but which conditions would be capable of being satisfied at the time of such failure to consummate the Transactions) (a “Closing Failure”); provided that an election to pursue any such remedy in respect of a Closing Failure shall not preclude a Party from pursuing any other of such remedies; provided further that once any such remedy has been obtained in respect of a Closing Failure, no further remedy shall be available to such Party at law, by equity or otherwise.

Section 11.12 Exhibits and Schedules. The disclosure of any matter in any Section of the Buyer Disclosure Schedules or Seller Disclosure Schedules shall be deemed to be a disclosure for all purposes of this Agreement and for all Sections of such Buyer Disclosure Schedules or Seller Disclosure Schedules to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other Section of such Buyer Disclosure Schedules or Seller Disclosure Schedules or of this Agreement, but shall expressly not be deemed to constitute an admission or indication by Seller or Buyer, or to otherwise imply, that any such matter is material for the purposes of this Agreement. No disclosure in a Section of any of the Buyer Disclosure Schedules or Seller Disclosure Schedules shall be deemed to constitute an acknowledgment that any such matter is required to be disclosed. No disclosure in any Section of any of the Buyer Disclosure Schedules or Seller Disclosure Schedules relating to a possible breach or violation of any Contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred. The disclosure of any matter in any Section of any of the Buyer Disclosure Schedules or Seller Disclosure Schedules is not to be treated as constituting or implying any representation, warranty, assurance or undertaking by a Party not expressly set forth in this Agreement or as adding to or extending the scope of any of a Party’s representations or warranties in this Agreement. Any capitalized terms used in any of the Buyer Disclosure Schedules or Seller Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement.

Section 11.13 Headings. The table of contents and article and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.

Section 11.14 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.15 Transaction Privilege. Recognizing that Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) has acted as legal counsel to Seller and its Affiliates (including the Acquired Company) prior to the Closing, and that Gibson Dunn intends to act as legal counsel to the Seller and its Affiliates (which will no longer include the Acquired Company) after the Closing, each of Buyer and the Acquired Company hereby waives, on its own behalf and on behalf of its Affiliates, any conflicts that may arise in connection with Gibson Dunn representing the Seller and/or its Affiliates after the Closing as such representation may relate to the Acquired Company or the Transactions. In addition, all communications involving attorney-client confidences between the Seller, its Affiliates or the Acquired Company and Gibson Dunn in the course of the negotiation, documentation and consummation of the Transactions (the “Privileged Communications”) shall be deemed to be attorney-client confidences that belong solely to the Seller and its Affiliates (and not the Acquired Company). Accordingly, the Acquired Company shall not, without the Seller’s prior written consent, have access to any Privileged Communications, or to the files of Gibson Dunn relating to its engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) Seller and its Affiliates shall be the sole holders of the attorney-client privilege with respect to the Privileged Communications and the related engagement, and the Acquired Company shall not be a holder thereof, (ii) to the extent that files of Gibson Dunn in respect of such engagement constitute property of the client, only the Seller and its Affiliates (and not the Acquired Company) shall hold such property rights and (iii) Gibson Dunn shall have no duty whatsoever to reveal or disclose any such Privileged Communications or files to the Acquired Company by reason of any attorney-client relationship between Gibson Dunn and the Acquired Company or otherwise. In the event that a dispute arises between Buyer or the Acquired Company, on the one hand, and a third party other than Seller or any of their Affiliates, on the other hand, the Acquired Company may assert the attorney-client privilege on behalf of Seller to the extent necessary to prevent disclosure of Privileged Communication to such third party. Notwithstanding the foregoing such privilege may be waived only with the prior written consent of Seller.

Section 11.16 Exclusivity. Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their respective Representatives to, directly or indirectly, (a) solicit, initiate, knowingly encourage or knowingly facilitate or continue inquiries regarding an Acquisition Proposal; (b) enter into discussions or negotiations with, or provide any confidential or non-public information to, any Person concerning an Acquisition Proposal; or (c) enter into any agreements (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons (other than Buyer or its Affiliates) conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Securities Purchase Agreement to be duly executed on the day and year first above written.

CENTERPOINT ENERGY RESOURCES CORP.

By:	/s/ Christopher A. Foster
Name:	Christopher A. Foster
Title:	Executive Vice President and Chief
Financial Officer

NATIONAL FUEL GAS COMPANY

By:	/s/ David P. Bauer
Name:	David P. Bauer
Title:	President and Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

Appendix A

ADJUSTMENT AMOUNT

[Attached]

Appendix B

SAMPLE CALCULATION OF ADJUSTMENT AMOUNT

[Attached]

Appendix C

ACCOUNTING PRINCIPLES

[Attached]

Exhibit A

SELLER NOTE

See attached.

SELLER NOTE AGREEMENT

dated as of

[•],

by and between

NATIONAL FUEL GAS COMPANY,

as the Borrower,

and

CENTERPOINT ENERGY RESOURCES CORP.,

as Lender

i

Table of Contents (continued)

ii

EXHIBITS:

Exhibit A	–	Form of Promissory Note
Exhibit B	–	Form of Compliance Certificate

iii

SELLER NOTE AGREEMENT

SELLER NOTE AGREEMENT (as from time to time amended, restated, supplemented or otherwise modified, this “Agreement”), dated as of [•], by and between NATIONAL FUEL GAS COMPANY, a New Jersey corporation (in such capacity, the “Borrower”) and CenterPoint Energy Resources Corp., a Delaware corporation, as the lender (in such capacity, the “Lender”).

Pursuant to the Purchase Agreement (as defined below) and subject to the terms and conditions thereof, the Lender (in its capacity as the Seller under the Purchase Agreement) has agreed to sell the LLC Interests (as defined in the Purchase Agreement), constituting all of the issued and outstanding Equity Interests in VEDO (as defined below), to the Borrower (acting in its capacity as the Buyer under the Purchase Agreement);

Pursuant to the Purchase Agreement and subject to the terms and conditions thereof, (i) the Purchase Price (as defined in the Purchase Agreement) to be paid by the Buyer to the Seller for the LLC Interests (as defined in the Purchase Agreement) is to be comprised of the Cash Purchase Price (as defined in the Purchase Agreement) and the Seller Note Amount (as defined in the Purchase Agreement), (ii) that portion of the Purchase Price constituting the Estimated Cash Purchase Price (as defined in the Purchase Agreement) is to be paid in cash by the Buyer to the Seller upon the Closing (as defined in the Purchase Agreement) and (iii) that portion of the Purchase Price constituting the Seller Note Amount is to be paid by the Buyer to the Seller in accordance with the terms of this Agreement and the Promissory Note (as defined below);

The Closing (as defined in the Purchase Agreement) and the Closing Date (as defined in the Purchase Agreement) shall occur simultaneously with the Effective Date (as defined herein) and as a result of the Closing, VEDO shall become a direct Wholly-Owned Subsidiary (as defined below) of Buyer; and

This Agreement and the Promissory Note constitute the Seller Note under and as defined in the Purchase Agreement and, inter alia, sets forth the terms and conditions under which the Buyer (in its capacity as the Borrower hereunder) is to pay the Seller Note Amount (in the form and in the initial stated principal amount of the “Loan” under this Agreement) to the Lender (in its capacity as the Seller under the Purchase Agreement).

In consideration of the terms and conditions contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Ancillary Documents” has the meaning set forth in Section 8.06(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Bankruptcy Code” means the Federal Bankruptcy Code of 1978, as amended from time to time.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Lender, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” has the meaning assigned to such term in the preamble hereto.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City, excluding any other day that is not a “Business Day” under the Primary Credit Facility.

“Buyer” has the meaning assigned to such term in the Purchase Agreement.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) or (b) prior to the earlier to occur of the Termination Date or Covenant Defeasance, the Borrower’s failure to directly or indirectly own 100% of the Equity Interests in VEDO.

“Charges” has the meaning assigned to such term in Section 8.13.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Competitor” means any competitor of the Borrower or any of its Subsidiaries.

“Consolidated Capitalization” means, at any date, the sum of Consolidated Net Worth and Consolidated Indebtedness; provided that, solely for the purpose of the calculations under Section 5.07, Consolidated Capitalization shall mean, at any date, the sum, without duplication, of (x) Consolidated Net Worth; provided that, (i) for purposes of calculating Consolidated Net Worth, unrealized gains and losses on derivative financial instruments included in Accumulated Other Comprehensive Income (Loss), as disclosed in the Borrower’s Annual Report on SEC Form 10-K or Quarterly Report on SEC Form 10-Q, as applicable, shall be excluded from the determination of comprehensive shareholders’ equity and (ii) the amount excluded pursuant to clause (i) attributable to unrealized gains and losses on derivative financial instruments (other than commodity derivatives) shall not exceed $10,000,000, (y) Consolidated Indebtedness, and (z) 50% of the aggregate after-tax amount of non-cash charges directly arising from any ceiling test impairment calculated on a consolidated basis for the Borrower and its Subsidiaries for the period commencing on July 1, 2018 through and including such date of determination; provided that the amount determined pursuant to this clause (z) shall not exceed $400,000,000; provided further, that if the result is different, any different amount constituting “Consolidated Capitalization” calculated pursuant to the Primary Credit Facility.

“Consolidated Indebtedness” means, at any date, all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided that, if the result is different, any different amount constituting “Consolidated Indebtedness” calculated pursuant to the Primary Credit Facility.

“Consolidated Net Worth” means, at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Borrower and its Subsidiaries under stockholders’ equity at such time; provided that, if the result is different, any different amount constituting “Consolidated Net Worth” calculated pursuant to the Primary Credit Facility.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covenant Defeasance” has the meaning set forth in Section 2.21(b).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30- day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA

Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Section 6.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of the Lender being organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. Federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender acquired the applicable interest in the Loan or to the Lender immediately before it changed its lending office, (c) Taxes attributable to the Lender’s failure to comply with Section 2.17(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0.0%, such rate shall be deemed to be 0.0% for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Officer” means the principal financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financial Statements” means the financial statements to be furnished pursuant to Sections 5.01(a) and (b).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Approval” means any authorization, consent, approval, license, ruling, permit, tariff, rate, certification, exemption, filing, variance, order, judgment, decree, publication, notice to, declaration of or registration by or with any Governmental Authority.

“Governmental Authority” means the government of the United States of America or of any other nation, or any political subdivision of any of them, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all pollutants, contaminants, explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Ineligible Institution” means (a) those Persons identified by the Borrower (x) to the Lender in writing on or prior to the date of the Purchase Agreement and (y) on and after the date of the Purchase Agreement with the consent of the Lender (such consent not to be unreasonably withheld, conditioned or delayed), (b) any Company Competitor, (c) any Affiliate of any Person described in clauses (a) or (b) above that is either identified in writing to the Lender or readily identifiable on the basis of such Affiliates name, or with respect to any Company Competitor, that is a public reporting company (or has a public reporting company Affiliate) that is readily identifiable on the basis of public filings with respect to such Company Competitor, (d) any natural person, and (e) any Person who is not a U.S. Person.

“Interest Payment Date” means the last Business Day of each of March, June, September and December and the Maturity Date.

“IRS” means the United States Internal Revenue Service.

“Lender” has the meaning assigned to such term in the preamble hereto.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means the loan made by the Lender to the Borrower pursuant to Section 2.01.

“Loan Documents” means this Agreement, any Promissory Note and any other document or instrument designated by the Borrower and the Lender as a “Loan Document” entered into in accordance with Section 8.02. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, amendments and restatements, supplements or other modifications thereto.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, results of operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement, or the ability of the Borrower to perform any of its Obligations or (c) the rights of, or remedies or benefits available to, the Lender under the Loan Documents.

“Material Subsidiary” means, at any time, (i) a Subsidiary of the Borrower whose assets exceed 10% of the consolidated assets of the Borrower and its Subsidiaries, other than any Subsidiary that is not a U.S. Person and (ii) VEDO and its subsidiaries, if any.

“Maturity Date” means, [•]1;

“Maximum Rate” has the meaning assigned to such term in Section 8.13.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Lender from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than 0.0%, such rate shall be deemed to be 0.0% for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document, or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, in each case, under any Loan Document, and including interest and fees that accrue under the Loan Documents after the commencement by or against the Borrower of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Lender, in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Taxes (other than a connection arising from the Lender having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, this Agreement, or sold or assigned an interest in this Agreement).

[1]	NTD: To be the last Business Day that is not more than 364 days from Effective Date.

“Other Obligations” has the meaning set forth in Section 5.05.

“Other Taxes” means any present or future stamp, court, documentary intangible, recording, filing or similar other excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Patriot Act” has the meaning set forth in Section 8.14.

“Paying Agent” means any third party professional paying agent that is (a) not an Affiliate of the Borrower, (b) reasonably acceptable to the Lender and (c) authorized by the Borrower to pay the principal of and interest, if any, on the Loan on behalf of the Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Receivables Financing” means a transaction or series of transactions pursuant to which a Securitization Subsidiary purchases Receivables Assets or interests therein from the Borrower or any Subsidiary of the Borrower and finances such Receivables Assets or interests therein through the issuance of Indebtedness or Equity Interests or through the sale of such Receivables Assets or interests therein; provided that (a) the Board of Directors of the Borrower shall have approved such transaction, (b) no portion of the Indebtedness of a Securitization Subsidiary is guaranteed by or is recourse to the Borrower or any Subsidiary (other than recourse for customary representations, warranties, covenants and indemnities, none of which shall relate to the collectibility of such Receivables Assets), and (c) neither the Borrower nor any other Subsidiary has any obligation to maintain or preserve such Securitization Subsidiary’s financial condition.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Primary Credit Facility” means the Revolving Credit Agreement and any renewals, extensions or replacements thereof, or, if the Revolving Credit Agreement is not in effect, the Term Credit Agreement and any renewals extensions or replacements thereof, or if neither the Revolving Credit Agreement nor the Term Credit Agreement are in effect, the primary debt facility (if any) of the Borrower.

“Promissory Note” means a promissory note of the Borrower payable to the Lender or its successors and permitted assigns, in the form of Exhibit A hereto, evidencing the aggregate outstanding principal amount of the Loan.

“Purchase” means the purchase of the LLC Interests (as defined in the Purchase Agreement) by the Buyer pursuant to the Purchase Agreement.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of [•], by and between Lender, as the Seller party thereto, and Borrower, as the Buyer party thereto, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Purchase Documents” means the Purchase Agreement and all schedules, exhibits and annexes thereto, the Ancillary Agreements (as defined in the Purchase Agreement) and all side letters, instruments and agreements affecting the terms of the foregoing or entered into in connection therewith.

“Receivables Assets” means accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary.

“Register” has the meaning set forth in Section 8.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.

“Responsible Officer” means the president, Financial Officer or other executive officer of the Borrower.

“Revolving Credit Agreement” means the Credit Agreement, dated as of February 28, 2022, among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended by Amendment No. 1 to the Credit Agreement dated as of May 3, 2022, and as it may be further amended, restated, supplemented, modified, extended or replaced from time to time.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Securitization Subsidiary” means a Subsidiary that is established for the limited purpose of acquiring and financing Receivables Assets and interests therein of the Borrower or any Subsidiary and engaging in activities ancillary thereto.

“Seller” has the meaning assigned to such term in the Purchase Agreement.

“Seller Note Amount” means $1,200,000,000.00, which is the initial stated principal amount of the Loan as of the Effective Date.

“Seller Related Party” has the meaning assigned to such term in the Purchase Agreement.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Credit Agreement” means the Term Loan Agreement, dated as of February 14, 2024, among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as it may be amended, restated, supplemented, modified, extended or replaced from time to time.

“Termination Date” has the meaning assigned to such term in the first paragraph of Article V.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount and upfront fees) payable or otherwise borne by the Borrower and its Subsidiaries in connection with the Transactions, this Agreement, the other Loan Documents, the Purchase Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the Purchase, (b) the execution, delivery and performance by the Borrower of the Loan Documents and the borrowing of the Loan hereunder, (c) the payment of the Transaction Costs and (d) the consummation of any other transaction in connection with the foregoing (including in connection with the Purchase Documents).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“VEDO” means Vectren Energy Delivery of Ohio, LLC, an Ohio limited liability company.

“Wholly-Owned Subsidiary” means, for any Person, any Subsidiary of such Person of which all of the equity securities or other ownership interests (other than in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or Controlled by such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means, the Borrower and the Lender.

SECTION 1.02. [Reserved].

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith (subject in each case to the last sentence of this Section 1.04). Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding anything to the contrary, to the extent there is any conflict or inconsistency between the use and interpretation of a term of an accounting or financial nature under this Agreement and the Primary Credit Facility, the use and interpretation under the Primary Credit Facility shall govern and control without the necessity of amendment of the Loan Documents.

SECTION 1.05. [Reserved].

SECTION 1.06. [Reserved].

SECTION 1.07. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits

SECTION 2.01. The Loan. As contemplated by the Purchase Agreement and for value received, on the Effective Date and upon the occurrence of the Closing (as defined in the Purchase Agreement), for all purposes hereunder the Seller Note Amount shall, automatically and without further action by any Person, constitute the “Loan” to be paid by the Borrower to the Lender in accordance with the terms hereof. On and as of the Effective Date, the Borrower acknowledges and agrees that the outstanding principal amount of the Loan owed to the Lender pursuant to this Agreement and the Promissory Note is $1,200,000,000.00. Amounts prepaid or repaid in respect of the Loan may not be reborrowed.

SECTION 2.02. [Reserved].

SECTION 2.03. [Reserved].

SECTION 2.04. [Reserved].

SECTION 2.05. [Reserved].

SECTION 2.06. [Reserved].

SECTION 2.07. [Reserved].

SECTION 2.08. [Reserved].

SECTION 2.09. [Reserved].

SECTION 2.10. Repayment of Loan; Evidence of Debt.

(a) To the extent not previously paid, all unpaid Loan amounts shall be paid in full in immediately available funds in dollars by the Borrower on the Maturity Date.

(b) The Lender shall maintain an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from the Loan made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.

(c) [Reserved].

(d) The entries made in the accounts maintained pursuant to paragraph (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement.

(e) The Loan shall be evidenced by a Promissory Note. In furtherance of the foregoing, the Borrower shall prepare, execute and deliver to the Lender a Promissory Note payable to the Lender.

(f) [Reserved].

SECTION 2.11. Prepayment of Loan.

The Borrower shall have the right at any time and from time to time to prepay the Loan in whole or in part, subject to prior written consent from the Lender in the Lender’s sole discretion; provided, that the Borrower may prepay the Loan in whole or in part, at its option and without further consent in accordance with Section 2.21.

SECTION 2.12. [Reserved].

SECTION 2.13. Interest.

(a) The Loan shall bear interest at 6.50% per annum.

(b) [Reserved].

(c) Notwithstanding the foregoing, if any principal of or interest on the Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to the Loan as provided in Section 2.13(a). Accrued interest pursuant to this Section 2.13(c) shall be due and payable upon demand.

(d) The Borrower hereby unconditionally promises to pay accrued interest on the Loan in arrears on each Interest Payment Date for the Loan, and upon the Maturity Date; provided that in the event of any repayment or prepayment of the Loan (in whole or in part), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(e) [Reserved].

(f) All interest hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Interest shall accrue on the Loan for the day on which the Loan is made and shall not accrue on the Loan, or any portion thereof, for the day on which the Loan or such portion is paid.

SECTION 2.14. [Reserved].

SECTION 2.15. [Reserved].

SECTION 2.16. [Reserved].

SECTION 2.17. Taxes.

(a) Withholding Taxes; Gross-Up. Each payment by the Borrower or on account of any obligation of the Borrower under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to deduct or withhold Taxes, then such Withholding Agent may so deduct or withhold and shall timely pay the full amount of withheld taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by the Borrower shall be increased as necessary so that, net of such withholding of Indemnified Taxes (including withholding applicable to additional amounts payable under this Section) the applicable Recipient receives the amount it would have received had no such withholding of Indemnified Taxes been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender, timely reimburse it for Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(d) Indemnification by the Borrower. Without duplication of any payment made pursuant to Section 2.17(a) above, the Borrower shall indemnify the Lender for any Indemnified Taxes that are paid or payable by the Lender in connection with this Agreement (including amounts paid or payable under this Section 2.17(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within 10 days after the Lender delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by the Lender and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(e) [Reserved].

(f) Status of Lender.

The Lender shall provide executed copies of IRS Form W-9 certifying that Lender is exempt from U.S. Federal backup withholding tax.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything herein to the contrary in this Section 2.17(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

SECTION 2.18. Payments Generally; Allocation of Proceeds.

(a) Except as otherwise provided by Section 2.17(a), the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.17, or otherwise) in dollars prior to 3:00 p.m., New York City time, on the date when due, in immediately available funds, without recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at a place designated by the Lender in the State of New York, or otherwise to the applicable account designated to the Borrower by the Lender, except that payments pursuant to Sections 2.17 and 8.03 shall be made directly to Persons entitled thereto. The Lender shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) [Reserved].

SECTION 2.19. [Reserved].

SECTION 2.20. Subsidiary Co-Borrowers.

The Borrower may (but has no obligation to), upon not less than 10 Business Days’ notice to the Lender, designate one or more Wholly- Owned Subsidiaries of the Borrower organized under the laws of the United States or any state thereof as a co-borrower pursuant to documentation and customary deliverables to be reasonably agreed by the Borrower and Lender which shall serve to join such Person to the Loan Documents. The Borrower shall, promptly upon the request of the Lender, supply such documentation and other evidence as is reasonably requested by the Lender to carry out checks under applicable laws, rules and regulations.

SECTION 2.21. Defeasance

(a) Option to Effect Covenant Defeasance. The Borrower may, at its option and at any time, elect to have clause (b) applied to the outstanding Loan and Obligations upon compliance with the conditions set forth below in this Section 2.21.

(b) Covenant Defeasance. Upon the Borrower’s exercise under Section 2.21(a) of the option applicable to this Section 2.21(b), the Borrower, its Subsidiaries and Related Parties shall, subject to the satisfaction of the conditions set forth in Section 2.21(c), be released from their obligations under the covenants and undertakings contained in Article V with respect to the Loan and Obligations on and after the date the conditions set forth in Section 2.21(c) are satisfied (“Covenant Defeasance”), and the Loan and Obligations shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of the Lender (and the consequences of any thereof) in connection with such covenants and undertakings, but shall continue to be deemed “outstanding” for all other purposes under this Agreement. For this purpose, Covenant Defeasance means that, with respect to the Loan and Obligations, the Borrower, its Subsidiaries and Related Parties (as applicable) may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant or undertaking, whether directly or indirectly, by reason of any reference elsewhere herein or in any other document to any such covenant or by reason of any reference in any such covenant or undertaking to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Article VI, but, except as specified above, the remainder of this Agreement shall be unaffected thereby.

(c) Conditions to Covenant Defeasance. The following shall be the conditions to the application of Section 2.21(b) to the outstanding Loan and Obligations:

(i) The Borrower must irrevocably deposit with a Paying Agent, in trust, for the benefit of the Lender, cash in dollars, U.S. government obligations, or a combination thereof, in such amounts (including scheduled payments thereon) as will be sufficient, as agreed by the Borrower and the Lender, to pay the principal of and interest due on the Loan on each applicable Interest Payment Date and the Maturity Date;

(ii) the Borrower shall have delivered to the Lender a certificate from a Responsible Officer stating that the deposit was not made by the Borrower with the intent of defeating, hindering, delaying or defrauding any creditors of the Borrower; and

(iii) the Borrower shall have delivered to the Lender a certificate from a Responsible Officer stating that the conditions precedent provided for or related to Covenant Defeasance have been complied with.

(d) Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions.

(i) Subject to Section 2.21(f), all money and U.S. government obligations (including the proceeds thereof) deposited with a Paying Agent pursuant to Section 2.21(c) in respect of the outstanding Loan and Obligation shall be held in trust and applied by the Paying Agent, in accordance with the provisions of the Promissory Note and this Agreement, to the payment to the Lender of all sums due and to become due thereon in respect of principal and interest, but such money need not be segregated from other funds except to the extent required by law.

(ii) Anything in this Section 2.21 to the contrary notwithstanding, the Paying Agent shall deliver or pay to the Borrower from time to time upon the written request of the Borrower and the Lender any money or U.S. government obligations held as provided in Section 2.21(c) which, as agreed by the Borrower and the Lender, are in excess of the amount thereof that would then be required to be deposited to effect a Covenant Defeasance.

(e) Repayment to Borrower. Upon receipt of written instruction by the Borrower and the Lender, the Paying Agent (as applicable) shall promptly turn over to the Borrower any excess money or securities held by them upon payment of all the outstanding obligations under this Agreement.

(f) Reinstatement. If the Paying Agent is unable to apply any dollars or U.S. government obligations in accordance with Section 2.21(c), as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Borrower’s obligations under this Agreement and the Loan Documents shall be revived and reinstated as though no deposit had occurred pursuant to Section 2.21(c) until such time as the Paying Agent is permitted to apply all such money in accordance with Section 2.21(c), as the case may be; provided that, if the Borrower makes any payment of principal of, or interest on the Loan or other Obligations following the reinstatement of their obligations, the Borrower shall be subrogated to the rights of the Lender to receive such payment from the money held by the Paying Agent.

Deposits made in accordance with this Section 2.21 shall be considered a permitted prepayment under Section 2.11 and Section 2.21 shall survive termination of this Agreement and the other Loan Documents.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lender on the Effective Date that:

SECTION 3.01. Corporate Existence. Each of the Borrower and its Material Subsidiaries: (a) is a corporation, partnership or other entity duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization; (b) has all requisite corporate power and, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, all Governmental Approvals in each case necessary to own its assets and carry on its business as now being conducted; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify could reasonably be expected to have a Material Adverse Effect.

SECTION 3.02. Financial Condition. The Borrower has heretofore furnished to the Lender the satisfactory audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at [_____] and the related consolidated statement of income and retained earnings and cash flow of the Borrower and its consolidated Subsidiaries for the fiscal years ended on said dates. All such financial statements are complete and correct in all material respects and fairly present in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries at and as of such dates, all in accordance with GAAP and practices applied on a consistent basis. None of the Borrower nor any of its Subsidiaries has on the date hereof any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheets as at said dates.

SECTION 3.03. Litigation. Except as disclosed in the Borrower’s Annual Report on SEC Form 10-K for the year ended September 30, [___] or in any document subsequently filed pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, there are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending to which the Borrower or any Material Subsidiary is a party, or pending or threatened (of which any officer of the Borrower has knowledge), in which there is a reasonable possibility of an adverse decision and which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.04. No Breach. None of the execution and delivery of this Agreement, the consummation of the Transactions or compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under (i) the articles of incorporation or by-laws of the Borrower, or (ii) any applicable law or regulation, or, to the best knowledge of the Borrower, any order, writ, injunction or decree of any court or governmental or regulatory authority, agency, instrumentality or political subdivision thereof, or any material agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which any of them or any of their property is bound or to which any of them or any of their property is subject, or constitute a default under any such agreement or instrument, which conflict, breach or consent requirement referred to in this clause (ii), including any failure to obtain any such consent, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.05. Action. The Borrower has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by the Borrower of this Agreement have been duly authorized by all necessary corporate action on its part (including, without limitation, any required shareholder approvals); and this Agreement has been duly and validly executed and delivered by the Borrower and constitutes its legal, valid and binding obligation, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.06. Approvals. No Governmental Approval and no authorization, approval or consent of, and no filing or registration with, any securities exchange, is necessary for the execution, delivery or performance by the Borrower of this Agreement or for the legality, validity or enforceability hereof except (i) such as have been obtained or made and are in full force and effect, (ii) in connection with any filing or perfection actions in connection with the Loan Documents and (iii) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which could not be reasonably expected to have a Material Adverse Effect.

SECTION 3.07. Use of Credit. Neither the Borrower nor any of its Subsidiaries shall, directly or indirectly, use any of the proceeds of any extension of credit hereunder for any purpose, whether immediate, incidental, or ultimate, of buying a “margin stock” or of maintaining, reducing or retiring any indebtedness originally incurred to purchase a stock that is currently a “margin stock” and the extension of credit hereunder will not constitute an extension of “purpose credit” that is directly or indirectly secured by “margin stock”, in each case within the meaning of Regulation U of the Board of Governors of the United States Federal Reserve System Board (12 C.F.R. 221, as amended), and will not violate or result in the violation of Regulation U or of Regulation T (12 C.F.R. 220, as amended) or of Regulation X (12 C.F.R. 224, as amended) or any other regulation of such Federal Reserve Board.

SECTION 3.08. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09. Taxes. Each of the Borrower and each of its Subsidiaries has filed or caused to be filed all tax returns that are required to be filed and has paid all Taxes shown to be due and payable on such returns or on any assessments made against it or any of its property and all other Taxes imposed on it or any of its property by any Governmental Authority, other than any Taxes the amount or validity of which is currently being contested in good faith by appropriate proceeding and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be and other than to the extent that the failure to file any such tax returns or pay any such Tax could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No material Tax Lien has been filed and, to the knowledge of the Borrower, no material claim is being asserted with respect to any such Tax other than any Tax Lien which relates to any Tax that is not yet due and payable, and other than to the extent that any such Tax could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.11. Environmental Matters. As of the date of this Agreement: (i) each of the Borrower and its Subsidiaries has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being conducted, except to the extent failure to have any such permit, license or authorization would not have a Material Adverse Effect; and (ii) each of such permits, licenses and authorizations is in full force and effect and, to the knowledge of the Borrower, each of the Borrower and its Subsidiaries is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, in each case, except to the extent failure to comply therewith would not have a Material Adverse Effect.

SECTION 3.12. [Reserved].

SECTION 3.13. True and Complete Disclosure. (a) The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Borrower to the Lender in connection with the negotiation, preparation or delivery of this Agreement or included herein or delivered pursuant hereto, as of the date of delivery thereof and when taken as a whole, do not contain any untrue statement of a material fact or, when considered together with all reports theretofore filed with the SEC, omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading; provided, however, that, with respect to projected financial information, forecasts and other forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions and estimates developed by management of the Borrower in good faith and believed to be reasonable at the time (it being understood that such information is not a guarantee of future performance and that actual results during the period or periods covered by such information may materially differ from the projected results therein). All written information furnished after the date hereof by the Borrower and its Subsidiaries to the Lender in connection with this Agreement and the transactions contemplated hereby will be true, complete and accurate in every material respect, or (in the case of forward-looking statements) based upon assumptions and estimates developed by management of the Borrower in good faith and believed to be reasonable at the time, on the date as of which such information is stated or certified; provided that, in the case of projected financial information, forecasts and other forward-looking information, no assurance is given that any results forecasted in any such projections or forward-looking information will actually be achieved or that actual results during the period or periods covered by such information will not differ materially from the results set forth in such projections or forward-looking information.

(b) As of the Effective Date, to the best knowledge of the Borrower, the information included in any Beneficial Ownership Certification provided on or prior to the Effective Date to the Lender in connection with this Agreement, if and as applicable, is true and correct in all respects.

SECTION 3.14. Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries, and their respective officers and employees and, to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

SECTION 3.15. [Reserved].

SECTION 3.16. Plan Assets; Prohibited Transactions. None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery or performance of the transactions contemplated under this Agreement, including the making of the Loan hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. The Borrower represents and warrants as of the Effective Date that the Borrower is not and will not be (1) an employee benefit plan subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the Code; (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.

Notwithstanding anything to the contrary, with respect to any representation or warranty contained in this Agreement or the other Loan Documents as of the Effective Date (or any reference to matters occurring on or prior to the Effective Date), any and all representations and warranties with respect to VEDO and its subsidiaries are limited to the representations and warranties provided by the Seller to the Buyer under the Purchase Documents and are based in full reliance by the Borrower on such representations.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lender to make the Loan hereunder and to perform its obligations to be performed on the Effective Date pursuant to the Purchase Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.02):

(a) The Closing (as defined in the Purchase Agreement) shall have occurred.

(b) The Lender (or its counsel) shall have received from each party thereto either (i) a counterpart of this Agreement and each other Loan Document signed on behalf of such party or (ii) written evidence satisfactory to the Lender (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and each other Loan Document.

(c) The Lender shall have received an opinion, dated as of the Effective Date, and in form and substance satisfactory to the Lender and its counsel, of each of (i) Jones Day, special New York counsel to the Borrower, (ii) in-house counsel to the Borrower, and (iii) Lowenstein Sandler LLP, special New Jersey counsel to the Borrower (or another special New Jersey counsel reasonably acceptable to the Lender).

(d) The Lender shall have received such documents and certificates as the Lender or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the Borrower’s organizational documents and incumbent officers, the authorization of the Transactions and any other customary legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Lender and its counsel, in each case, to the extent such documents and certificates do not materially alter the undertakings of the Borrower (in its capacity as Buyer) under the terms and conditions under the Purchase Agreement and the gathering of which does not materially impede or delay the closing of the Purchase Agreement.

(e) The Lender shall have received a certificate dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraph (j) of this Section 4.01.

(f) [reserved].

(g) [reserved].

(h) The Lender shall have received the financial statements required to be furnished by the Borrower pursuant to Section 3.02 hereof.

(i) [reserved].

(j) The representations and warranties of the Borrower set forth in this Agreement (including, without limitation, the representations and warranties set forth in Section 3.03) shall, as of the Effective Date, be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects).

(k) No Default or Event of Default shall have occurred or be continuing.

ARTICLE V

Covenants of the Borrower

The Borrower covenants and agrees with the Lender that, until the principal of and interest on the Loan and all fees payable hereunder (if any) shall have been paid in full (such date, the “Termination Date”):

SECTION 5.01. Financial Statements, Etc. The Borrower shall deliver to the Lender:

(a) as soon as available and in any event within 60 days after the end of each fiscal quarter of the Borrower ending December 31, March 31 and June 30 (commencing with the fiscal quarter of the Borrower ending [___]), consolidated statements of income and retained earnings and cash flow of the Borrower and its consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such period, setting forth in each case in comparative form to the extent required by SEC Form 10-Q the corresponding consolidated figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of a senior Financial Officer of the Borrower, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Borrower and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and the absence of footnotes);

(b) as soon as available and in any event within 100 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending September 30, [___]), consolidated statements of income, retained earnings and cash flow of the Borrower and its consolidated Subsidiaries for such fiscal year and the related consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year and accompanied by an opinion thereon of independent certified public accountants of recognized national standing (without a “going concern” or like qualification commentary or exception, and without any qualification or exception as to the scope of such audit) (other than with respect to, or resulting from, an upcoming maturity date under any documentation governing any Indebtedness maturing within one year), which opinion shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Borrower and its consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;

(c) promptly upon their becoming publicly available copies of all registration statements and regular periodic reports, if any, which the Borrower shall have filed with the SEC under the Securities Act of 1933, the Securities Exchange Act of 1934 or any national securities exchange;

(d) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(e) promptly upon the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect, a written notice describing the same in reasonable detail;

(f) promptly after the Borrower knows or has reason to believe that (i) any Default has occurred, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Borrower has taken or proposes to take with respect thereto or (ii) at any time that the Loan is outstanding hereunder, there exists a legal or arbitral proceeding, or any proceeding by or before any governmental or regulatory authority or agency (other than any proceeding before the New York State Public Service Commission, or comparable authority or agency of another state, in the ordinary course of Borrower’s business), to which the Borrower or any Material Subsidiary is a party, or pending or threatened (of which the Borrower has knowledge), in which there is a reasonable possibility of an adverse decision and which could reasonably be expected to have a Material Adverse Effect, a notice describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Borrower has taken or proposes to take with respect thereto;

(g) promptly prior to the expiration of any material Governmental Approval, a copy of a renewal or extension of such Governmental Approval, in form and substance satisfactory to the Lender;

(h) promptly upon receipt thereof, a copy of each management letter or memorandum commenting on internal accounting controls and/or accounting or financial reporting policies followed by the Borrower and/or any of its Subsidiaries that is submitted to the Borrower by its independent accountants in connection with any annual or interim audit made by them of the books of Borrower or any of its Subsidiaries;

(i) from time to time and promptly following any request therefor, (x) such other information regarding the financial condition, operations, business or prospects of the Borrower or any of its Subsidiaries (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as the Lender may reasonably request and (y) information and documentation reasonably requested by the Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation;

(j) prompt written notice of any change in the information provided in a Beneficial Ownership Certification delivered to the Lender (if any) that would result in a change to the list of beneficial owners identified in such certification; and

(k) no later than five (5) Business Days after each delivery of financial statements pursuant to paragraph (a) or (b) above, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit B (or otherwise in a form substantially similar to the form delivered under the Primary Credit Facility) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Borrower has taken or proposes to take with respect thereto), and (ii) setting forth the calculations required to demonstrate that, as of the end of the fiscal quarter most recently ended, the Borrower is in compliance with Section 5.07 of this Agreement.

Documents required to be delivered pursuant to Section 5.01(a), (b) or (c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether made available by the Lender); provided that: (A) upon written request by the Lender to the Borrower, the Borrower shall deliver paper copies of such documents to the Lender until a written request to cease delivering paper copies is given by the Lender and (B) the Borrower shall notify the Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Lender by electronic mail electronic versions (i.e., soft copies) of such documents.

SECTION 5.02. Existence, Etc. The Borrower will, and will cause each of its Material Subsidiaries to:

(a) preserve and maintain its legal existence and all of its material (i) rights, (ii) privileges, (iii) licenses and (iv) franchises (provided that nothing in this Section 5.02 shall prohibit any transaction expressly permitted under Section 5.04 hereof);

(b) pay and discharge all Taxes imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such Tax the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

(c) maintain all of its properties used or useful in its business in good working order and condition, ordinary wear and tear excepted;

(d) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; and

(e) permit representatives of the Lender, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Lender, and upon reasonable coordination and subject to any limitations under applicable law, rule or regulation and any policies regarding safety or insurance compliance generally applicable to vendors of the Borrower and its subsidiaries; provided, that, except as provided in the proviso below in connection with the occurrence and continuance of an Event of Default, (i) the Lender shall not exercise such rights more often than once during the term of this Agreement, (ii) only one such inspection shall be at the expense of the Borrower, and (iii) such rights shall be exercised solely with respect to VEDO and its subsidiaries; provided, further, that when an Event of Default has occurred and is continuing, the Lender (or any of its representatives) may do any of the foregoing, with respect to the Borrower and its Subsidiaries, at the expense of the Borrower in accordance with Section 8.03(a).

SECTION 5.03. Insurance. The Borrower will, and will cause each of its Material Subsidiaries to, keep insured by financially sound and reputable insurers all property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations.

SECTION 5.04. Prohibition of Fundamental Changes. The Borrower will not, nor will it permit any of its Material Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Borrower will not amend its articles of incorporation, including, without limitation, by way of reincorporation in another jurisdiction, or its by-laws, in either case in any manner which could have a material adverse effect on the rights of, or remedies or benefits available to, the Lender under this Agreement. The Borrower will not, nor will it permit any of its Material Subsidiaries to, without the consent of the Lender (such consent not to be unreasonably withheld), convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any material part of its business or property, whether now owned or hereafter acquired. Notwithstanding the foregoing provisions of this Section 5.04:

(a) any Material Subsidiary of the Borrower may be merged or consolidated with or into: (i) the Borrower, if the Borrower shall be the continuing or surviving corporation or (ii) any other Wholly-Owned Subsidiary of the Borrower, provided that the Wholly-Owned Subsidiary shall be the continuing or surviving corporation; and, provided, further, that, in each case, after giving effect thereto, no Default would exist hereunder;

(b) any Material Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to the Borrower or a Wholly-Owned Subsidiary of the Borrower;

(c) the Borrower may merge or consolidate with or into any other Person if the Borrower is the continuing or surviving corporation and after giving effect thereto no Default would exist hereunder;

(d) the Borrower or any Material Subsidiary may implement a Permitted Receivables Financing and, solely as part of such program, may sell or subject to lien not more than $100,000,000 of its assets in the aggregate; and

(e) the Borrower and any Subsidiary thereof may enter into and consummate other transactions not prohibited by the Primary Credit Facility.

This Section 5.04 does not permit transactions with respect to VEDO and its subsidiaries that are expressly restricted under Section 5.09.

SECTION 5.05. Limitation on Liens. The Borrower will not pledge, mortgage, hypothecate, or permit any other Lien upon, any property or assets at any time owned by it, without making effective provision whereby the obligations of the Borrower to pay the principal of and interest on the Loan and all other amounts payable hereunder shall be equally and ratably secured with the obligations secured by such Lien and with any other obligations (collectively, the “Other Obligations”) similarly entitled by their terms to be equally and ratably secured; provided that this restriction shall not apply to or prevent:

(a) the mortgaging, pledging, or establishing a Lien on, any property to secure Indebtedness of the Borrower as part of the purchase price of such property, or the extension, renewal or refunding of any such mortgage, pledge or Lien, on substantially the same property theretofore subject thereto or on any part thereof;

(b) the acquisition by the Borrower of any property subject to mortgages, pledges or Liens existing thereon at the time of acquisition (whether or not the obligations secured thereby are assumed by the Borrower), and the extension, renewal or refunding of any such mortgage, pledge or Lien, on substantially the same property theretofore subject thereto or on any part thereof;

(c) the pledging of its assets or security for the payment of any Tax demanded from the Borrower by any public body so long as the Borrower in good faith is contesting its liability to pay the same, or such lien relates to any Tax that is not yet due and payable, or as security to be deposited with any State Insurance Department or similar public body in order to entitle the Borrower to maintain self-insurance under, or participate under any State insurance fund provided for under any legislation designed to insure employees of the Borrower against injury or occupational diseases or for any other purpose at any time required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or license;

(d) the pledging by the Borrower of up to 5% of its total assets (as defined under GAAP) for the purpose of securing a stay or discharge in the course of any legal proceeding to which the Borrower is a party;

(e) the transaction described in Section 5.04(d), provided that any Lien relating to the Permitted Receivables Financing referred to therein shall be subject to the limitations in such Section 5.04(d); or

(f) Liens not prohibited under the Primary Credit Facility.

but in no event shall the mortgage, pledge or Lien permitted by subdivisions (a) and (b) be in excess of 60% of the total purchase price of the property so acquired.

This Section 5.05 does not permit transactions with respect to VEDO and its subsidiaries that are expressly restricted under Section 5.09.

In case the Borrower shall propose to pledge, mortgage or hypothecate any assets or property at any time owned by it to secure any Other Obligations, other than as permitted by clauses (a) through (f) of the preceding paragraph of this Section 5.05, it will prior thereto give notice thereof to the Lender, and will prior to or simultaneously with such pledge, mortgage or hypothecation, by an agreement, indenture or other instrument to which the Lender is a party (or to the extent legally necessary, with a trustee), in form and substance reasonably satisfactory to the Lender, effectively secure the obligations of the Borrower to pay the principal of and interest on the Loan and all other amounts payable hereunder equally and ratably with such Other Obligations by pledge, mortgage or hypothecation of such assets or property. Such agreement, indenture or other instrument shall contain such provisions as the Borrower and the Lender shall deem advisable or appropriate or as the Lender shall reasonably deem necessary in connection with such pledge, mortgage or hypothecation.

SECTION 5.06. Use of Proceeds. The Borrower will use the proceeds of the Loan hereunder solely to finance a portion of the Transactions; provided that the Lender shall not have any responsibility as to the use of any of such proceeds. No part of the proceeds of the Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations T, U and X. The Borrower will not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of the Loan (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.07. Financial Condition. The Borrower shall not permit the ratio of Consolidated Indebtedness to Consolidated Capitalization as at the last day of any fiscal quarter to exceed 0.65 to 1.0 (or such other ratio then in effect in the Primary Credit Facility).

SECTION 5.08. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will, and will cause its Subsidiaries and their respective officers and employees and will use its best efforts to cause its directors and agents, to be in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.09. Covenants with Respect to VEDO.

(a) Notwithstanding anything in any Loan Document to the contrary, the Borrower will not permit VEDO or any of its subsidiaries to incur, assume or otherwise become or remain liable with respect to any Indebtedness owing to any Affiliate, other than any Indebtedness (i) incurred from the Borrower or one of its Affiliates as intercompany financing for operations in the ordinary course of business, (ii) in connection with any Governmental Approval or recommendation by a Governmental Authority or (iii) Indebtedness owing to VEDO or any Wholly-Owned Subsidiary of VEDO.

(b) Notwithstanding anything in any Loan Document to the contrary, (i) the Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit or suffer to exist any consensual Lien on or with respect to any Equity Interests in VEDO and (ii) VEDO shall not, and shall not permit any subsidiary of VEDO to, create, incur, assume or permit or suffer to exist any consensual Lien on or with respect to any of its assets in favor of an Affiliate, other than (x) VEDO or any Wholly-Owned Subsidiary of VEDO or (y) such Liens created, incurred, assumed or permitted or suffered to exist in connection with any Governmental Approval or recommendation by a Governmental Authority.

(c) Notwithstanding anything in any Loan Document to the contrary, the Borrower shall not enter into any agreement prohibiting or restricting VEDO’s ability to make or declare dividends or other distributions with respect to its Equity Interests.

(d) Notwithstanding anything in any Loan Document to the contrary, (i) the Borrower shall not permit VEDO or any subsidiary of VEDO to enter into any transaction of merger, consolidation or amalgamation, dispose of all or substantially all of its assets or liquidate, wind up or dissolve itself, (ii) the Borrower shall not dispose of any Equity Interests in VEDO if such disposition would result in VEDO no longer being a Wholly-Owned Subsidiary of the Borrower and (iii) VEDO shall not, and shall not permit any subsidiary of VEDO to, dispose of any assets to any Affiliate, other than (x) dispositions to VEDO or to a Wholly-Owned Subsidiary of VEDO or (y) transactions in connection with any Governmental Approval or recommendation by a Governmental Authority (it being understood that the issuance of Equity Interests to the Borrower shall not be restricted by this Section 5.09).

(e) Except in connection with any Governmental Approval or recommendation by a Governmental Authority, the Borrower shall not permit VEDO or any subsidiary of VEDO to dispose of material fixed assets outside the ordinary course of business to Persons that are not Affiliates of the Borrower in excess of $100,000,000 for any single transaction or $200,000,000 in the aggregate after the Effective Date.

(f) The Borrower shall not permit VEDO or any subsidiary of VEDO to enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any of its Affiliates on terms (taken as a whole) that are less favorable to VEDO or such subsidiary in any material respect, as the case may be, than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate as reasonably determined by the Borrower in its good faith discretion; provided that, the foregoing restriction shall not apply to transactions among VEDO and any Wholly-Owned Subsidiary of VEDO.

(g) The Borrower shall not permit VEDO to have any subsidiaries that are not Wholly-Owned Subsidiaries of VEDO.

Notwithstanding anything to the contrary, (i) with respect to any covenants, obligations or undertakings contained in this Agreement or the other Loan Documents, any and all actions taken (or not taken) by the Borrower or any affiliate to comply with Buyer’s (or any affiliate’s) obligations under the Purchase Documents shall not constitute a breach or violation of such covenants, obligations or undertakings and shall not give rise to a Default or Event of Default and (ii) nothing in the Loan Documents shall restrict VEDO and its subsidiaries from incurring, amending, restating, extending, refinancing, replacing, extinguishing, or providing collateral security or one or more Guarantees with respect to, any Indebtedness (including in connection with Indebtedness incurred under the Loan Documents) incurred in connection with any Governmental Approval or recommendation by a Governmental Authority.

ARTICLE VI

Events of Default

SECTION 6.01. Events of Default. If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a) The Borrower shall: (i) default in the payment of any principal of the Loan when and as the same shall become due and payable (whether at stated maturity or at mandatory or optional prepayment); or (ii) default in the payment of any interest on the Loan, any fee or any other amount payable by it hereunder when due and such default shall have continued unremedied for five or more days; or

(b) The Borrower or any of its Material Subsidiaries shall default in the payment when due of any principal of or interest on any of its other Indebtedness aggregating $40,000,000 or more (or such higher amount for a comparable provision set forth in the Primary Credit Facility); or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity; or

(c) Any representation, warranty or certification made or deemed made herein (or in any modification or supplement hereto) by the Borrower, or any certificate furnished to the Lender pursuant to the provisions hereof, shall prove to have been false or misleading as of the time made or furnished in any material respect; provided, that no such occurrence shall constitute an Event of Default to the extent that such representation, warranty or certification is false or misleading as a result of a breach of representations, warranties or certifications made or deemed made by the Seller or any Seller Related Party under the Purchase Documents (and all representations and warranties with respect to VEDO and its subsidiaries shall be subject to the flush language at the end of Article III); or

(d) Subject to the last paragraph of Article V, the Borrower shall default in the performance of any of its obligations under any of Sections 5.01(f), 5.02(a) (solely with respect to the Borrower), 5.03, 5.04, 5.05, 5.06 or 5.07 hereof; or the Borrower shall default in the performance of any of its other obligations in this Agreement or any other Loan Document and such default shall continue unremedied for a period of 30 days after notice thereof to the Borrower by the Lender; in each case, provided, that no such default shall constitute an Event of Default to the extent that such default is a result of a default in the performance of obligations by the Seller or any Seller Related Party under the Purchase Documents or is a result of the Buyer (or any affiliate) complying (or attempting to comply) with its obligations under the Purchase Documents; or

(e) The Borrower or any of its Material Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(f) The Borrower or any of its Material Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

(g) A proceeding or case shall be commenced, without the application or consent of the Borrower or any of its Material Subsidiaries, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Borrower or such Subsidiary or of all or any substantial part of its property, or (iii) similar relief in respect of the Borrower or such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against the Borrower or such Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or

(h) A final judgment or judgments for the payment of money in excess of $40,000,000 (or such higher amount for a comparable provision set forth in the Primary Credit Facility) in the aggregate (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against the Borrower or any of its Material Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and the Borrower or the relevant Subsidiary shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(i) an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(j) a Change in Control shall occur; or

(k) any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable; or the Borrower denies in writing that it has any or further payment or other material liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document (other than pursuant to the terms hereof or thereof); or

(l) The representation and warranty under Section 5.8 of the Purchase Agreement shall prove to have been false or misleading as of the time made or furnished (or deemed made or furnished) in any material respect; or

(m) Until the earlier of the Termination Date or Covenant Defeasance, the Borrower (as Buyer under the Purchase Agreement) shall fail to be in compliance with Section 6.22(f) of the Purchase Agreement.

THEREUPON: (1) in the case of an Event of Default other than one referred to in clause (f) or (g) of this Section 6.01 with respect to the Borrower, the Lender, may, by notice to the Borrower, declare the principal amount then outstanding of, and the accrued interest on, the Loan and all other amounts payable by the Borrower hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; and (2) in the case of the occurrence of an Event of Default referred to in clause (f) or (g) of this Section 6.01 with respect to the Borrower, the principal amount then outstanding of, and the accrued interest on, the Loan, and all other amounts payable by the Borrower hereunder shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower. In addition, upon the occurrence of any Event of Default the Lender may exercise all rights and remedies available to it under the Loan Documents and applicable law.

SECTION 6.02. Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, after the exercise of remedies provided for in the last paragraph of Section 6.01 (or after the Loan has become automatically due and payable as set forth in clause (2) of the last paragraph of Section 6.01), all payments received on account of the Obligations shall be applied by the Lender as follows:

(a) first, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal and interest) payable to the Lender (including fees and disbursements and other charges of counsel to the Lender payable under Section 8.03) arising under the Loan Documents;

(b) second, to payment of that portion of the Obligations constituting accrued and unpaid charges and interest on the Loan;

(c) third, to payment of that portion of the Obligations constituting unpaid principal of the Loan;

(d) fourth, to the payment in full of all other Obligations owing to the Lender in accordance with the amounts thereof then due and payable; and

(e) finally, the balance, if any, after all Obligations have been paid in full, to the Borrower or as otherwise required by law.

ARTICLE VII

[Reserved]

ARTICLE VIII

Miscellaneous

SECTION 8.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or email, as follows:

(i) if to the Borrower, to it at 6363 Main Street, Williamsville, New York 14221-5887, Attention of Timothy J. Silverstein, Treasurer and Principal Financial Officer (Facsimile No. (716) 857-7856);

(ii) if to the Lender, to:

CenterPoint Energy Resources Corp.

1111 Louisiana St., 47th Floor

Houston, Texas 77002

Attn: Monica Karuturi, Executive Vice President and General Counsel

Email: monica.karuturi@centerpointenergy.com

with a copy to (which shall not constitute notice for any purpose hereunder or under any other Loan Document):

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, TX 77002

Attention: Shalla Prichard

Email: sprichard@gibsondunn.com

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

(b) Notices and other communications to the Borrower and the Lender hereunder may be delivered or furnished by using electronic communications (including e-mail) pursuant to procedures set forth herein or otherwise approved by the Lender.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 8.02. Waivers; Amendments.

(a) No failure or delay by the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder are cumulative and are not exclusive of any rights or remedies that the Lender would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of the Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b) Subject to clause (e) below or as otherwise provided herein or any other Loan Document, neither this Agreement nor any provision hereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Lender and the Borrower.

(c) [reserved].

(d) [reserved].

(e) If the Lender and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Lender and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement. Without limiting the last sentence of Section 1.04, if the Borrower identifies in writing to the Lender a technical non-conformity with financial or accounting terms or definitions used under the Loan Documents and the Primary Credit Facility within a period of ninety (90) days following the Effective Date, then in either case, the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents. In addition, from and after the Effective Date, the Borrower and Lender shall reasonably cooperate to give effect to any reasonable amendment, waiver or consent necessary in respect of the Loan Documents to give effect to clause (ii) in the last paragraph of Article V following the written request by Borrower therefor (together with reasonable supporting information for the basis of such request).

SECTION 8.03. Expenses; Indemnity; Damage Waiver.

(a) Solely in respect of matters related to the Loan Documents arising after the Effective Date, the Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and each of its Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented fees and out-of-pocket expenses, disbursements and other charges of one law firm as counsel to all such Persons taken as a whole and, if reasonably necessary, a single local law firm as counsel in any relevant jurisdiction to such Persons, taken as a whole and, solely in the case of an actual or reasonably perceived conflict of interest and to the extent notice thereof is provided to the Borrower, one additional law firm as counsel to all affected Persons taken as a whole and one additional local counsel in each relevant jurisdiction to all affected Persons taken as a whole), in connection with the enforcement, collection or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loan made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loan.

(b) Solely for matters arising after the Effective Date with respect to the Loan and the Loan Documents (and not with respect to any other matter under the Purchase Agreement or other Purchase Document), the Borrower shall indemnify the Lender and each of its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims (including intraparty claims), damages and liabilities of any kind and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) [reserved], (iv) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation, arbitration or proceeding is brought by the Borrower or its equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims (including intraparty claims), damages or liabilities of any kind or related expenses are determined by a court or other Governmental Authority of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee. This Section 8.03(b) shall not apply to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) [Reserved].

(d) [Reserved].

(e) All amounts due under this Section shall be payable by the Borrower promptly following written demand therefor (together with customary supporting details and an opportunity to review such materials).

SECTION 8.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (a) the Borrower may not assign or transfer, by operation of law or otherwise, any of its rights or obligations hereunder without the prior written consent of the Lender, which consent may be given or withheld in the Lender’s sole discretion (and any such attempted assignment or transfer by the Borrower without such consent shall be null and void); and (b) the Lender may not assign or otherwise transfer any of its rights or obligations hereunder without the Borrower’s prior written consent, which consent may be given or withheld in the Borrower’s sole discretion (and any attempted assignment or transfer by the Lender without such consent shall be null and void); provided that, notwithstanding the foregoing, Lender may assign its rights and obligations hereunder without Borrower’s consent (i) to CenterPoint Energy, Inc. or any Wholly-Owned Subsidiary thereof and (ii) to any Person (other than an Ineligible Institution) following the occurrence and during the continuance of an Event of Default. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted hereby), any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) [reserved].

(A) [reserved];

(B) [reserved].

(ii) [reserved].

(iii) [reserved].

(iv) The Lender, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of assignment and assumption documentation delivered to it and a register for the recordation of the names and addresses of the Lender and principal amount (and stated interest) of the Loan of the Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower and the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of customary and duly completed assignment and assumption documentation executed by an assigning Lender and a permitted assignee and any written consent to such assignment required by paragraph (a) of this Section, the Lender shall accept such assignment and assumption documentation and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) No participations in any amount or denomination are permitted in respect of the Loan or Obligations.

(d) No partial assignments in any amount or denomination are permitted in respect of the Loan or Obligations.

SECTION 8.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.17 and 8.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan or the termination of this Agreement or any provision hereof.

SECTION 8.06. Counterparts: Integration; Effectiveness; Electronic Signatures.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract between the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. There are no unwritten oral agreements between the parties. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Lender to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Lender has agreed to accept any Electronic Signature, the Lender shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Lender, any Electronic

Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation between the Lender and the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Lender may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against Lender for any Liabilities arising solely from the Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 8.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.08. [Reserved].

SECTION 8.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York without giving effect to the principles of conflicts of law thereof (other than Section 5-1401 of the New York General Obligations Law).

(b) The Borrower and the Lender hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Lender or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower and the Lender hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in the first sentence of paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.12. Confidentiality.

(a) The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) [reserved], (g) [reserved], (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing in this Section 8.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 8.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

(b) THE LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 8.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) [RESERVED].

SECTION 8.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the applicable NYFRB Rate to the date of repayment, shall have been received by the Lender.

SECTION 8.14. USA PATRIOT Act. The Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act.

SECTION 8.15. No Fiduciary Duty. The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that the Lender will not have any obligations except those obligations expressly set forth herein and in the other Loan Documents and the Lender is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against the Lender based on an alleged breach of fiduciary duty by the Lender in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that the Lender is not advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Lender shall have no responsibility or liability to the Borrower with respect thereto.

In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that the Lender and its affiliates may have economic interests that conflict with those of the Borrower and its affiliates. The Lender and its affiliates will not use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by the Lender and its affiliates of services for other companies, and the Lender and its affiliates will not furnish any such information to other companies. The Borrower also acknowledges that the Lender and its affiliates do not have any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NATIONAL FUEL GAS COMPANY, as the Borrower

Name:
Title:

Signature Page to

Seller Note Agreement

CENTERPOINT ENERGY RESOURCES CORP., as the Lender

By:
Name:
Title:

Signature Page to

Seller Note Agreement

EXHIBIT A

FORM OF PROMISSORY NOTE

[Attached.]

FORM OF PROMISSORY NOTE

$1,200,000,000.00	[_________], 202[•]

New York, New York

On the Maturity Date, for value received, the undersigned, National Fuel Gas Company, a New Jersey corporation (the “Borrower”), hereby promises to pay to CenterPoint Energy Resources Corp., a Delaware corporation, as the lender (the “Lender”) the principal sum of ONE BILLION TWO HUNDRED MILLION DOLLARS ($1,200,000,000.00) or such lesser amount as at the time of the maturity hereof, whether by acceleration or otherwise, is the aggregate unpaid principal amount of the Loan owing from the Borrower to the Lender under the Seller Note Agreement hereinafter mentioned.

This Promissory Note (this “Promissory Note”) evidences the Loan made to the Borrower by the Lender under that certain Seller Note Agreement, dated as of [•], 202[•], by and between the Borrower and the Lender (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, being referred to herein as the “Seller Note Agreement”) and is the “Promissory Note” referred to therein. The Borrower hereby promises to pay the above principal sum and interest on such Loan evidenced hereby at the rates and at the times and in the manner specified therefor in (and to the extent required by) the Seller Note Agreement.

This Promissory Note is issued by the Borrower under the terms and provisions of the Seller Note Agreement, and the registered holder hereof is entitled to all of the benefits provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Promissory Note may be declared to be, or be and become, due prior to the Maturity Date and certain prepayments are required or permitted to be made hereon, all on the terms and with the effects provided in the Seller Note Agreement. All capitalized terms used in this Promissory Note without definition shall have the same meanings herein as such terms are defined in the Seller Note Agreement.

The Borrower hereby promises to pay all costs and expenses (including, without limitation, reasonable attorneys’ fees) suffered or incurred by the holder hereof in collecting this Promissory Note or enforcing any rights in accordance with (and to the extent required by) the Seller Note Agreement. The Borrower hereby waives presentment for payment and demand.

THIS PROMISSORY NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Promissory Note as of the date first above written.

NATIONAL FUEL GAS COMPANY, as the Borrower

By:
Name:
Title:

Signature Page to Promissory Note

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

[Attached.]

Exhibit B

TRANSITION SERVICES AGREEMENT

[Attached.]

Exhibit C

ASSIGNMENT AGREEMENT

[Attached.]

Exhibit D

SUBCONTRACT DURING PENDING NOVATION AGREEMENT

[Attached.]